EXHIBIT 10.89

EXECUTION VERSION

FINANCING AGREEMENT

Among

CATAMOUNT SWEETWATER HOLDINGS LLC,
a Vermont limited liability company
(Borrower);

UFJ BANK LIMITED
(as the Administrative Agent);

BAYERISCHE LANDESBANK
(as the Collateral Agent and the Syndication Agent);

and

THE LENDERS PARTIES HERETO

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS 1.1 Definitions 1.2 Rules of Interpretation	1 1 1

ARTICLE 2  THE CREDIT FACILITY
        1.1     Loan Facility
        2.2     Total Commitments
        2.3     Fees
        2.4     Other Payment Terms
        2.5     Pro Rata Treatment
        2.6     Change of Circumstances
        2.7     Funding Losses
        2.8     Alternate Office; Minimization of Costs
        2.9     Interest Rate Protection
        2.10   Security

2 2 10 10 10 14 15 16 17 18 19
ARTICLE 3 CONDITION PRECEDENT 3.1 Condition Precedent to the Closing Date 3.2 Condition Precedent to Each Borrowing 3.3 [Intentionally Omitted] 3.4 Release of Collateral 3.5 Sweetwater 3 Matters	20 20 22 29 29 30
ARTICLE 4 REPRESENTATIONS AND WARRANTIES 4.1 General Representations and Warranties 4.2 Representations and Warranties with Respect to each Borrowing	31 31 35

ARTICLE 5  AFFIRMATIVE COVENANTS OF BORROWER
        5.1     Use of Proceeds
        5.2     Payment
        5.3     Notices
        5.4     Financial Statements
        5.5     Reports
        5.6     Additional Permits and Project Documents; Additional Consents
        5.7     Existence, Conduct of Business, Properties, Etc.
        5.8     Books, Records, Access
        5.9     EWG and Rate Approval
        5.10   Preservation of Rights; Further Assurances
        5.11   Taxes and Other Government Charges
        5.12   Compliance With Laws, Instruments, Etc.
        5.13   Title
        5.14   Indemnification
        5.15   Revenue Account
        5.16   Base Case Forecast
        5.17   Alternative Credit Support

41 42 42 42 44 45 45 46 46 46 46 47 47 47 48 50 50 51

ARTICLE 6  NEGATIVE COVENANTS OF BORROWER
        6.1     Contingent Liabilities
        6.2     Limitations on Liens
        6.3     Indebtedness
        6.4     Sale or Lease of Assets
        6.5     Changes
        6.6     Distributions
        6.7     Investments
        6.8     Transactions With Affiliates
        6.9     Regulations
        6.10   Project Revenues
        6.11   Partnerships
        6.12   Dissolution
        6.13   Amendments
        6.14   Compliance With Operative Documents
        6.15   Name and Location; Fiscal Year
        6.16   Assignment
        6.17   Transfer of Interest

51 51 51 51 52 52 52 52 52 53 53 53 53 53 54 54 54 54

ARTICLE 7  APPLICATION OF FUNDS
        7.1     Disbursement Account
        7.2     Revenue Account
        7.3     Debt Service Reserve Account
        7.4     Fixed Debt Reserve Account
        7.5     Security Interest in Collateral Accounts
        7.6     Permitted Investments
        7.7     Event of Default
        7.8     Disbursement to Borrower

55 55 55 57 57 58 59 59 60

ARTICLE 8  EVENTS OF DEFAULT; REMEDIES
        8.1     Borrower Events of Default
        8.2     [Intentionally Omitted]
        8.3     Remedies
        8.4     No Further Loans
        8.5     Cure by Agents
        8.6     Acceleration
        8.7     Cash Collateral
        8.8     Foreclosure with respect to Equity Interest
        8.9     Remedies Under Financing Documents

60 60 63 63 63 63 63 64 64 64
ARTICLE 9 SCOPE OF LIABILITY	64

ARTICLE 10  ADMINISTRATIVE AGENT; COLLATERAL AGENT; OTHER AGENTS;
                                SUBSTITUTION
        10.1     Appointment, Powers and Immunities
        10.2     Reliance by Agent
        10.3     Non Reliance
        10.4     Defaults
        10.5     Indemnification
        10.6     Successor Agent
        10.7     Authorization
        10.8     Other Rights and Powers of Agent
        10.9     Amendments
        10.10   Withholding Tax
        10.11   General Provisions as to Payments
        10.12   Substitution of Lender
        10.13   Participants
        10.14   Assignments
        10.15   Laws
        10.16   Assignability to Federal Reserve Bank
        10.17   Response to Borrower Requests
        10.18   Agent Delivery to Lenders
        10.19   Exercise of Discretion

65 65 66 66 66 67 67 68 68 68 69 70 70 70 71 71 72 72 72 72
ARTICLE 11 INDEPENDENT CONSULTANTS 11.1 Removal and Fees 11.2 Duties 11.3 Independent Consultants' Certificates 11.4 Certification of Dates 11.5 Engagement Assignment	73 73 73 73 73 74

ARTICLE 12  MISCELLANEOUS
        12.1     Addresses
        12.2     Additional Security; Right to Set-Off
        12.3     Delay and Waiver
        12.4     Costs, Expenses and Attorneys' Fees; Syndication
        12.5     Attorney-In-Fact
        12.6     Entire Agreement
        12.7     Governing Law
        12.8     Severability
        12.9     Headings
        12.10   Accounting Terms
        12.11   Additional Financing
        12.12   No Partnership, Etc.
        12.13   Limitation on Liability
        12.14   Waiver of Jury Trial
        12.15   Consent to Jurisdiction
        12.16   Usury
        12.17   Successors and Assigns
        12.18   Confidentiality
        12.19   Counterparts

74 74 75 76 76 77 78 78 78 78 78 78 78 79 79 79 80 80 80 81
INDEX OF EXHIBITS

Exhibit A

Exhibit B-1
Exhibit B-2

Exhibit C-1
Exhibit C-2
Exhibit C-3
Exhibit C-4
Exhibit C-5

Exhibit D-1
Exhibit D-2
Exhibit D-3

Exhibit E-1
Exhibit E-2
Exhibit E-3
Exhibit E-4
Exhibit E-5
Exhibit E-6
Exhibit E-7
Exhibit E-8

Exhibit G-1(a)
Exhibit G-1(b)
Exhibit G-2
Exhibit G-3
Exhibit G-4
Exhibit G-5
Exhibit G-6

Exhibit H-1(a)
Exhibit H-1(b)
Exhibit H-2

Exhibit I
Exhibit J
Exhibit K
Exhibit L-1
Exhibit L-2
Exhibit L-3
Exhibit M

Definitions and Rules of Interpretation

Notes
Form of Tranche A Note
Form of Tranche B Note

Legal Opinions
Form of Andrews Kurth LLP Opinion
Form of In-House Counsel Opinion
Form of Morris, James, Hitchens & Williams LLP Opinion
Form of Andrews Kurth LLP Section 3.2(1) Opinion
Form of In-House Counsel Section 3.2(1) Opinion

Disbursement/Conversion/Prepayment Procedures
Form of Notice of Borrowing
Form of Confirmation of Interest Period Selection
Form of Mandatory Prepayment Notice

Security-Related Documents
Form of Solvency Certificate
Form of Security Agreement
Form of Member Pledge
Form of Subordination Agreement
Form of Subsidiary Guaranty
Form of LLC Exposure Guarantee
Form of Account Control Agreement
Form of Power of Attorney

Closing Certificates
Form of Borrower's Closing Certificate
Form of Borrower's Borrowing Date Certificate
Form of Environmental Consultant's Certificate
Form of Independent Engineer's Certificate
Form of Insurance Consultant's Certificate
Form of Wind Consultant's Certificate
Form of Transmission Consultant's Certificate

Project Description Exhibits
Closing Date Base Case Forecast; Operative Assumptions
Borrowing Date Base Case Forecast; Operative Assumptions
Material Actions or Proceedings

Other Exhibits
Lenders/Lending Offices
Schedule of Lender Commitments
Permitted Loan Balance Percentage Schedule
Form of Withholding Certificate (Treaty)
Form of Withholding Certificate (Effectively Connected)
Form of Withholding Certificate (Portfolio Interest)
Form of ISDA Swap Documentation

INDEX OF SCHEDULES
Schedule 2.9 Schedule 3.2(ff)	Terms and Conditions of Interest Rate Agreements Existing Bank Accounts
INDEX OF ANNEXES
Annex 1	Account Information

FINANCING AGREEMENT

              This FINANCING AGREEMENT, dated as of July 12, 2005 (this "Agreement"), is made by and among CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company ("Borrower"), each of the lenders that is a signatory to this Agreement identified as a "Lender" on the signature pages to this Agreement and listed on Exhibit I or that shall become a "Lender" under this Agreement pursuant to the terms of this Agreement (individually, a "Lender" and, collectively, the "Lenders"), UFJ BANK LIMITED, as a Lender and as the administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the "Administrative Agent"), and BAYERISCHE LANDESBANK, as a Lender, as the collateral agent for the Secured Parties (in such capacity, together with its successors in such capacity, the "Collateral Agent") and as the syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the "Syndication Agent", and, collectively with the Administrative Agent and the Collateral Agent, the "Agents").

              Borrower has requested that the Lenders make loans to Borrower to fund or reimburse, among other things, up to 80% of the equity investments, in the Project Entities that own or will own respective Projects, in each case on the terms, and subject to the conditions, set forth herein. The Lenders are willing to make such loans upon the terms and subject to the conditions of this Agreement.

AGREEMENT

              In consideration of the agreements herein and in the other Financing Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE 1

DEFINITIONS

              1.1     Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits and schedules shall have the meanings given in Exhibit A.

              1.2     Rules of Interpretation. Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Financing Documents.

ARTICLE 2

THE CREDIT FACILITY

              2.1     Loan Facility.

                        (a)     Loan Facility.

                                 (i)     Availability. Subject to the terms and conditions set forth in this Agreement, the Lenders agree to make to Borrower, during the Tranche A Availability Period, Tranche A Loans to fund or reimburse the funding of all Fees and expenses payable by Borrower hereunder and to reimburse up to 80% of the capital contributions previously made by Catamount Sweetwater 1 and Catamount Sweetwater 2 to Sweetwater 1 Project Entity and Sweetwater 2 Project Entity respectively, in each case, as reduced for any distributions received by such Subsidiary Guarantors from such Project Entities prior to the relevant Borrowing Date for such Tranche A Loans. Subject to the terms and conditions set forth in this Agreement, the Lenders agree to make to Borrower, during the Tranche B Availability Period, Tranche B Loans to fund or reimburse the funding of all Fees and expenses payable by Borrower hereunder as of such Borrowing Date and (1) to reimburse Borrower for up to 80% of the capital contributions made by Catamount Sweetwater 3 to Sweetwater 3 Project Entity as of the Equity Capital Contribution Date for Sweetwater 3, as reduced for any distributions received by Catamount Sweetwater 3 from Sweetwater 3 Project Entity between the Equity Capital Contribution Date and the date when such Tranche B Loans are made or (2) to allow Catamount Sweetwater 3 to fund up to 80% of its required capital contribution to Sweetwater 3 Project Entity required by the Sweetwater 3 ECCA. Notwithstanding the foregoing, (X) there shall be no more than one (1) Borrowing per Tranche; (Y) on any Borrowing Date, the aggregate amount borrowed under either Tranche shall not exceed the amount that would permit the estimated cash flow for all Projects to which the relevant Tranche relates (based on the Base Case Forecast for such Projects updated as of the relevant Borrowing Date and the estimated Base Rate or LIBO Rate applicable to the Loans of such Tranche on the proposed Borrowing Date) expected to be deposited into the Revenue Account and applied in accordance with Section 7.2(a) to be sufficient to cover debt service for such Loans (including the payment of Fees, principal and interest) such that the estimated final Scheduled Payment Date applicable to all Projects included in each Tranche occurs prior to the latest Cash Reallocation Date applicable to the Projects which relate to such Tranche; and (Z) the total principal amount of Borrowings shall not in an aggregate exceed the Total Loan Commitment. The Borrowing of the Tranche A Loans made hereunder shall irrevocably terminate the Tranche A Loan Commitment and the Borrowing of the Tranche B Loans made hereunder shall irrevocably terminate the Tranche B Loan Commitment. Any Tranche A Loan Commitments outstanding as of the last Business Day of the Tranche A Availability Period shall expire as of such date. Any Tranche B Loan Commitments outstanding as of the last Business Day of the Tranche B Availability Period shall expire as of such date.

                                 (i)     Notice of Borrowing. Borrower shall request Loans by delivering to the Agents an irrevocable written notice in the form of Exhibit D-1, appropriately completed (a "Notice of Borrowing"), which specifies, among other things:

                        (A)     The purpose and amount of each requested Borrowing, including a reference to the relevant Tranche, Project, the Project Entity and the Subsidiary Guarantor with respect to which such Borrowing is requested. Such Borrowing shall be in the minimum amount of One Million Dollars ($1,000,000);

                        (B)     Borrower shall certify that a sufficient amount of the Total Loan Commitment remains available to finance the Loans requested;

                        (C)     The estimated date of the requested Borrowing, which shall be a Business Day, wire instructions for disbursement of the Loan proceeds and whether such Borrowing shall consist of Base Rate Loans and/or LIBO Loans; and

                        (D)     The initial Interest Period for such Loans if such Loans are a LIBO Loans.

              Borrower shall deliver the Notice of Borrowing relating to the LIBO Loans to the Agents at least three (3) Business Days before the requested date of each Borrowing of LIBO Loans and shall deliver to the Agents the Notice of Borrowing with respect to the Base Rate Loans at least one (1) Business Day before the requested date of each Borrowing of Base Rate Loans.

                        (a)     Interest Provisions Relating to Loans.

                                 (i)     Interest Rate. Borrower shall pay interest (including interest accruing after the commencement of an insolvency proceeding under applicable Bankruptcy Law) on the unpaid principal amount of each Loan from the date of the funding of such Loan until the maturity thereof at the following rates per annum: (A) during such periods as such Loan is a Base Rate Loan, the Base Rate (as in effect from time to time) plus the Applicable Base Rate Margin and (B) during such periods as such Loan is a LIBO Loan, for each Interest Period relating to such Loan, the LIBO Rate for such Loan for such Interest Period plus the Applicable LIBO Margin.

                                 (ii)     Interest Payment Dates. Accrued interest on the unpaid principal amount of each Loan shall be payable: (A) with respect to Base Rate Loans, on each Quarterly Date and, if applicable, on the Tranche A Loan Maturity Date (with respect to Tranche A Loans then outstanding) or the Tranche B Loan Maturity Date (with respect to Tranche B Loans then outstanding) respectively, (B) with respect to LIBO Loans, without duplication (1) on the last day of each Interest Period therefor and (2) if applicable, on the Tranche A Loan Maturity Date (with respect to Tranche A Loans) or the Tranche B Loan Maturity Date (with respect to Tranche B Loans) respectively; and (C) in all cases, upon prepayment of any Loans as and to the extent provided in Section 2.1(g) and at maturity (whether by acceleration or otherwise); provided that interest payable pursuant to Section 2.4(c) shall be payable on demand.

                                 (iii)     Interest Computations. All computations of interest on Loans hereunder shall include the first day but exclude the last day of the period for which such interest is payable and shall be based upon a year of (x) in the case of Base Rate Loans, 365 days (or 366 days in a leap year), and (y) in the case of LIBO Loans, 360 days, in each case for the actual days elapsed.

                                 (iv)     LIBO Loan Interest Periods. The initial and each subsequent Interest Periods selected by Borrower for all Loans that are LIBO Loans shall be three-month periods; provided, however, Borrower shall select irregular Interest Periods (to the extent available to the Lenders) with respect to the initial Borrowing under each Tranche to allow the initial Interest Period to end on the next succeeding Quarterly Date. Notwithstanding anything to the contrary provided herein, (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) Borrower may not select any Interest Period for a Loan which would otherwise end after the relevant Loan Maturity Date for such Loan and any Interest Period for a Loan which would otherwise end after the relevant Loan Maturity Date shall end on such Loan Maturity Date; (D) Loans for each Interest Period shall be in the minimum amount of $1,000,000; and (E) Borrower may not at any time have outstanding more than four (4) different Interest Periods relating to Loans.

                                 The interest rate applicable to an Interest Period for LIBO Loans shall be that in effect two (2) Business Days before the first day of the applicable Interest Period. Borrower shall confirm by telecopy the Interest Period selected no later than three (3) Business Days prior to the beginning of the selected Interest Period in a written notice substantially in the form of Exhibit D-2 hereto (a "Confirmation of Interest Period Selection"). Borrower shall promptly deliver to the Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy. The Administrative Agent shall, as soon as practicable (and, in any case, within two (2) Business Days) after a Loan is made, Continued or Converted, notify Borrower of each determination of the LIBO Rate or the Base Rate, as applicable, with respect to each Loan. If Borrower shall fail to provide the Administrative Agent with confirmation of the Interest Period selected, such Loan shall be deemed converted into a Base Rate Loan. The interest rate applicable to Base Rate Loans shall be that in effect on the day of the relevant Borrowing and the Administrative Agent shall inform Borrower of such interest rate by the end of the day when the relevant Borrowing was made.

                                 (v)     Conversions and Continuations. Borrower shall, upon at least two (2) Business Days' notice to the Administrative Agent, have the right to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time; provided that (A) Borrower shall have given the Administrative Agent notice of each such Conversion or Continuation, (B) LIBO Loans may be Converted only on the last day of an Interest Period for Loans and (C) without limiting the rights and remedies of the Agents under Article 8, in the event that any Event of Default shall have occurred and be continuing, the Agents may (and at the request of the Majority Lenders shall) suspend the right of Borrower to borrow any Loan as a LIBO Loan, to Convert any Loan into a LIBO Loan or to Continue any Loan as a LIBO Loan, in which event all LIBO Loans then outstanding shall be automatically Converted (on the last day(s) of the respective Interest Periods therefor) into Base Rate Loans.

                                 (vi)     Interest Rate Swap. At the expiration of the Tranche A Availability Period, Borrower shall enter into one (1) or more Interest Rate Agreements with an Acceptable Counterparty on the terms set forth in Schedule 2.9 with respect to at least 50% of the Tranche A Loans outstanding at any time. At the expiration of the Tranche B Availability Period, Borrower shall enter into one (1) or more Interest Rate Agreements with an Acceptable Counterparty on the terms set forth in Schedule 2.9 with respect to at least 50% of the Tranche B Loans outstanding at any time. In addition, to the extent, at any time after the expiration of the Tranche B Availability Period, less than 75% of the Loans outstanding at any time are subject to the Interest Rate Agreements, Borrower shall, promptly upon the written request of the Agents and the Majority Lenders, at any time when the Majority Lenders or the Agents reasonably believe that interest rate changes may result in the Loans not being repaid in full at least six (6) months prior to the Cash Reallocation Date, update the Base Case Forecast with respect to each Tranche with then-current inputs and assumptions and such updated Base Case Forecasts for each Tranche shall demonstrate, to the satisfaction of the Agents and the Lenders, that the amounts expected to be deposited into the Revenue Account and applied in accordance with Section 7.2(a) would cause the final Scheduled Payment Date relating to any Funded Projects included in such Tranche to precede the Cash Reallocation Date applicable to such Projects by at least six (6) months. If the foregoing condition is not satisfied, Borrower shall, upon written request of the Agents and the Majority Lenders, enter into an Interest Rate Agreement with an Acceptable Counterparty pursuant to Section 2.9 within fifteen (15) days of the date of such request with respect to an additional principal amount of Loans then outstanding sufficient to cause the final Scheduled Payment Date with respect to any Funded Project included in such Tranche to precede the Cash Reallocation Date for such Project by at least six (6) months. The initial notional amount for such Interest Rate Agreement shall equal the relevant Project Loan Balance then outstanding and shall decline over the life of such Interest Rate Agreement so that the notional amount thereof on any Scheduled Payment Date shall be equal to the lower of the initial notional amount of such Interest Rate Agreement and the Permitted Loan Balance for such Project on such date.

                                 (vii)     Interest Account and Interest Computations. Borrower authorizes the Administrative Agent to record in an account or accounts maintained by the Administrative Agent on its books (A) the interest rates applicable to all Loans and the effective dates of all changes thereto; (B) the date and amount of each principal and interest payment on each Loan; and (C) such other information as the Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder consistent with the basis hereof. Borrower agrees that all computations by the Administrative Agent of interest shall be deemed prima facie to be correct unless demonstrated by Borrower to be in error. The Administrative Agent shall deliver to Borrower a statement detailing such computations of interest.

                        (c)     Principal Payments of Loans.

                                 (i)     On each Scheduled Payment Date after the expiration of the Tranche A Availability Period, Borrower shall have on deposit in the Revenue Account for application in accordance with Section 7.2(a)(v) sufficient amounts so that the sum of the Project Loan Balances for all Tranche A Loans outstanding on such Scheduled Payment Date does not exceed the sum of the Permitted Loan Balances for all such Tranche A Loans on such Scheduled Payment Date (such calculation to be made after application of the amounts in the Revenue Account in accordance with Section 7.2(a)(i) through 7.2(a)(iv)). On each Scheduled Payment Date after the expiration of the Tranche B Availability Period, Borrower shall have on deposit in the Revenue Account for application in accordance with Section 7.2(a)(v) sufficient amounts so that the sum of the Project Loan Balances for all Tranche B Loans outstanding on such Scheduled Payment Date does not exceed the sum of the Permitted Loan Balances for all such Tranche B Loans on such Scheduled Payment Date (such calculation to be made after application of the amounts in the Revenue Account in accordance with Section 7.2(a)(i) through 7.2(a)(iv)).

                                 (ii)     Subject to Section 7.2(a) and Section 8.6, any remaining unpaid principal, interest, fees and costs payable hereunder or under any other Financing Documents shall be due and payable on the Tranche A Loan Maturity Date (with respect to any and all Tranche A Loans then outstanding) and on the Tranche B Loan Maturity Date (with respect to any and all Tranche B Loans then outstanding).

                        (d)     Use of Loan Proceeds. Borrower shall use the proceeds of each Loan solely for the purposes provided in Section 5.1.

                        (e)     Promissory Notes. The obligation of Borrower to repay the Tranche A Loans made by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by promissory notes in the form of Exhibit B-1 (individually, a "Tranche A Note" and, collectively, the "Tranche A Notes"), each payable to the order of such Lender and in the principal amount of such Lender's Proportionate Share of the Tranche A Loan. The obligation of Borrower to repay the Tranche B Loans made by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by promissory notes in the form of Exhibit B-2 (individually, a "Tranche B Note" and, collectively, the "Tranche B Notes"), each payable to the order of such Lender and in the principal amount of such Lender's Proportionate Share of the Tranche B Loan.

                        (f)     Loan Funding.

                                 (i)     Notice. The Notice of Borrowing shall be delivered to the Administrative Agent in accordance with Section 12.1. The Administrative Agent shall promptly forward to each Lender a copy of each Notice of Borrowing.

                                 (ii)     Pro Rata Loans. All Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Share, with the Borrowing of Loans to be comprised of a Loan by each Lender equal to such Lender's Proportionate Share of the Borrowing.

                                 (iii)     Administrative Agent Account. No later than 12:00 p.m., New York time, on a date of the Borrowing confirmed by a final irrevocable notice of Borrower, if the applicable conditions precedent listed in Section 3.2 have been satisfied or waived, each Lender shall make available the Loans requested in the Notice of Borrowing in Dollars and in immediately available funds to an account maintained by the Administrative Agent.

                        (g)     Prepayments. Subject to Section 2.6(a), Section 2.6(b), Section 7.2(a) and Section 7.3:

                                 (i)     Voluntary Prepayment of Loans. Borrower may, at its option, using funds from Other Sources and upon notice as provided below, make a deposit into the Revenue Account for application in accordance with Section 7.2(a) to prepay (A) all outstanding Loans in whole or in part or (B) the outstanding Project Loan Balance with respect to a Funded Project in whole or in part, without premium or penalty, at the end of any applicable Interest Period (or at other times with the payment of applicable breakage costs, if any). Any optional prepayment hereunder shall be in a minimum aggregate amount of Five Hundred Thousand Dollars ($500,000) or such lesser amount as shall be remaining outstanding under the Loans to which such prepayment relates. Amounts prepaid may not be reborrowed. Borrower will give the Administrative Agent and each Lender written notice of each optional prepayment not less than five (5) days prior to the date fixed for application of such prepayment in the Revenue Account. Each such notice shall specify such date, if such prepayment relates to a specific Funded Project, the Funded Project to which the Project Loan Balance being prepaid relates, the aggregate principal amount of the Loans to be prepaid on such date and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

                                 (ii)     Mandatory Prepayments.

                        (A)     In accordance with Section 7.2(a), Borrower will apply One Hundred Percent (100%) of the funds remaining in the Revenue Account following the transfers referred to in Section 7.2(a)(i) through Section 7.2(a)(vi) to prepay the Loans in accordance with Section 7.2(a)(vii).

                        (B)     If (i) any Project Entity for a Funded Project shall become subject to a Bankruptcy Event, (ii) any Major Project Participant unaffiliated with Borrower shall become subject to a Bankruptcy Event during the term of the relevant Material Project Document to which such Major Project Participant is a party, (iii) a Project Entity for a Funded Project fails to renew any insurance coverage required in accordance with the relevant Material Project Documents at least forty-five (45) days prior to the expiration of such coverage (or such shorter period if specifically set forth in the relevant Material Project Document), (iv) there is a material breach or default by a Project Entity, Subsidiary Guarantor or any party to a Material Project Document relating to a Funded Project under any term, condition, provision, covenant, representation or warranty contained in the relevant Material Project Document which breach or default is not cured within the grace period, if any, provided for in such Material Project Document and such breach or default could, in the reasonable judgment of the Majority Lenders, be expected to result in a Material Adverse Effect unless Borrower, the relevant Subsidiary Guarantor or the relevant Project Entity party to such Material Project Document enters into a Replacement Project Agreement within forty-five (45) days thereafter, or (v) any covenant set forth in Article 6 is breached despite the fact that a relevant Subsidiary Guarantor has voted its Class B Units in the relevant Project Entity in accordance with the prior written consent of the Majority Lenders, Borrower shall, within five (5) Business Days of receipt of a mandatory prepayment notice in the form of Exhibit D-3 from the Administrative Agent, deposit into the Revenue Account, for application in accordance with Section 7.2(a), the amount by which the sum of the Project Loan Balance for the Funded Project to which such prepayment relates, interest thereon and without duplication the Additional Amounts, if any, with respect thereto exceeds Available Cash; provided that the determination of Available Cash for such prepayment shall be limited to a pro rata share of Available Cash based on the amount of the Project Loan Balance being repaid as compared to the sum of all Project Loan Balances at such time.

                        (C)     To the extent that, upon the receipt of prior written consent thereto of the Agents and the Majority Lenders under Section 6.17, Borrower or any Subsidiary Guarantor sells, transfers or assigns any portion of its direct or indirect equity interests in a Project Entity owning a Funded Project, Borrower shall, within five (5) Business Days of receipt of a mandatory prepayment notice in the form of Exhibit D-3 from the Administrative Agent, deposit into the Revenue Account, for application in accordance with Section 7.2(a), the amount by which the sum of the Project Loan Balance for the Funded Project to which such prepayment relates, interest thereon and without duplication the Additional Amounts, if any, with respect thereto exceeds Available Cash with respect to such Project; provided that the determination of Available Cash for such prepayment shall be limited to a pro rata share of Available Cash based on the amount of the Project Loan Balance being repaid as compared to the sum of all Project Loan Balances at such time. Notwithstanding anything to the contrary set forth in this Section 2.1(g)(ii)(C), Borrower shall be obligated to prepay an additional amount of the Loans in addition to the amount required to be prepaid in the immediately preceding sentence to ensure that, based on the updated Base Case Forecast for any other Funded Projects remaining in the same Tranche as the Funded Project being prepaid hereunder, the final Scheduled Payment Date for such Funded Projects occurs prior to the Cash Reallocation Date applicable to such remaining Funded Project, which additional amount shall be determined by the Agents (upon consultation with the Wind Consultant) and shall be reasonably acceptable to Borrower, such consent not to be unreasonably withheld or delayed by Borrower.

                                 (iii)     Terms of All Prepayments. All prepayments of Loans shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBO Loans designated by Borrower (or by the Administrative Agent if Borrower fails to designate the LIBO Loans to be prepaid). Loans prepaid or repaid may not be reborrowed.

                                 (iv)     Adjustments to Project Loan Balance. Upon making any deposit pursuant to Section 2.1(c), Section 2.1(g)(i)(A) or 2.1(g)(ii)(A) above (or a prepayment in lieu thereof pursuant to Section 2.1(g)(v) below), the Project Loan Balance for each Funded Project shall be reduced by an amount equal to the total amount of such deposit to be applied to pay principal multiplied by a ratio equal to the Project Loan Balance for such Funded Project over the aggregate of the Project Loan Balances for all Funded Projects to which such deposit is to be applied. Upon making any deposit pursuant to Section 2.1(g)(i)(B) or 2.1(g)(ii)(B) or (C) (or a prepayment in lieu thereof pursuant to Section 2.1(g)(v)), the Project Loan Balance for such Project shall be reduced by the portion of the amount deposited into the Revenue Account pursuant to such Section which is to be applied to pay principal (assuming that amounts so deposited or allocated from Available Cash as provided in Section 2.1(g)(ii)(B) or (C) above will be applied pro rata to the payment of principal, interest and Swap Breakage Costs).

                                 (v)     Application of Prepayment. Borrower may direct the Administrative Agent to apply the funds which otherwise would be deposited into the Revenue Account pursuant to this Section 2.1(g) or allocated from Available Cash as provided in Section 2.1(g)(ii)(B) or (C) above to prepay the Loans to which such deposit or allocation relates prior to the date such amounts would have been applied as long as all associated breakage and Swap Breakage Costs are paid. Breakage and Swap Breakage Costs may, at Borrower's option, be paid out of (i) amounts which would have been used to pay interest on the portion of the Loans which are being prepaid early, (ii) amounts provided by Borrower from Other Sources, and (iii) subject to the next sentence Available Cash. Available Cash may be used to pay breakage and Swap Breakage Costs up to an amount equal to the total amount of breakage and Swap Breakage Costs avoided prior to such date by applying prepayments under Section 2.1(c) and Section 2.1(g)(ii) in accordance with Sections 7.1(a) and 7.3(a) less the total amount of breakage and Swap Breakage Costs previously paid out of Available Cash. In lieu of depositing an amount required to be prepaid under Section 2.1(g)(ii)(B) or (C) in the Revenue Account, Borrower may deposit such amount in the Fixed Debt Reserve Account for application in accordance with Section 7.3 (taking into account the projected interest to be earned on such deposit and the amount of such projected shall be satisfactory to the Agents and Majority Lenders); provided, however, that the scheduled repayment of the Loans under Section 2.1(c) shall continue as originally envisioned.

              2.2     Total Commitments. After giving effect to Section 2.1(a)(i), the aggregate principal amount of all Loans outstanding at any time shall not exceed Thirty Million Nine Hundred Twenty-Four Thousand Forty-Five ($30,924,045.00) or, if such amount is reduced pursuant to the terms of this Agreement, such reduced amount less any Tranche A Loans and Tranche B Loans then outstanding (such amount, as so reduced from time to time, the "Total Loan Commitment").

              2.3     Fees.

                        (a)      Upfront Fee. On the Closing Date, Borrower shall pay to Administrative Agent (for the account of each Lender according to its respective Proportionate Share) an upfront fee (the "Upfront Fee") equal to 1.00% on the aggregate amount of the initial Total Loan Commitment. Borrower shall, at its option and subject to the terms and conditions hereof, be reimbursed for such payment out of Borrowings.

                        (b)      Commitment Fee. On each Quarterly Date after the Closing Date, Borrower shall pay to the Administrative Agent, for the account of the Lenders commitment fees (the "Commitment Fees") equal to 0.375% per annum on the average daily unutilized portion of the Total Loan Commitment calculated on an actual 365 day year (as it may be reduced from time to time) during the period from the immediately preceding Quarterly Date (or from the Closing Date in the case of the first Quarterly Date) until the earlier of (i) the date on which the Total Loan Commitment is fully utilized, (ii) the last day of the Tranche B Availability Period and (iii) the date on which the Loan Commitments are irrevocably terminated by the Administrative Agent or Borrower. The Commitment Fees will be payable quarterly in arrears, but in any event no later than the expiry of the Tranche B Availability Period or the date the Loan Commitments are irrevocably terminated by Borrower or the Administrative Agent. Borrower shall have the right to cancel the unutilized portion of the Total Loan Commitment at any time.

              2.4     Other Payment Terms.

                        (a)      Place and Manner. Except as otherwise provided herein, Borrower shall make all payments due to the Agents and each Lender hereunder to the Administrative Agent at its account in the United States identified in Annex 1 from time to time, in lawful money of the United States and in immediately available funds not later than 2:00 p.m., New York time, on the date on which such payment is due (subject to the provisions of this Agreement). Any payment made after such time on any day shall be deemed received on the next Business Day after such payment is received.

                        (b)      Date. Unless otherwise specified in this Agreement, whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall instead be due on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

                        (c)      Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Financing Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to any Agent or any Lender) remain unpaid after such amounts are due or if an Event of Default has occurred and is continuing hereunder, Borrower shall pay interest on the aggregate, outstanding balance of such overdue amounts from the date due or the occurrence of an Event of Default hereunder until any such amounts are paid in full or such Event of Default is remedied or waived at a per annum rate equal to the Default Rate. Such Default Rate shall apply automatically without the need for any notice from the Administrative Agent or any Lender; provided that the foregoing shall not be intended to modify any other notice obligation hereunder including the notice provisions applicable to Events of Default.

                        (d)      Net of Taxes, Etc.

                                 (i)     Taxes. Any and all payments to or for the benefit of any Lender by Borrower hereunder or under any other Financing Document shall, if such Lender shall have complied with its obligations set forth in Section 2.4(g), be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings imposed by the United States of America or any political subdivision thereof arising from or relating to such Lender's Commitments or Loans made under this Agreement, and all liabilities with respect thereto (excluding taxes based on or measured by the income or capital (including in this exclusion taxes imposed in lieu thereof, franchise taxes, minimum taxes and branch profits taxes) of any Lender by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between such Lender and such jurisdiction or political subdivision, other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any Note) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"), shall be not less than the amounts otherwise specified to be paid under this Agreement and the other Financing Documents. If Borrower shall be required by law to withhold or deduct any Taxes imposed by the United States of America or any political subdivision thereof from or in respect of any sum payable hereunder or under any other Financing Document to any Lender, and if such Lender shall have complied with its obligations set forth in Section 2.4(g), (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(d)), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (B) Borrower shall make such deductions; and (C) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If Borrower shall make any payment under this Section 2.4(d) to or for the benefit of any Lender with respect to Taxes and if such Lender shall claim any credit or deduction for such Taxes against any other taxes payable by such Lender to any taxing jurisdiction then such Lender shall pay to Borrower an amount equal to the amount by which such other taxes are actually reduced; provided that the aggregate amount payable by such Lender pursuant to this sentence shall not exceed the aggregate amount previously paid by Borrower with respect to such Taxes. In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies that arise under the laws of the United States of America or the State in which any Project or Borrower is located from any payment made hereunder or under any other Financing Document or from the execution or delivery or otherwise with respect to this Agreement or any other Financing Document (hereinafter referred to as "Other Taxes").

                                 (ii)     Indemnity. Borrower shall indemnify each Agent and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.4(d)) arising from the execution, delivery or performance of its obligations or from receiving a payment hereunder, or enforcing this Agreement or any Financing Document, paid by any Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify any Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from the indemnitee's gross negligence or willful misconduct. Each Lender agrees to give notice to Borrower of the assertion of any claim against such Lender relating to such Taxes or Other Taxes as promptly as is practicable, and in no event later than one hundred and twenty (120) days after the principal officer of such Lender responsible for administering this Agreement has actual knowledge of such claim; provided that any Lender's failure to notify Borrower within such 120-day period of such assertion shall not relieve Borrower of its obligation under this Section 2.4(d) with respect to claims arising after one hundred and twenty (120) days prior to such time as Borrower receives notice from the indemnitee as provided herein. Payments by Borrower pursuant to this indemnification shall be made within thirty (30) days from the date such Lender makes written demand therefor (submitted through the Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis and calculation thereof and certifying further that the method used to calculate such amount is fair and reasonable. Each Lender agrees to repay to Borrower any refund (including that portion of any interest that was included as part of such refund with respect to Taxes or Other Taxes paid by Borrower pursuant to this Section 2.4(d)) received by such Lender for Taxes or Other Taxes that were paid by Borrower pursuant to this Section 2.4(d) and to contest, with the cooperation and at the expense of Borrower, any such Taxes or Other Taxes which such Lender or Borrower reasonably believes not to have been properly assessed.

                                 (iii)     Notice. Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower shall furnish to the Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof (or if such receipt is not available, any other proof of payment reasonably satisfactory to the Administrative Agent). The Administrative Agent shall promptly provide a copy of such receipt to each Lender. Borrower shall compensate the Administrative Agent and each Lender for all reasonable losses and expenses sustained by the Administrative Agent or such Lender, as the case may be, as a result of any failure by Borrower to so furnish the original or certified copy of such receipt or such other proof.

                                 (iv)     Survival of Obligations. The obligations of Borrower under this Section 2.4(d) shall survive the termination of this Agreement and the repayment of the Obligations.

                        (e)      Application of Payments. Except as otherwise provided herein (including in Section 7.2(a)), payments made under this Agreement and the other Financing Documents shall be applied first, to any fees, costs, charges or expenses payable to the Administrative Agent and the Collateral Agent hereunder; second, to any Interest Fix Fees, Liquidation Costs, fees, costs, charges or expenses payable to the Lenders hereunder or under the other Financing Documents; third, to any accrued but unpaid interest on the Loans; and fourth, to the outstanding principal of the Loans.

                        (f)      Failure to Pay Administrative Agent. Unless the Administrative Agent shall have received notice from Borrower at least two (2) Business Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, the Administrative Agent may assume that Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to the Administrative Agent, such Lender shall repay to the Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a rate equal to the overnight LIBO Rate for each day during such period. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.4(f) shall be conclusive in the absence of manifest error.

                        (g)      Withholding Exemption Certificates. Each Agent, on or before the Closing Date, and each Lender, upon becoming a Lender hereunder, agree that they will deliver to Borrower and the Administrative Agent (in case of a Lender) (and the Administrative Agent agrees that it will deliver to Borrower) either (i) a statement that it is a United States person (as defined in Section 7701(a)(30) of the Code); or (ii) if it is not a United States person, a letter in the form of Exhibit L-1, Exhibit L-2 or Exhibit L-3 (forms of "Withholding Certificate (Treaty)," "Withholding Certificate (Effectively Connected)" and "Withholding Certificate (Portfolio Interest)", respectively), as appropriate, and two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be, certifying in each case that such Agent or Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which delivers to Borrower and the Administrative Agent a Form W-8BEN (claiming an exemption under an applicable treaty or a portfolio interest exemption) or W-8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower and to the Administrative Agent further copies of the said letter and Form W-8BEN or W-8ECI, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent letter and forms previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower or the Administrative Agent, certifying in the case of a Form W-8BEN or W-8ECI that such Lender is entitled to receive payments under this Agreement and the other Financing Documents without deduction or withholding of any United States federal income taxes, unless in any such cases a Change of Law has occurred after the Closing Date and prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax. In the event that any Lender is not qualified or otherwise fails to satisfy the provisions of this Section 2.4(g), Borrower, the Administrative Agent and such Lender shall cooperate to find another Person to be substituted for such Lender in the manner provided in Section 10.12.

              2.5     Pro Rata Treatment.

                        (a)     Borrowing, Etc. Except as otherwise provided herein, (i) each Borrowing shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares; and (ii) each payment of principal of and interest on the Loans shall be made or shared among the Lenders pro rata according to the respective unpaid principal amounts of the Loans held by such Lenders.

                        (b)     Sharing of Payments, Etc. If any Lender (a "Benefited Lender") shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Loans (or interest thereon) owed to it, in excess of its ratable share of payments on account of such Loans obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; and if after taking into account such participations the Benefited Lender continues to have access to additional funds of Borrower for application on account of its debt, then the Benefited Lender shall use such funds to reduce indebtedness of Borrower held by it and share such payments with the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender's ratable share (according to the proportion of (i) the amount of such other Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.5(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation; provided, that Borrower shall have no liability to the Lenders hereunder to the extent that it has made all payments to the Administrative Agent required to be made by Borrower hereunder.

              2.6     Change of Circumstances.

                        (a)     Inability to Determine Rates. If, on or before the first day of any Interest Period for any Loan which is to bear interest at the LIBO Rate (i) the Administrative Agent determines in good faith that the LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (ii) the Majority Lenders shall advise the Administrative Agent that as a result of events or circumstances affecting generally all similarly situated financial institutions in the markets in which the Majority Lenders operate (x) the rates of interest for such Loans do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (y) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to the Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain their Loans, then the Administrative Agent shall immediately give notice of such condition to Borrower together with an explanation in reasonable detail describing such condition ("Notice of Inability to Determine Rates"). After the giving of any such Notice of Inability to Determine Rates and until the Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower's right to request the making of and the obligations of Lenders to make or continue Loans bearing interest at the LIBO Rate shall be suspended. Any Loan bearing interest at the LIBO Rate outstanding at the commencement of any such suspension relating thereto shall be converted at the end of the then current Interest Period for such Loans into Base Rate Loans unless the Administrative Agent has notified Borrower in writing that such suspension has then ended.

                        (b)     Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law) of any Governmental Authority (a "Change of Law") shall make it unlawful or impossible for any Lender to make or maintain any Loan, such Lender shall immediately notify the Administrative Agent and Borrower of such Change of Law ("Notice of Change of Law"). Upon receipt of such notice (i) Borrower's right to request the making of, and the Lenders' obligations to make or continue to make Loans shall be suspended for so long as such condition shall exist; and (ii) Borrower shall, at the request of such Lender, at the end of the then current Interest Period, or immediately following the date of such illegality if earlier, repay or convert LIBO Loans into Base Rate Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such LIBO Loans. Any conversion or prepayment of Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.7.

                        (c)     Increased Costs. If, after the date of this Agreement, any Change of Law (other than any Change of Law in respect of Taxes):

                                 (i)     shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the interest rate through the definition of "Reserve Requirement") against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBO Loan; or

                                 (ii)     shall impose on any Lender any other condition directly related to any Loan or Commitment;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such Loan or Commitment or to reduce any amount receivable by such Lender hereunder or under the Notes, then Borrower shall from time to time, upon three (3) Business Days' advance written demand by such Lender (accompanied by a certificate from such Lender setting forth and reasonably accounting for the incurred costs), pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts, to the extent actually incurred by or suffered by such Lender.

                        (d)     Capital Requirements. If any Lender determines in good faith that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or the Lending Office of such Lender (a "Capital Adequacy Requirement") and (ii) the amount of capital maintained by such Lender or such Lending Office which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender's policies with respect to capital adequacy), Borrower shall pay to the Administrative Agent on behalf of such Lender, upon demand of the Administrative Agent on behalf of such Lender (accompanied by a certificate from such Lender setting forth and reasonably accounting for the incurred costs), such amounts as such Lender shall determine are necessary to compensate such Lender for the increased costs to such Lender of such increased capital.

                        (e)     Notice. Each Lender will notify the Administrative Agent of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.6, as promptly as is practicable and in no event later than one hundred and twenty (120) days after the principal officer of such Lender responsible for administering this Agreement has actual knowledge of such claim, and the Administrative Agent shall promptly notify Borrower of such event; provided that any Lender's failure to notify the Administrative Agent within such one hundred and twenty (120) day period of such assertion shall not relieve Borrower of its obligation under this Section 2.6 with respect to claims arising within one hundred and twenty (120) days prior to such time as Borrower receives notice as provided herein.

              2.7     Funding Losses. If Borrower shall (a) repay or prepay any LIBO Loans on any day other than the last day of an Interest Period for such LIBO Loans (whether an optional prepayment or a mandatory prepayment); (b) fail to borrow any LIBO Loans in accordance with the Notice of Borrowing delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise other than a default by a Lender); or (c) fail to make any prepayment of any LIBO Loan in accordance with any notice of prepayment delivered to the Administrative Agent; then Borrower shall, upon demand by any Lender, reimburse such Lender for all documented and reasonable costs and losses (but excluding any profit or margin) incurred by such Lender as a result of such repayment, prepayment or failure ("Liquidation Costs"). Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund Loans. Each Lender demanding payment under this Section 2.7 shall deliver to the Administrative Agent a certificate setting forth and reasonably accounting for the amount of costs and losses for which demand is made, and the Administrative Agent shall promptly provide such certificate to Borrower. Notwithstanding the foregoing, unless an Event of Default shall have occurred and be continuing, and except with regard to any optional prepayments hereunder or the events described in clauses (b) and (c) above, each Lender shall, at request of Borrower, use reasonable efforts to minimize any Liquidation Costs by, among other things, not applying mandatory prepayments until the last day of an Interest Period.

              2.8     Alternate Office; Minimization of Costs.

                        (a)     To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its Loans and otherwise take any reasonable actions to reduce any liability of Borrower to such Lender under Section 2.4(d), Section 2.6(c) or Section 2.6(d), or to avoid the unavailability of any Loans or an interest rate option under Section 2.6(b) so long as such Lender, in its sole discretion, does not determine that such designation is materially disadvantageous to such Lender.

                        (b)     Any Lender may designate a Lending Office other than that set forth on Exhibit I and may assign all of its interests under the Financing Documents, and its Notes, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Section 2.4(d), Section 2.6(c), or Section 2.6(d) or make Loans or an interest rate option unavailable pursuant to Section 2.6(b).

                        (c)     Each Lender shall use commercially reasonable efforts to avoid or minimize any additional costs, taxes, expense or obligation which might otherwise be imposed on Borrower pursuant to Section 2.4(d), Section 2.6(c) or Section 2.6(d) or as a result of such Lender being subject to a Reserve Requirement or to avoid the unavailability of Loans or an interest rate option under Section 2.6(b); provided, however, that such efforts shall not cause the imposition on any Lender of any material additional costs or legal or regulatory burdens unless Borrower shall provide such Lender with an indemnification for such additional costs in form and substance reasonably satisfactory to such Lender.

                        (d)     If (i) Borrower incurs any liability to a Lender under Section 2.4(d), Section 2.6(c) or Section 2.6(d), or (ii) any Loans or interest rate option shall become unavailable to Borrower under Section 2.6(b), or (iii) any Lender fails to fund its Proportionate Share of the Loans following the satisfaction of all conditions precedent to the relevant Borrowing set forth in Sections 3.1 and 3.2, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) identify and designate a replacement Lender that shall be acceptable to the Agents and all other Lenders (except for the Lender subject to this Section 2.8(d)) and (ii) require the Lender subject to this Section 2.8(d) to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement and under the Loans and Commitments of the Lender being replaced hereunder to such replacement Lender designated by Borrower that shall irrevocably assume all those obligations (which replacement Lender may be another Lender, but shall not be an Affiliate of Borrower); provided, however, that the Lender being replaced hereunder shall have received payment of an amount equal to the Obligations owing to it (to the extent of the outstanding principal, accrued interest, fees and other amounts, as applicable, included in those Obligations) from the replacement Lender or the Borrower. A Lender subject to this Section 2.8(d) shall not be required to make any such assignment and delegation if, as a result of a waiver by such Lender of its right under this Agreement, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply. If a Lender refuses to be replaced pursuant to this Section 2.8(d), the Borrower shall not be obligated to pay such Lender any of the compensation referred to in this Section or any additional amounts incurred or accrued under Section 2.4(d), Section 2.6(b), Section 2.6(c) or Section 2.6(d) from and after the date in excess of those that would have been incurred for such replacement.

              2.9     Interest Rate Protection.

                        (a)     Interest Rate Agreements. If required pursuant to Section 2.1(b)(vi), Borrower shall enter into and shall maintain in full force and effect, one (1) or more interest rate swap agreements, interest rate cap agreements, interest rate collar agreements or other similar agreements or arrangements designed to protect against the fluctuation in interest rates (such agreements, collectively, the "Interest Rate Agreements") with an Acceptable Counterparty with respect to a notional principal amount as required pursuant to Section 2.1(b)(vi); which Interest Rate Agreements shall be substantially in the form of Exhibit M attached hereto. Borrower shall not enter into any Interest Rate Agreement with any Person who is not an Acceptable Counterparty.

                        (b)     Interest Fix Fees; Counterparty Payments. Borrower shall be responsible for all reasonable costs, fees and expenses incurred by the Counterparty, the Administrative Agent, the Collateral Agent, the other Lenders, Borrower or otherwise in connection with the Interest Rate Agreements into which Borrower enters hereunder, including any reasonable costs, fees or expenses (including increased interest payments) incurred in connection with any unwinding, breach or termination of such Interest Rate Agreements ("Interest Fix Fees"). All payments by the Counterparty under the Interest Rate Agreements upon termination or otherwise shall be deposited into the Fixed Debt Reserve Account unless Borrower, Agents and the Majority Lenders elect to treat the Loans subject to such Interest Rate Agreements as Floating Rate Loans, in which case all payments by the Counterparty shall be deposited in the Revenue Account.

                        (c)     Security. The obligations of Borrower under each Interest Rate Agreement between Borrower and each Counterparty, and all associated Interest Fix Fees, shall be secured by the Collateral Documents, and shall rank pari passu with the obligations of Borrower under the Loans.

              2.10     Security.

                          (i)     Security Agreements, Etc. All Obligations of Borrower under the Financing Documents shall be secured by, and Borrower shall deliver or cause to be delivered to the Agents on the Closing Date the following:

                                   (A)     A Pledge and Security Agreement duly executed by Borrower and the Collateral Agent in substantially the form of Exhibit E-2 hereto (the "Security Agreement");

                                   (B)     A Pledge and Security Agreement duly executed by Member, Borrower and the Collateral Agent in substantially the form of Exhibit E-3 hereto (the "Member Pledge"); and

                                   (C)     A Subordination Agreement among the Collateral Agent, Borrower, Sponsor and Member (the "Subordination Agreement"), in substantially the form of Exhibit E-4 hereto.

                          (ii)     With respect to an initial Borrowing for each Current Project, the Obligations of Borrower hereunder shall be secured by, and the relevant Subsidiary Guarantor shall deliver or cause to be delivered to the Administrative Agent on such Borrowing Date a Guarantee, Pledge and Security Agreement duly executed and delivered by the relevant Subsidiary Guarantor, in the form of Exhibit E-5 hereto (the "Subsidiary Guarantee") granting to the Collateral Agent a first-priority security interest in (A) all Class B Units in the relevant Project Entity owned by such Subsidiary Guarantor, (B) all of such Subsidiary Guarantor's rights and remedies under the LLC Agreement to which such Subsidiary Guarantor is a party and (C) solely in the case of Catamount Sweetwater 3, all of Catamount Sweetwater 3's rights and remedies under the Sweetwater 3 ECCA, solely to the extent that Tranche B Loans have been funded before all obligations of Catamount Sweetwater 3 to make equity capital contributions arising under the Sweetwater 3 ECCA have been fully performed thereunder. Each such Subsidiary Guarantor shall have executed and delivered an executed counterpart to the Subordination Agreement.

                          (iii)     All Obligations of Borrower under the Financing Documents shall be secured by, and Borrower shall deliver or cause to be delivered to the Administrative Agent on the date of the first Borrowing an Account Control Agreement duly executed by Borrower, the Collateral Agent and Depository in substantially the form of Exhibit E-7 hereto (the "Account Control Agreement").

ARTICLE 3

CONDITIONS PRECEDENT

              3.1     Conditions Precedent to the Closing Date. The occurrence of the Closing Date and the effectiveness of this Agreement are subject to the prior satisfaction of each of the following conditions (unless waived in writing by each Agent and the Lenders in their sole and absolute discretion):

                        (a)     Each representation and warranty set forth in Section 4.1 is true and correct in all material respects on the Closing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

                        (b)     No Default or Event of Default has occurred and is continuing.

                        (c)     Delivery to the Agents of a copy of one or more resolutions or other authorizations of Borrower, Member and Sponsor certified by the appropriate officers of each such entity as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement (in the case of Borrower's Closing Certificate) and the other Operative Documents (to the extent such documents are to be executed as of the Closing Date) and any instruments or agreements required hereunder or thereunder and in each case to which Borrower, Member or Sponsor is a party.

                        (d)     Delivery to the Agents of a certificate, satisfactory in form and substance to the Agents and the Lenders from Borrower, Member and Sponsor signed by the appropriate authorized officer of each such entity and dated as of the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement (in the case of Borrower's Closing Certificate) and the other Operative Documents (to the extent such documents are to be executed as of the Closing Date) and any instruments or agreements required hereunder or thereunder and in each case to which Borrower, Member or Sponsor is a party.

                        (e)     Delivery to the Agents of (i) a copy of the certificate of formation of Borrower, certified by the Secretary of State of the State of Vermont, a copy of the operating agreement of Borrower; (ii) a copy of the certificate of incorporation of Sponsor and Member, certified by the Secretary of State of Vermont; and (iii) a copy of the bylaws of Sponsor and Member, certified by its secretary or an assistant secretary. The operating agreement of Borrower shall be in form and substance reasonably satisfactory to the Agents and the Lenders.

                        (f)     Except as set forth in Exhibit H-2, no material action, suit, proceeding or investigation shall have been instituted or threatened against Borrower which could reasonably be expected to result in a Material Adverse Effect.

                        (g)     All corporate and limited liability company proceedings and documentation of Borrower, Member or Sponsor relating to the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agents and the Lenders, and the Agents shall have received all information and copies of all documents, including records of corporate or limited liability company proceedings and copies of any approval by any Governmental Authority required in connection with any transaction herein contemplated, such documents where appropriate to be certified by proper corporate or limited liability company officers or Governmental Authorities.

                        (h)     Delivery to the Agents of executed originals of each Financing Document contemplated or required to be effective as of the Closing Date which shall be satisfactory in form and substance to the Agents and the Lenders, shall have been duly authorized, executed and delivered by the parties thereto (to the extent such documents are required to be executed as of the Closing Date). All Liens contemplated by the Collateral Documents to be created and perfected in favor of the Collateral Agent as of the Closing Date shall have been perfected, recorded and filed in the appropriate jurisdictions. The Collateral Agent shall have received all outstanding original membership interest certificates, with blank membership interest powers, in Borrower.

                        (i)     The Agents shall have received Borrower's Closing Certificate, dated as of the Closing Date.

                        (j)     Delivery to the Agents of an opinion (each of which shall be dated as of the Closing Date) of:

                                 (i)     Andrews Kurth LLP, counsel to Borrower, Member and Sponsor, in the form of Exhibit C-1 hereto; and

                                 (ii)    the in-house counsel for Borrower, Member and Sponsor in the form of Exhibit C-2 hereto.

                        (k)     No action, suit, proceeding or investigation shall have been instituted or, to Borrower's Knowledge, threatened, nor shall any order, judgment or decree have been issued or , to Borrower's Knowledge, proposed to be issued by any Governmental Authority that, solely as a result of entering into the Financing Documents, would cause or deem (i) any Agent or the other Lenders or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA, any financial, organizational or rate regulation as a "public utility" under relevant State laws, or under any other State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities; or (ii) Borrower or any Project Entity to be subject to, or not exempted from, regulation under the FPA, any financial, organizational or rate regulation as a "public utility" under relevant State laws, under any other State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities and under PUHCA, other than regulation under Section 9(a)(2) of PUHCA.

                        (l)     The Agents shall have received a UCC search report of a recent date before the Closing Date for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral being secured as of the Closing Date, showing that upon due filing (assuming such filing occurred on the date of such respective reports), the security interests created under the relevant Collateral Documents will have a first-priority interest over all other financing statements in respect of such Collateral, subject to Permitted Liens that, pursuant to the applicable Legal Requirements, are entitled to a higher priority than the Lien of the Collateral Agent.

                        (m)     All amounts (including, but not limited to, the Upfront Fee) required to be paid to or deposited with the Administrative Agent, Collateral Agent or any Lender, and all taxes, fees and other costs payable in connection with the execution, delivery and filing of the documents and instruments required to be filed as a condition precedent pursuant to this Section 3.1, shall have been paid in full (or in connection with such taxes, fees (other than fees payable to the Lenders or the Agents) and costs, Borrower shall have made other arrangements acceptable to the Agents and the Lenders in their sole discretion).

                        (n)     [Intentionally omitted.]

                        (o)     [Intentionally omitted.]

                        (p)     The Agents shall have received the most recent unaudited pro forma financial statements of Borrower and the most recent quarterly and annual financial statements of Sponsor, such financial statements to be in the form and substance satisfactory to the Agents and the Lenders.

                        (q)     The Agents shall have received the preliminary Base Case Forecast relating to all Projects, in the form and substance satisfactory to the Agents and the Lenders.

                        (r)     Such other documents as the Agents shall reasonably request, in form and substance satisfactory to the Agents and the Lenders, if the Agents have a reasonable concern that any condition precedent in this Section 3.1 has not been satisfied, including a breach of any covenant or representation and warranty in this Agreement.

              3.2     Conditions Precedent to Each Borrowing. The obligation of the Lenders to make any Loans with respect to a Current Project, is subject to the prior satisfaction of the following conditions (unless waived in writing by the Agents and the Lenders in their sole and absolute discretion); provided, however, that there shall be no duplication with respect to the satisfaction of conditions precedent under Sections 3.1 and 3.2 if the Closing Date and the initial Borrowing Date under Tranche A occur on the same Business Day:

                        (a)     All representations and warranties of Borrower under Section 4.1 and all representations and warranties of Borrower under Section 4.2 with respect to the Current Project are true and correct in all material respects as of such Borrowing Date (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).

                        (b)     No Default or Event of Default has occurred and is continuing or will result from the making of the Loan requested hereunder.

                        (c)     Delivery of a Notice of Borrowing in accordance with Section 2.1(a)(ii).

                        (d)     Delivery to the Agents of a certificate identifying the percentage of the Subsidiary Guarantor's equity contribution in such Project Entity that will be funded by the requested Loans.

                        (e)     Delivery to the Agents of a copy of one or more resolutions or other authorizations of Borrower, Sponsor, Member and the relevant Subsidiary Guarantor with respect to the Current Project certified by the appropriate officers of each such entity as being in full force and effect as of such Borrowing Date, authorizing the execution, delivery and performance of the Operative Documents (to the extent such documents are to be executed on or prior to such Borrowing Date) and any instruments or agreements required hereunder or thereunder and in each case to which Borrower, Sponsor, Member or such Subsidiary Guarantor is a party.

                        (f)     Delivery to the Agents of a certificate, satisfactory in form and substance to the Agents and the Lenders from Borrower, Sponsor, Member and the relevant Subsidiary Guarantor with respect to the Current Project signed by the appropriate authorized officer of each such entity and dated as of such Borrowing Date, as to the incumbency of the natural persons authorized to execute and deliver the Operative Documents (to the extent such documents are to be executed on or prior to such Borrowing Date) and any instruments or agreements required hereunder or thereunder and in each case to which Borrower, Sponsor, Member or such Subsidiary Guarantor is a party.

                        (g)     Delivery to the Agents of (i) a copy of the certificate of formation of Borrower, certified by the Secretary of State of the State of Vermont, a copy of the operating agreement of Borrower with any amendments thereto; (ii) copies of the certificate of incorporation, certificate of formation or other analogous organizational documents of Member and the relevant Subsidiary Guarantor for the Current Project, certified by the Secretary of State of the State of incorporation or formation of such Person; and (iii) copies of the bylaws, partnership agreement or operating agreement, as applicable, of Borrower, Member and the relevant Subsidiary Guarantor with respect to the Current Project, all certified by their secretary or assistant secretary. The organizational documents of Borrower, Member and the relevant Subsidiary Guarantor with respect to the Current Project shall be in form and substance reasonably satisfactory to the Agents and the Lenders.

                        (h)     Delivery to the Agents of (i) certificates issued by the Secretary of State of the jurisdiction of organization of each of the Major Project Participants related to the Current Project party to a Project Document, certifying that each such Major Project Participant is in good standing and has paid taxes due to such State and (ii) certificates issued by the Secretary of State of the States in which such Current Project is located confirming that each applicable Project Entity is qualified to do business in such State.

                        (i)     Delivery to the Agents of (i) executed originals of each Financing Document with respect to the Current Project contemplated or required to be effective as of such Borrowing Date, duly executed and delivered by each party thereto, and (ii) a certified list of, and true, correct and complete copies of, each Project Document to which the Current Project Entity is party and any existing supplements or amendments thereto. Delivery of such Project Documents, supplements and amendments may be accomplished by providing access to such documents in digital format. Such Financing Documents, Project Documents (subject, solely in the case of the Project Documents, to Section 6.13(a), except that references therein to a Funded Project shall constitute references to the Current Project for the purposes hereof) and supplements or amendments thereto shall be satisfactory in form and substance to the Agents and the Lenders, shall have been duly authorized, executed and delivered by the parties thereto, and all such Project Documents with respect to the Current Project shall be certified by a Responsible Officer of Borrower as being true, complete and correct and in full force and effect on such Borrowing Date pursuant to the Borrowing Certificate, subject, in each case to Section 6.13(a) (provided that references therein to a Funded Project shall constitute references to the Current Project for the purposes hereof). All Liens contemplated to be created and perfected in favor of the Collateral Agent pursuant to the Collateral Documents with respect to the Current Project shall have been so created, perfected and filed in the applicable jurisdictions. The Collateral Agent shall have received (i) all outstanding original membership interest certificates, with blank membership interest powers, in the Subsidiary Guarantor holding interests in the relevant Project Entity and (ii) all outstanding original membership interest certificates, with blank membership interest powers, in the Project Entity owned by such Subsidiary Guarantor.

                        (j)     [Intentionally omitted].

                        (k)     [Intentionally omitted].

                        (l)     Delivery to the Agents of legal opinions (each of which shall be in form and substance satisfactory to the Agents and the Lenders and dated as of the Borrowing Date) addressing the customary matters with respect to Borrower and the relevant Subsidiary Guarantor relating to the Current Project, including the following:

                                  (i)     (an opinion of Morris, James, Hitchens & Williams LLP, as special Delaware counsel to Borrower, Sponsor, Subsidiary Guarantor and Member, substantially in the form of Exhibit C-3 or such other form as shall be satisfactory to the Agents and the Lenders;

                                  (ii)     an opinion of Andrews Kurth LLP, counsel for Borrower, Member and the Subsidiary Guarantor, substantially in the form of Exhibit C-4; and

                                  (iii)    an opinion of the in-house counsel for Borrower and Sponsor in the form of Exhibit C-5.

                        (m)     The Agents shall have received the Borrowing Certificate with respect to the Current Project, dated as of such Borrowing Date.

                        (n)     Delivery to the Agents of a reliance certificate from the Environmental Consultant with respect to the Current Project, attaching such Environmental Consultant's Phase I environmental assessment reports and any other reports prepared by such Environmental Consultant with respect to the Current Project dated as of a date within thirty (30) days of such Borrowing Date and addressed to the Agents, in substantially the form attached hereto as Exhibit G-2 with such changes thereto as are acceptable to the Lenders.

                        (o)     Delivery to the Agents of a certificate from the Independent Engineer, with an Independent Engineer's report with respect to the technical review of the Current Project and the Current Project's Project Documents (including a review of the overall wind project design of the Current Project and compliance of the Current Project with the applicable grid requirements), combined wind and energy production forecasts, a review of the Base Case Forecast for the Current Project and analyses showing gross and net production forecasts, including with respect to the Current Project P50 probability of exceedance forecasts for one-year and ten-year periods and a P99 probability of exceedance forecast for one-year periods, and otherwise in the form, substance and scope satisfactory to the Agents and the Lenders. Such report by the Independent Engineer shall (i) address the curtailment, imbalance and interconnection risks existing with respect to the Current Project, (ii) verify that the equipment is appropriate for twenty (20) years of use at the Project Site including confirming that the Current Project's design is adequate and able to operate in accordance with the pro forma prepared by the Independent Engineer, (iii) confirm that the Current Project has achieved commercial operation and, in the case of Sweetwater 3, all other completion milestones required for the Equity Capital Contribution Date to occur or to have occurred under the Sweetwater 3 ECCA. Such report of the Independent Engineer may be in the form of a reliance certificate, dated as of the relevant Borrowing Date or as of any earlier date not to exceed thirty (30) days prior to such Borrowing Date, permitting the Agents and Lenders to rely on an earlier report with respect to the Current Project prepared by the Independent Engineer and attaching the full and complete copy of such report which shall be in substantially the form attached hereto as Exhibit G-3 with such changes thereto as are satisfactory to the Lenders.

                        (p)     Insurance complying with the relevant Material Project Documents with respect to the Current Project shall be in full force and effect and the Agents shall have received (i) a certificate from the relevant Subsidiary Guarantor, dated as of such Borrowing Date and identifying underwriters, type of insurance, insurance limits and policy terms, and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such Person, such insurance complies with each relevant Material Project Document, (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), in form and substance satisfactory to the Agents and the Lenders, and (iii) a certificate and report of the Insurance Consultant, in form and substance satisfactory to the Agents and the Lenders, certifying and discussing the adequacy of the insurance policies in effect with respect to the requirements under the relevant Material Project Documents and verifying that such policies are not subject to cancellation without prior notice. Such report may be in the form of a reliance certificate, dated as of the relevant Borrowing Date or as of any earlier date not to exceed thirty (30) days prior to such Borrowing Date, permitting the Agents and Lenders to rely on an earlier report prepared by the Insurance Consultant with respect to the same Current Project and attaching the full and complete copy of such report which reliance certificate shall be in substantially the form attached hereto as Exhibit G-4 with such changes as are satisfactory to the Lenders.

                        (q)     Borrower shall provide evidence to the Agents that all accounts required pursuant to Article 7 have been established.

                        (r)     Delivery (which may be accomplished by providing access in digital format) to the Agents of (i) the schedule of Applicable Permits then required to operate the Current Project; and (ii) copies of all Applicable Permits then required to operate the Current Project, which Permits shall be in form and substance satisfactory to the Agents and the Lenders, together with a certificate of a Responsible Officer of Borrower certifying that all such Applicable Permits have been obtained.

                        (s)     [Intentionally omitted.]

                        (t)     No action, suit, proceeding or investigation shall have been instituted or, to Borrower's Knowledge, threatened in written form, nor shall any order, judgment or decree have been issued or, to Borrower's Knowledge, proposed to be issued by any Governmental Authority that, solely as a result of the construction, ownership, leasing or operation of the Current Project, the sale of electricity therefrom or the entering into of any Operative Document with respect thereto or any transaction contemplated hereby or thereby, would cause or deem (i) any Agent or the Lenders or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA, any financial, organizational or rate regulation as a "public utility" under the relevant State laws, or under any other State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities; or (ii) Borrower or the Subsidiary Guarantor for the Current Project to be subject to, or not exempted from, regulation under any financial, organizational or rate regulation as a "public utility" under the relevant State laws, under any other State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities and under PUHCA, other than regulation under Section 9(a)(2) of PUHCA.

                        (u)     All amounts required to be paid to or deposited with any Agent or any Lender, and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent to this Section 3.2, shall have been paid in full (or shall be paid concurrently with the occurrence of such Borrowing) or arrangements for the payment thereof from the Loans shall have been made which arrangements shall be acceptable to the Agents and the Lenders.

                        (v)     The Agents shall have received the most recent pro forma financial statements of the relevant Subsidiary Guarantor and the most recently available financial statements of the Current Project Entity which shall be audited financial statements for Sweetwater 1 Project Entity. Financial statements delivered under this Section 3.2(v) shall be acceptable to the Agents and the Lenders.

                        (w)     The Agents shall have received or obtained copies of the most recent audited annual financial statements and most recently available financial statements (whether audited or unaudited) from each Major Project Participant related to the Current Project or alternatively, the guarantor of any such Major Project Participant, the loss of which could result in a Material Adverse Effect on the Current Project in the reasonable opinion of the Agents and the Lenders, in each case, solely to the extent such financial statements required under this Section 3.2(w) are publicly available.

                        (x)     The Agents shall have received a UCC search report of a recent date before such Borrowing Date for each of the jurisdictions in which the UCC-1 financing statements are intended to be filed in respect of the Collateral related to the Current Project being secured as of such Borrowing Date, showing that upon due filing (assuming such filing occurred on the date of such respective reports), the security interests created under the relevant Collateral Documents will have a first-priority interest over all other financing statements in respect of such Collateral (subject only to Permitted Liens that, pursuant to the applicable Legal Requirements, are entitled to a higher priority than the Lien of the Collateral Agent).

                        (y)     The Agents shall have received (i) the Base Case Forecast containing financial projections of revenues and operating expenses solely for the Current Project or Current Projects included in the same Tranche (in the case of the initial Borrowing) and being funded from the same Borrowing, and (ii) a schedule of the Minimum Debt Service Reserve Requirement, each of which shall be acceptable to the Agents and the Lenders, and such Base Case Forecast and the base case projections referenced in subclauses (i) and (ii) of this Section 3.2(y) shall demonstrate that the Minimum Debt Service Requirement will be maintained in the Debt Service Reserve Account during each relevant period. Such Base Case Forecasts shall demonstrate that the estimated cash flow attributable to the Projects included in the relevant Tranche under the Base Case Forecast (prepared on the basis of a P99 probability of exceedance production forecast for one-year periods) to be sufficient if deposited into the Revenue Account and applied to prepay the Loans with respect to the Current Project or Current Projects included in the relevant Tranche and being funded as of the same Borrowing to pay debt service in accordance with Section 7.2(a) (including, but not limited to, the payment of Fees, principal and interest at the estimated Base Rate or LIBO Rate which will be applicable to the Loans on the Borrowing Date with respect to the Current Project) with respect thereof such that the estimated final Scheduled Payment Date for the estimated Project Loan Balance relating to the Projects included in the same Tranche occurs prior to (y) the later of the final Cash Reallocation Dates with respect to the Projects included in the relevant Tranche (or the Cash Reallocation Date with respect to the Current Project if only one Project is to be included in the relevant Tranche) or (z) the commencement of a period preceding such Cash Reallocation Dates, which period shall be determined by the Agents and Borrower on the basis of the percentage of the Loans then subject to Interest Rate Agreements.

                        (z)     Borrower shall deliver to the Agents the most recently available Annual Operating Budget for the Current Project, such Annual Operating Budget to be satisfactory to the Agents and the Lenders. The final Annual Operating Budget shall be certified by a Responsible Officer of Borrower as the Annual Operating Budget approved by the Project Entity. Borrower shall have demonstrated to the satisfaction of the Agents and the Lenders how the projected operation and maintenance expenditures with respect to a Current Project in the relevant Base Case Forecast will be paid after the expiration of the relevant O&M Agreement with respect to the Current Project.

                        (aa)    The Agents shall have received a copy of the as-built A.L.T.A. survey of the Project Site with respect to the Current Project, in form and substance satisfactory to the Agents and the Lenders, reasonably current and certified to the Agents and the Lenders by a licensed surveyor reasonably satisfactory to the Agents and the Lenders, showing (i) as to the applicable Project Site, the exact location and dimensions thereof, including the location of all means of access thereto, and all improvements or other encroachments in or on such Project Site; (ii) the location and dimensions of all improvements, fences or encroachments located in or on such Project Site; (iii) the utility facilities servicing the Current Project (including water, electricity, gas, telephone and sanitary sewer facilities); (iv) that the location of the Current Project is in compliance with all applicable wind access buffer zones, building and setback lines (unless agreements or zoning variances, satisfactory to the Agents and the Lenders, waiving such setbacks have been obtained), does not encroach on or interfere with adjacent property or existing easements or other rights (whether on, above or below ground), and that there are no gaps, gores, projections, protrusions or other survey defects; and (v) that there are no other matters constituting a defect in title other than Permitted Liens. There shall not have been any material change in the layout or location of the wind turbines, the collection system or the interconnection facilities with respect to the Current Project since the effective date of the as-built A.L.T.A. survey delivered under this Section 3.2(aa).

                        (bb)    The Current Project Entity shall have obtained all titles, leaseholds, easements, rights of way and/or other real estate property interests then necessary to own and operate the Current Project.

                        (cc)    Borrower, the Subsidiary Guarantor related to the Current Project and the Current Project Entity shall have complied with the requirements of Section 32 of PUHCA, as added by Section 711 of the Energy Policy Act of 1992, to the extent applicable to such entity, such that the Current Project Entity shall be an Exempt Wholesale Generator.

                        (dd)    Intentionally Omitted.

                        (ee)    No Material Adverse Change with respect to Borrower, Sponsor, Member, any Subsidiary Guarantor, any Project Entity or any provider of Alternative Credit Support has occurred or is continuing since the later to occur of (A) the Closing Date or (B) the immediately preceding Borrowing Date.

                        (ff)    All amounts of Borrower and each relevant Subsidiary Guarantor on deposit or credited to any Existing Bank Accounts (other than any amounts which will be required to make the other payments required to be made under this Section 3.2 or elsewhere herein) shall have been transferred to the Revenue Account established as provided in Article 7 and, immediately upon such transfer, all Existing Bank Accounts shall have been closed.

                        (gg)    As of its Borrowing Date with respect to the Sweetwater 3 Project Entity, all conditions precedent to such funding under the Equity Capital Contribution Agreement relating to the Current Project shall have been satisfied or waived; provided, that, such Subsidiary Guarantor will not waive any condition for its benefit without the prior written consent of the Administrative Agent and the Lenders not to be unreasonably withheld.

                        (hh)    Borrower shall have delivered to the Collateral Agent membership interest certificates evidencing such Subsidiary Guarantor's ownership interests in the relevant Project Entity.

                        (ii)    [Intentionally omitted].

                        (jj)    [Intentionally omitted].

                        (kk)    Borrower shall have delivered all notices related to the creation and perfection of any Liens in favor of the Collateral Agent required by the terms of the applicable LLC Agreement and shall have provided the Agents with true, correct and complete copies of such notices.

                        (ll)     Sponsor shall have delivered to the Agents a Sponsor's guarantee in favor of the Collateral Agent with respect to any diversions of the Subsidiary Guarantor's distributions under Section 5.04 of the applicable LLC Agreement in substantially the form attached as Exhibit E-6 (such guarantee, an "LLC Exposure Guarantee").

                        (mm)   [Intentionally omitted.]

                        (nn)    Borrower shall have delivered to the Administrative Agent (i) an irrevocable power of attorney duly executed by the Subsidiary Guarantor with respect to the disposition of the Subsidiary Guarantor's membership interest in the relevant Project Entity, substantially in the form attached as Exhibit E-8 or such other form as shall be satisfactory to the Agents and (ii) a duly executed and delivered waiver and consent agreement with respect to the definition of the "Disqualified Transferee" in the applicable LLC Agreement, in the form and substance to be acceptable to the Agents and reasonably acceptable to Borrower, executed by the relevant Subsidiary Guarantor.

                        (oo)    Borrower shall have delivered to the Agents (i) wind forecast report provided by the Wind Consultant as to the adequacy and stability of the wind resource with respect to the Current Project which shall be substantially in the form attached hereto as Exhibit G-5 with such changes thereto as are acceptable to the Lenders and (ii) a transmission report provided by the Transmission Consultant as to the adequacy of transmission capacity available to the Current Project which shall be substantially in the form attached hereto as Exhibit G-6 with such changes thereto as are acceptable to the Lenders, and each such report shall be in form and substance satisfactory to the Agents and the Lenders; provided, however, that any such report may be in the form of a reliance certificate , dated as of the Borrowing Date or as of any earlier date not to exceed one month prior to the Borrowing Date, permitting the Agents and the Lenders to rely on an earlier report prepared with respect to the same Current Project by the Wind Consultant or the Transmission Consultant, as applicable, and attaching, in each case, the full and complete copy of such original report which shall be satisfactory in form and substance to the Agents and the Lenders.

                        (pp)    [Intentionally omitted].

                        (qq)    Solely if Tranche B Loans are requested to fund up to 80% of Catamount Sweetwater 3's equity capital contribution obligations to the Sweetwater 3 Project Entity required as of the Equity Capital Contribution Date under the Sweetwater 3 ECCA, (i) Borrower or an Affiliate thereof shall have deposited additional funds to the Disbursement Account in an amount sufficient, together with Tranche B Loans requested for such purpose, to fund the equity capital contribution required to be made to Sweetwater 3 by Catamount Sweetwater 3 as of the Equity Capital Contribution Date for Sweetwater 3 and (ii) the Disbursement Account shall have been established as required under Section 7.1 and under the Account Control Agreement.

              3.3     [Intentionally omitted.] Release of Collateral.

                        (a)     If the Lenders, elect not to make any Loans with respect to a Current Project because of a failure of any condition precedent set forth in Section 3.2 with respect to such Current Project or Borrower elects not to request such Loans, the Collateral Agent shall, at the request of Borrower, release and terminate any Liens on any Collateral granted to the Collateral Agent on or prior to the date of such election pursuant to the relevant Collateral Documents relating to the relevant Project Entity, solely to the extent that such Liens and such Collateral relate to such Current Project.

                        (b)     Once the Collateral relating to a Project is released pursuant to Section 3.4(a), such Project shall not be deemed to be a Funded Project and the Subsidiary Guarantor relating to such Project shall not be deemed to be a Subsidiary Guarantor, for any purpose under the Operative Documents. Notwithstanding anything in Articles 5 or 6 to the contrary, such released Collateral can be sold, leased, transferred or otherwise disposed of or distributed. In connection with such release, the applicable Subsidiary Guarantee shall be terminated, and the applicable LLC Exposure Guarantee of the Sponsor shall be terminated with respect to such Project. The Lenders hereby authorize the Collateral Agent to take such action as shall be necessary in order to release the Collateral, the applicable Subsidiary Guarantee and the applicable LLC Exposure Guarantee in accordance with this Section 3.4.

              3.5     Sweetwater 3 Matters. (a)     Any Sweetwater 3 Material Project Documents duly executed and delivered (or made available by providing access in digital format) to the Agents (whether acting as Agents hereunder or otherwise) on or prior to May 10, 2005 shall be deemed to be in form and substance satisfactory to the Agents and the Lenders for the purposes of Section 3.2(i) unless any such Sweetwater 3 Material Project Document has been amended, modified or supplemented on or prior to the Borrowing Date under Tranche B, in which case any such amendment, modification or supplement shall be subject to Section 6.13(a) (except that references therein to a Funded Project shall constitute references to Sweetwater 3 for the purposes hereof).

                        (b)     Any Applicable Permits relating to Sweetwater 3 delivered (or made available by providing access in digital format) to the Agents (whether acting as the Agents hereunder or otherwise) on or prior to May 10, 2005 shall be deemed to be in form and substance satisfactory to the Agents and the Lenders for the purposes of Section 3.2 unless any such Applicable Permit has been amended, modified or supplemented on or prior to the Borrowing Date under Tranche B, in which case any such amendment, modification or supplement shall fully be subject to Section 3.2(r).

                        (c)     Any Base Case Forecast which relates to Sweetwater 3 and which is not materially less favorable to the Subsidiary Guarantor for Sweetwater 3 and the Lenders than the forecasts and projections for Sweetwater 3 delivered to any Agent or the Lenders on or prior to May 10, 2005 shall be deemed to be in form and substance satisfactory to the Agents and the Lenders for the purposes of Section 3.2 unless any such Base Case Forecast has been revised, amended, modified or supplemented on or prior to the Borrowing Date under Tranche B, in which case any such revision, amendment, modification or supplement shall be fully subject to Section 3.2(y).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

              4.1     General Representations and Warranties.

              Borrower makes the following representations and warranties to, and in favor of, the Lenders as of the Closing Date and as of each Borrowing Date relating to a Current Project, with respect to matters relating to the Current Project. All of these representations and warranties shall survive the Closing Date, each Borrowing Date and the making of the Loans.

                        (a)     Organization.

                                 (i)     Borrower (A) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Vermont; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; and (C) has all requisite limited liability company power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents to which it is a Party.

                                 (ii)     Member (A) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Vermont; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (C) has all requisite corporate power and authority to own or hold its interest in Borrower and to carry on its business as now being conducted and as proposed to be conducted by it under the Operative Documents in respect of the Projects.

                                 (iii)     The only holder of all membership interests in Borrower on the date of this Agreement is the Member. As of the date of this Agreement, (A) there are no outstanding Equity Rights with respect to Borrower and (B) there are no outstanding obligations of Borrower to repurchase, redeem, or otherwise acquire any membership or other equity interests in Borrower or to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of Borrower. Borrower is authorized to issue and has issued only one class of membership interests.

                                 (iv)     As of the Closing Date and as of the Borrowing Date under Tranche A, Sponsor is the sole Member.

                        (b)     Authorization; No Conflict. Each of Borrower and Member has duly authorized, executed and delivered each Operative Document to which it is a party, and neither such entity's execution and delivery thereof nor the performance thereof (i) will be in conflict with or result in a breach of such entity's organizational documents; (ii) will violate, any other Legal Requirement applicable to or binding on Borrower or Member or any of their respective properties except for any such violation of a Legal Requirement that could not reasonably be expected to have a Material Adverse Effect; (iii) will result in any material breach of or constitute any material default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of the Collateral under, any agreement or instrument to which it is a party or by which it or any of the Collateral may be bound or affected; or (iv) will require the consent or approval of any Person, which has not already been obtained.

                        (c)     Enforceability. Each Operative Document to which Borrower or Member is a party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). None of the Operative Documents to which Borrower or Member is a party has been amended or modified since the later to occur of (i) the Closing Date or (ii) the immediately preceding Borrowing Date except in accordance with this Agreement and subject to Section 6.13(a) (except that references therein to a Funded Project shall constitute references to the Current Project for the purposes hereof).

                        (d)     ERISA. Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to or any liability under, any ERISA Plan, nor since the date which is six (6) years immediately preceding the Closing Date has Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under, any ERISA Plan. Borrower is in compliance in all material respects with all applicable provisions of ERISA and the Code and all other laws applicable to ERISA Plans, including the Age Discrimination in Employment Act, the Americans With Disabilities Act and Title VII of the Civil Rights Act. Borrower does not have any employees.

                        (e)     Taxes. Borrower and Member have filed, or have caused to be filed, all federal, State and local tax returns that it is required to file, has paid or has caused to be paid all taxes it is required to pay to the extent due, other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes to the extent required by GAAP.

                        (f)     Business. Borrower has not conducted any business other than the acquisition and ownership of the Subsidiary Guarantors and activities related or incident thereto (including those contemplated by Borrower's Operative Documents). Borrower does not have any outstanding debt or other material liabilities except as contemplated by the Operative Documents and is not a party to or bound by any material contract other than the Operative Documents to which it is a party.

                        (g)     Collateral. The security interests granted to the Collateral Agent pursuant to the relevant Collateral Documents in the Collateral (i) constitute as to personal property included in such Collateral and, with respect to subsequently acquired personal property included in such Collateral, will constitute, a perfected security interest and Lien under each applicable UCC subject to no other Liens except Permitted Liens; and (ii) are, and, with respect to such subsequently acquired property, will be, as to such Collateral perfected under each applicable UCC subject to no other Liens except Permitted Liens. The Collateral Documents relating to such Collateral and the financing statements relating thereto have been duly filed in each office and in each jurisdiction where required in order to create and perfect the first Lien and security interest described above. Borrower has properly delivered or caused to be delivered to the Collateral Agent all such Collateral that requires perfection of the Lien and security interest described above by possession or control. Borrower has good title to, and is the sole holder of record and beneficial title to, the membership interests in the relevant Subsidiary Guarantors.

                        (h)     Private Offering. Assuming that the Lenders are acquiring the Notes for investment purposes only, and not for purposes of resale or distribution thereof except for assignments or participations as provided in Section 2.5(b), Section 10.12, Section 10.13 and Section 10.14, no registration of the Notes under the Securities Act of 1933, as amended, or under the securities laws of the State in which the relevant Project is located is required in connection with the offering, issuance and sale of the Notes hereunder. Neither Borrower nor anyone acting on its behalf has taken, any action which would subject the offering, issuance or sale of the Notes to Section 5 of the Securities Act of 1933, as amended.

                        (i)     Investment Company, Holding Company Act. None of Borrower or Member is an "investment company" within the meaning of, or is regulated as an "investment company" under, the Investment Company Act of 1940.

                        (j)     Governmental Regulation.

                                 (i)     Neither the Agents nor the Lenders, or any Affiliate of any of them will, solely as a result of the execution, delivery and performance by them of the Financing Documents will be subject to, or not exempt from, regulation under the FPA or PUHCA or financial, organizational or rate regulation as a "public utility" under any applicable State law or any other State or other laws and regulations respecting the rates or the financial or organizational regulation of electric utilities; provided, that the exercise of any remedy provided for in any such Operative Document that would result in a direct or indirect change in ownership of or control over Borrower or its respective FERC jurisdictional facilities may require prior approval by FERC under Section 203 of the FPA;

                                 (ii)     Borrower and Member will not, solely as a result of the ownership, leasing or operation of the Projects by the Project Entities, the sale of electricity therefrom or the entering into any Operative Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under PUHCA except for regulation under Section 9(a)(2) of PUHCA. None of Borrower or Member is subject to regulation under any Governmental Rule as to securities, rates or financial or organizational matters of electric utilities that would preclude the incurrence or repayment of the principal of or interest on any Loans, or the incurrence by Borrower or Member of any of the Obligations or the execution, delivery and performance by Borrower or Member of the Operative Documents to which it is party. Neither Borrower nor Member will be deemed by public utilities commissions in the relevant State to be subject to financial, organizational or rate regulation as a "public utility" under any applicable State law or under any other State or other law, rule or regulation.

                        (k)     Regulations T, U, X, Etc. Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Loans will be used by Borrower to "purchase" or "carry" any such "margin stock" as so defined, or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Federal Reserve Board.

                        (l)     Financial Statements. The financial statements (including the notes thereto) delivered in respect of Borrower and Sponsor pursuant to Section 5.4 fairly present in all material respects the financial condition of Borrower and Sponsor as of the date thereof, subject to the audit and normal year-end adjustments and the absence of footnote disclosure. Such financial statements have been prepared in accordance with GAAP except for the failure to contain required footnotes and subject to changes resulting from audit and normal year-end adjustments. No such Person has any direct or contingent material liabilities that are required to be disclosed pursuant to GAAP, except as has been disclosed in such financial statements or otherwise disclosed in writing to the Agents prior to the date hereof. Except as disclosed to the Agents in a Closing Certificate delivered at the time the representation in this Section 4.1 is made there has occurred no Material Adverse Change in such financial statements since the delivery of such financial statements.

                        (m)     Existing Defaults. Borrower has not received or issued any notice of a default of any material term of any Operative Document. Borrower is not in default under any material term of any Operative Document to which it is a party.

                        (n)     No Default. No Default or Event of Default has occurred and is continuing.

                        (o)     Litigation. Except as set forth on Exhibit H-2, there are no pending or, to Borrower's Knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which Borrower is a party or is subject, or by which it is bound that, if adversely determined against Borrower, could reasonably be expected to result in a Material Adverse Effect.

                        (p)     Disclosure. Neither this Agreement nor any Financing Document, nor any Base Case Forecast nor any certificate furnished to the Agents, by or on behalf of Borrower in connection with the transactions contemplated by this Agreement and the other Financing Documents (such information to be taken as a whole, including, without limitation, updated or supplemented information) contains (or in the case of any certificate delivered on behalf of Borrower, to Borrower's Knowledge contains) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially misleading under the circumstances in which they were made at the time such statements were made; provided, however, that no representation or warranty is made with respect to projections or other forward-looking statements provided by or on behalf of Borrower with respect to any Base Case Forecast.

                        (q)     Tax Status. For United States federal and State income tax purposes, Borrower will be treated as either (i) a partnership or a disregarded entity or (ii) a corporation that is a member (but not the parent corporation) of a group filing consolidated or combined income tax returns. Neither the execution and delivery of the Financing Documents nor the consummation of any of the transactions contemplated by such Financing Documents will affect such status. Borrower has made such elections and taken such other actions, and agrees and warrants that it shall, at all times make such elections and take such other actions, as would permit Borrower to maintain the status as either (i) a partnership or a disregarded entity or (ii) a corporation that is a member (but not the parent corporation) of a group filing consolidated or combined income tax returns for U.S. Federal and State income tax purposes, to the maximum extent permitted by applicable Governmental Rules.

                        (r)     No Other Subsidiaries. Borrower has no Subsidiaries other than the Subsidiary Guarantors.

                        (s)     Compliance with Law. Borrower has complied in all material respects with all applicable Governmental Rules (including Hazardous Substances Laws and ERISA matters) and Applicable Permits except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                        (t)     No Other Bank Accounts. Borrower does not have any "account" with a "bank" (within the meaning of Section 4-104(a)(1) and 4-105(1) of the UCC, respectively) other than the Collateral Accounts established in accordance with this Agreement.

              4.2     Representations and Warranties with Respect to each Borrowing.

              Borrower makes the following representations and warranties to, and in favor of, the Lenders as of each Borrowing Date relating to a Current Project. All of these representations and warranties shall survive each Borrowing Date and the making of the Loans.

                        (a)     Organization

                                 (i)    Each of the Subsidiary Guarantor and the Project Entity with respect to the Current Project (A) is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its organization; (B) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect; (C) has all requisite limited liability company power and authority to own or hold under lease the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents to which it is a party; and (D) with respect to the Subsidiary Guarantor, is a wholly-owned subsidiary of Borrower.

                                 (ii)    The only holder of all membership interests in the Subsidiary Guarantor for the Current Project on the Borrowing Date is Borrower. As of the Borrowing Date, (A) there are no outstanding Equity Rights with respect to such Subsidiary Guarantor and (B) there are no outstanding obligations of such Subsidiary Guarantor to repurchase, redeem, or otherwise acquire any membership or other equity interests in such Subsidiary Guarantor or to make payments to any Person, such as "phantom stock" payments, where the amount thereof is calculated with reference to the fair market value or equity value of such Subsidiary Guarantor.

                        (b)     Authorization; No Conflict. Each of the Subsidiary Guarantor and the Project Entity for the Current Project has duly authorized, executed and delivered each Operative Document to which it is a party, and neither such entity's execution and delivery thereof nor the performance thereof (i) will be in conflict with or result in a breach of its organizational documents; (ii) will violate, any other Legal Requirement applicable to or binding on such Subsidiary Guarantor or Project Entity or any of their respective properties except for any such violation of a Legal Requirement that could not be reasonably expected to have a Material Adverse Effect; (iii) will result in any material breach of or constitute any material default under, or result in or require the creation of any Lien (other than Permitted Liens) upon any of the Collateral under, any agreement or instrument to which it is a party or by which it or any of the Collateral may be bound or affected; or (iv) will require the consent or approval of any Person, which has not already been obtained.

                        (c)     Enforceability. Each Operative Document to which the relevant Subsidiary Guarantor and Project Entity is a party is a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors' rights generally and subject to general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) solely with respect to Project Documents, any failure of a term or provision of a Project Document to be enforceable solely to the extent such failure could not reasonably be expected to have a Material Adverse Effect; provided, however, that this clause (ii) shall not apply to any Material Project Document that is invalid, illegal or unenforceable in its entirety. None of the Operative Documents to which the relevant Subsidiary Guarantor is a party has been amended or modified except in accordance with this Agreement and subject to Section 6.13(a) (except that references therein to a Funded Project shall constitute references to the Current Project for the purposes hereof).

                        (d)     ERISA. The relevant Subsidiary Guarantor is in compliance in all material respects with all applicable provisions of ERISA and the Code and all other laws applicable to ERISA Plans, including the Age Discrimination in Employment Act, the Americans With Disabilities Act and Title VII of the Civil Rights Act. Such Subsidiary Guarantee does not have any employees.

                        (e)     Taxes. The relevant Subsidiary Guarantor has filed, or has caused to be filed, all federal, State and local tax returns that it is required to file, has paid or has caused to be paid all taxes it is required to pay to the extent due, other than those taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated reserves established for such taxes to the extent required by GAAP.

                        (f)     Business. The relevant Subsidiary Guarantor has not conducted any business other than the ownership of its interest in its Project Entity and activities related or incident thereto (as contemplated by the Operative Documents). The relevant Subsidiary Guarantor has no outstanding debt or other material liabilities except as contemplated by the Operative Documents and is not a party to or bound by any material contract other than the Operative Documents to which it is a party.

                        (g)     Collateral. The relevant Subsidiary Guarantor has good title to its equity ownership interests in the Project Entity forming the Collateral purported to be covered by the Collateral Documents with respect to the relevant Project, in each case free and clear of all Liens other than Permitted Liens. The security interests granted to the Collateral Agent pursuant to the relevant Collateral Documents in the Collateral constitute as to personal property included in such Collateral and, with respect to subsequently acquired personal property included in such Collateral, will constitute, a perfected security interest and Lien under each applicable UCC subject to no other Liens except Permitted Liens. The Collateral Documents relating to such Collateral and the financing statements relating thereto have been, or will promptly be, duly filed in each office and in each jurisdiction where required in order to create and perfect the first Lien and security interest described above. Borrower has properly delivered or caused to be delivered to the Collateral Agent all such Collateral that requires perfection of the Lien and security interest described above by possession or control.

                        (h)     Private Offering. Assuming that the Lenders are acquiring the Notes for investment purposes only, and not for purposes of resale or distribution thereof except for assignments or participations as provided in Section 2.5(b), Section 10.12, Section 10.13 and Section 10.14, no registration of the Notes under the Securities Act of 1933, as amended, or under the securities laws of the State in which the Current Project is located is required in connection with the offering, issuance and sale of the Notes hereunder. The relevant Subsidiary Guarantor has not taken, any action which would subject the offering, issuance or sale of the Notes to Section 5 of the Securities Act of 1933, as amended.

                        (i)     Investment Company, Holding Company Act. The relevant Subsidiary Guarantor is not an "investment company" within the meaning of, or is regulated as an "investment company" under, the Investment Company Act of 1940.

                        (j)     Governmental Regulation.

                                 (i)     Neither the Agents nor the Lenders, or any Affiliate of any of them will, solely as a result of the ownership, leasing or operation of the Current Project by the relevant Project Entity, by the indirect partial ownership of the Current Project by Borrower, the sale of electricity therefrom or the entering into any Operative Document with respect thereto or any transaction contemplated thereby, will be subject to, or not exempt from, regulation under the FPA or PUHCA or financial, organizational or rate regulation as a "public utility" under any applicable State law or any other State or other laws and regulations respecting the rates or the financial or organizational regulation of electric utilities.

                                 (ii)     The relevant Subsidiary Guarantor will not, solely as a result of the ownership, leasing or operation of the Current Project by the relevant Project Entity, the sale of electricity therefrom or the entering into any Operative Document with respect thereto or any transaction contemplated thereby, be subject to, or not exempt from, regulation under PUHCA except for regulation under Section 9(a)(2) of PUHCA. The relevant Subsidiary Guarantor is not subject to regulation under any Governmental Rule as to securities, rates or financial or organizational matters of electric utilities that would preclude the incurrence or repayment of the principal of or interest on any Loans, or the incurrence by such Subsidiary Guarantor of any of the Obligations or the execution, delivery and performance by such Subsidiary Guarantor of the Operative Documents to which it is party. Such Subsidiary Guarantor will not be deemed by public utilities commissions in the relevant State to be subject to financial, organizational or rate regulation as a "public utility" under any applicable State law or under any other State or other law, rule or regulation.

                                 (iii)     The Project Entity owning the Current Project qualifies as an Exempt Wholesale Generator.

                        (k)     Regulation T, U, X, Etc. The relevant Subsidiary Guarantor is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Loans will be used by such Subsidiary Guarantor or the relevant Project Entity to "purchase" or "carry" any such "margin stock" as so defined, or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Federal Reserve Board.

                        (l)     Financial Statements. The financial statements (including the notes thereto) delivered in respect of the relevant Subsidiary Guarantor pursuant to Section 5.4 fairly present in all material respects the financial condition of such Subsidiary Guarantor as of the date thereof, subject to the audit and normal year-end adjustments and the absence of footnote disclosure. Such financial statements have been prepared in accordance with GAAP except for the failure to contain required footnotes and subject to changes resulting from audit and normal year-end adjustments. The relevant Subsidiary Guarantor does not have any material direct or contingent liabilities that are required to be disclosed pursuant to GAAP, except as has been disclosed in such financial statements or otherwise disclosed in writing to the Agents prior to the date of the requested Borrowing.

                        (m)     Existing Defaults. Neither the relevant Subsidiary Guarantor nor, to Borrower's Knowledge, the relevant Project Entity has received or issued any notice of a default of any material term of any Principal Project Document with respect to the Current Project. Neither the relevant Subsidiary Guarantor nor, to Borrower's Knowledge, the relevant Project Entity has received or issued any notice of a default of any material term of any Project Document (except for Principal Project Documents) which default could be reasonably expected to have a Material Adverse Effect. Neither the relevant Subsidiary Guarantor nor, to Borrower's Knowledge, the relevant Project Entity is in default under any material term of any Principal Project Document to which it is a party. Neither the relevant Subsidiary Guarantor nor, to Borrower's Knowledge, the relevant Project Entity is in default under any material term of any Project Document (except for any Principal Project Documents) to which it is a party which default could be reasonably expected to have a Material Adverse Effect.

                        (n)     Tax Status. For United States federal and State income tax purposes, the Subsidiary Guarantor will be treated as either (i) a partnership or a disregarded entity or (ii) a corporation that is a member (but not the parent corporation) of a group filing consolidated or combined income tax returns. Neither the execution and delivery of the Financing Documents nor the consummation of any of the transactions contemplated by such Financing Documents will affect such status. Borrower has made such elections and taken such other actions, and agrees and warrants that it shall, and shall cause the relevant Subsidiary Guarantor to, at all times make such elections and take such other actions, as would permit Borrower and such Subsidiary Guarantor to maintain the status as either (i) a partnership or a disregarded entity or (ii) a corporation that is a member (but not the parent corporation) of a group filing consolidated or combined income tax returns for U.S. Federal and State income tax purposes, to the maximum extent permitted by applicable Governmental Rules.

                        (o)     ECCA. Solely with respect to a Borrowing Date with respect to Tranche B Loans, all conditions precedent to such funding under the Equity Capital Contribution Agreement to which Sweetwater Catamount 3 is a party shall have been satisfied or waived; provided, that, such Subsidiary Guarantor will not waive any condition without prior written consent of the Agents and the Lenders.

                        (p)     No Other Subsidiaries. The relevant Subsidiary Guarantor does not have any subsidiaries except for the relevant Project Entity.

                        (q)     Compliance with Law. The relevant Subsidiary Guarantor and the relevant Project Entity have complied in all material respects with all applicable Governmental Rules (including Hazardous Substances Laws and ERISA matters) and Applicable Permits except to the extent that the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                        (r)     No Other Bank Accounts. The relevant Subsidiary Guarantor does not have any "account" with a "bank" (within the meaning of Sections 4-104(a)(1) and 4-105(1) of the UCC, respectively) other than the Collateral Accounts established at Depository in accordance with this Agreement.

                        (s)     Projections. Borrower has disclosed to the Agents the assumptions with respect to the Current Project on which the Base Case Forecast is based and Borrower represents and warrants hereby that the revenue and operating expense estimates and projections for each Current Project in the Base Case Forecast submitted to the Agents on the Borrowing Date (i) are based on reasonable assumptions as to all legal and factual matters material thereto, and (ii) are consistent, in all material respects, with the provisions of the Material Project Documents with respect to the Current Project.

                        (t)     Solvency. As of the Borrowing Date, (i) the aggregate value of all assets and properties of Borrower (including, in each case, the assets and properties of Subsidiary Guarantors subject to the Financing Documents) at their respective present fair saleable value (i.e., the amount which may be realized within a reasonable time, considered to be six (6) months to one (1) year, either through collection or sale at the regular market value, conceiving the latter as the amount which could be obtained for the assets and properties in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions), exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Borrower and (ii) Borrower is expected to have sufficient cash flow to enable it to pay its debts as they mature.

                        (u)     Permits. All material Permits necessary for the construction, operation, use and ownership of the Current Project, and all Permits necessary for the routine maintenance of the Current Project, are identified on the schedule delivered pursuant to Section 3.2(r). As of the Borrowing Date with respect to the Current Project, each Permit described in such schedule is either (i) in full force and effect and is not subject to any appeals or further proceedings or to any unsatisfied condition that may allow material modification or revocation or (ii) of a type that would not normally be obtained before such Permit is required. Neither Borrower nor the relevant Subsidiary Guarantor has reason to believe that any Permit of the type referred to in clause (ii) above will not be obtained in due course before it becomes an Applicable Permit. Neither Borrower, the relevant Subsidiary Guarantor nor the relevant Project Entity is in violation of any Applicable Permit which violation could reasonably be expected to have a Material Adverse Effect. As of the relevant Borrowing Date, each Applicable Permit relating to the ownership, operation and maintenance of the Current Project and the sale of electric energy and capacity is held in the name of the relevant Project Entity that owns the Current Project or (solely with respect to those Applicable Permits that are required to be held by or in the name of an operator of facilities of the Current Project) the operator of the Current Project. To the Borrower's Knowledge, the operator of the Current Project possesses all material licenses, Permits, franchise, patents, copyrights, trademarks and trade names, or rights thereto necessary to perform its duties under the Operative Documents to which it is a party, and such party is not in violation of any valid rights of others with respect to any of the foregoing which violation could reasonably be expected to have a Material Adverse Effect.

                        (v)     Hazardous Substances. Except as set forth in the relevant Phase I Reports delivered to the Agents pursuant to Section 3.2(n), to Borrower's Knowledge there are not (i) any past or existing violations of any Hazardous Substances Law by any Person relating in any way to the Current Project or the Project Site of the Current Project or (ii) any event, condition or circumstance that could reasonably be expected to form a basis for an Environmental Claim against the Current Project, the Project Site of the Current Project, Borrower or the relevant Subsidiary Guarantor, which violations or Environmental Claims could reasonably be expected to have a Material Adverse Effect.

                        (w)     Utilities; Roads. All utility services, road way access and power connection services necessary for the operation of the Current Project for its intended purposes are available for the Current Project or are reasonably expected to be so available as and when required upon commercially reasonable terms.

                        (x)     Sufficiency of Project Documents. To Borrower's Knowledge, the services to be performed, the materials to be supplied, the real property interests and the other rights granted pursuant to the Project Documents related to the Current Project are sufficient to enable the Current Project at the applicable Project Site to be operated and maintained in such manner as is assumed in the Base Case Forecast, except for those that can be reasonably expected to be commercially available when and as required. To Borrower's Knowledge, such Project Documents, together with any other agreements listed on Exhibit A to the Borrowing Certificate, are the only material agreements in existence with respect to the operational phase of the Current Project; provided, however, that, for the avoidance of doubt, agreements that have been substantially performed by the parties thereto shall not be deemed to be material for purposes of this Section 4.2(x) unless, to Borrower's Knowledge, the Project Entity or its counterparty subject to any such agreement has a current, matured material liability or obligation under such agreement.

                        (y)     Disclosure. Neither the Project Documents nor any Base Case Forecast nor any certificate furnished to the Agents, by or on behalf of Borrower in connection with the transactions contemplated by the Operative Documents relating to the Current Project, or the design, description, testing or operation thereof, including any information provided to the Independent Consultants (all such information to be taken as a whole, including, without limitation, updated or supplemented information) contain (or in the case of any certificate delivered on behalf of Borrower, to Borrower's Knowledge contain) any untrue statements of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under the circumstances in which they were made at the time such statements were made; provided, however, that no representation or warranty is made with respect to projections or other forward-looking statements provided by or on behalf of Borrower with respect to any Base Case Forecast. As of each Borrowing Date, there is no fact known to Borrower or any Affiliate of Borrower which Borrower has not disclosed to the Agents and the Lenders that is reasonably likely to have a Material Adverse Effect.

                        (z)     Litigation. Except as set forth on Exhibit H-2, there are no pending or, to Borrower's Knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which any relevant Subsidiary Guarantor or, to Borrower's Knowledge, the Project Entity relating to the Current Project is a party or is subject, or by which it is bound that, if adversely determined against such Subsidiary Guarantor or Project Entity, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE 5

AFFIRMATIVE COVENANTS OF BORROWER

              Borrower covenants and agrees that so long as this Agreement is in effect, it shall, and shall cause each Subsidiary Guarantor holding an indirect ownership interest in each Funded Project to, unless the Administrative Agent (or if so specified, the Majority Lenders) waives compliance in writing:

              5.1     Use of Proceeds. Use the proceeds of the Loans solely (a) to provide funds to Subsidiary Guarantors to enable Subsidiary Guarantors to make capital contributions to Project Entities in connection with their respective ownership interests in the Project Entities, as required under applicable Equity Capital Contribution Agreements, (b) to repay any funds previously advanced by Borrower, Subsidiary Guarantor, Sponsor or Sponsor's Affiliates for the purposes of investing directly or indirectly in Class B Units in a Project Entity, (c) to pay fees (including the Commitment Fees), costs and expenses as required under this Agreement, and (d) to make deposits to the Debt Service Reserve Account as required under this Agreement; provided, however, that the proceeds of a Borrowing may also be utilized to reimburse Borrower for the Upfront Fee paid on the Closing Date and any expenses paid by Borrower, including legal fees and expenses incurred by the parties hereto.

              5.2     Payment. Pay all sums due and payable by it under this Agreement and the other Financing Documents according to the terms hereof and thereof.

              5.3     Notices. Promptly, upon acquiring notice or giving notice, as the case may be, or obtaining Borrower's Knowledge thereof, give written notice to the Agents of:

                        (a)     Any litigation, action or proceeding pending or, to Borrower's Knowledge, threatened against Borrower, any Subsidiary Guarantor for a Funded Project, or, to Borrower's Knowledge, pending or threatened against any Funded Project or any Project Entity owning a Funded Project (i) involving claims against Borrower, any Subsidiary Guarantor, a Funded Project or any Project Entity owning a Funded Project in excess of Two Hundred Fifty Thousand Dollars ($250,000), (ii) seeking any material injunctive, declaratory or other equitable relief that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, or (iii) instituted for the purpose of revoking, terminating, suspending, withdrawing, modifying or withholding any Applicable Permit or Material Project Document for a Funded Project which, if successful, could reasonably be expected to result in a Material Adverse Effect;

                        (b)     Any dispute or disputes between Borrower, any Subsidiary Guarantor, Project Entity and any Governmental Authority and which involve (i) claims against Borrower, a Funded Project or any Project Entity or Subsidiary Guarantor for a Funded Project which individually exceed Two Hundred Fifty Thousand Dollars ($250,000) or in the aggregate in any fiscal year of Borrower exceed Five Hundred Thousand Dollars ($500,000), (ii) injunctive or declaratory relief, or (iii) revocation, material modification, or suspension of any Applicable Permit for a Funded Project or imposition of additional material conditions with respect thereto;

                        (c)     Any Default or Event of Default (and any notice thereof shall be entitled "Notice of Default" or "Notice of Event of Default");

                        (d)     Any casualty, damage or loss, whether or not insured, through fire, theft, other hazard or casualty, if such casualty, damage or loss affects Borrower, any Subsidiary Guarantor for a Funded Project or any Funded Project, involving a probable loss in excess of One Million Dollars ($1,000,000) or any material curtailment of operation of any Project or in deliveries of electrical production from any Project that could reasonably be expected to last more than seven (7) days;

                        (e)     Any matter which has, or could reasonably be expected to have, a Material Adverse Effect;

                        (f)     Initiation of any condemnation proceedings involving any Funded Project or any material portion thereof (other than land not material to the operation of a Funded Project);

                        (g)     Any contractual obligations incurred by Borrower or any Subsidiary Guarantor for a Funded Project exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year of Borrower for any Funded Project, not including any obligations incurred pursuant to the Operative Documents or any obligation contemplated in the Annual Operating Budget;

                        (h)     With respect to all Funded Projects, any notice of material event of default or termination given or received under any Material Project Document and any material notices given or received under any power purchase agreement, interconnection agreement, warranty contract, service agreement or an operation and maintenance agreement;

                        (i)     Any (i) fact, circumstance, condition or occurrence at, on, or arising from, any Project Site for a Funded Project, that results in material noncompliance with any Hazardous Substances Law or any Release of Hazardous Substances on or from any such Project Site that has resulted in or could reasonably be expected to result in personal injury or material property damage or have a Material Adverse Effect, and (ii) pending or, to Borrower's Knowledge, threatened Environmental Claim against Borrower or arising in connection with occupying or conducting operations on or at any Funded Project or the Project Site therefor which could reasonably be expected to have a Material Adverse Effect;

                        (j)     Any termination, revocation, suspension or material modification of any Applicable Permit for a Funded Project, or any action or proceeding which could reasonably be expected to result in any of the foregoing, including any proceeding at a relevant public utility commission or FERC with respect to any Funded Project;

                        (k)     [Intentionally Omitted];

                        (l)     Any claim of force majeure under any Principal Project Documents related to any Funded Project;

                        (m)    Borrower's adoption of or participation in any ERISA Plan, or intention to adopt or participate in any ERISA Plan;

                        (n)     Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary Guarantor for a Funded Project or compliance with the terms of this Agreement and the other Operative Documents that in each case is necessary to administer the Loans as the Administrative Agent may reasonably request; and

                        (o)     Any event or condition reasonably likely to require the incurrence of capital and maintenance expenditures in an amount that is at least 25% higher than the corresponding amounts set forth with respect to such items in the Annual Operating Budget, within 30 days of the date when Borrower or any Affiliate thereof obtains knowledge of such event or condition.

              5.4     Financial Statements.

                        (a)     Deliver to the Agents (or cause to be delivered to the Agents):

                                 (i)     As soon as available but no later than seventy-five (75) days after the close of each quarterly period of its fiscal year, quarterly (and year-to-date) unaudited consolidated financial statements of Borrower (reflecting the financial condition of each Subsidiary Guarantor relating to a Funded Project) and Sponsor and prepared by Borrower or such other Persons as of the end of such period, including a balance sheet and the related statement of income, stockholders' or member's equity and cash flows, in each case setting forth comparative figures for the previous dates and periods, to the extent available; and

                                 (ii)    As soon as available but no later than one hundred and twenty (120) days after the close of each applicable fiscal year, (A) audited consolidated financial statements of Borrower (reflecting the financial condition of each Subsidiary Guarantor relating to a Funding Project) and Sponsor prepared by Borrower and such other Persons and (B) consolidating financial statements of Borrower as of the end of such fiscal year including a balance sheet and the related statement of income, stockholders' or members' equity and cash flows, in each case setting forth comparative figures for the previous fiscal year, to the extent available; all prepared in accordance with GAAP and, in the case of Section 5.4(a)(ii)(A), certified by an independent certified public accountant selected by the Person whose financial statements are being prepared and satisfactory to the Agents and the Lenders. Such certificate shall not be qualified, or limited, because of restricted or limited examination by such accountant of any material portion of the records of the applicable Person.

                                 (iii)   Each time the financial statements described above are delivered under this Section 5.4, a certificate signed by a Responsible Officer of the Borrower shall be delivered along with such financial statements, certifying that such Responsible Officer has made or caused to be made a review of the transactions and financial condition of the Borrower during the relevant fiscal period and that, to the knowledge of the Responsible Officer, no Default or Event of Default exists or if any such event or condition existed or exists, the nature thereof and the corrective actions that Borrower has taken or proposes to take with respect thereto.

                                 (iv)  Notwithstanding the foregoing, Borrower shall not be in default for failing to deliver any financial statements under this Section 5.4(a) to the extent the financial statements of a Project Entity which are needed to prepare such financial statements have not been received from such Project Entity (provided that Borrower shall be obligated to utilize commercially reasonably efforts to cause the relevant Project Entity to deliver its financial statements within the period specified in this Section 5.4(a)(i) or (ii)) so long as (x) Borrower notifies the Administrative Agent of any failure on part of such Project Entity to provide financial statements within the period specified in this Section 5.4(a)(i) or (ii) above, (y) Borrower thereafter causes the applicable Subsidiary Guarantor to Vote to direct such Project Entity to provide such financial statements as promptly as is practicable, and (z) such financial statements are provided to the Agents no later than five (5) months after the last days of the period to which they relate.

                        (b)     Deliver to the Agents (or cause to be delivered to the Agents) copies of any quarterly and annual financial statements of the Project Entities promptly upon receipt thereof, together with a copy of any certification delivered in connection therewith; provided, that Borrower agrees to cause the relevant Subsidiary Guarantor to Vote to cause such financial statements to be delivered in accordance with the applicable time periods specified in Section 5.4(a)(i) and (ii) above. Deliver to the Agents a comparative analysis with the original Base Case Forecast for each Current Project during the first twelve-month period following the Borrowing Date for such Current Project and, for any subsequent periods, showing comparative figures with the then applicable Annual Operating Budget

                        (c)     Deliver to the Agents (or cause to be delivered to the Agents) copies of any final annual operating budget with respect to each Funded Project promptly upon receipt thereof; provided, that Borrower agrees to cause the Subsidiary Guarantor to Vote to cause a draft annual operating budget such Project Entity to be prepared and delivered within at least sixty (60) days prior to the end of each calendar year.

                        (d)     Notwithstanding anything provided for in this Section 5.4 above, deliver to the Agents (or cause to be delivered to the Agents), no later than thirty (30) days after the Closing Date, audited financial statements of Sponsor for the annual period for which Sponsor had delivered its unaudited annual financial statements as of the Closing Date, including a balance sheet and the related statement of income, stockholders' or member's equity and cash flows, and such financial statements delivered hereunder shall indicate a net worth determined in accordance with GAAP of at least 90% of the net worth indicated in the unaudited financial statements of the Sponsor for the same period delivered on the Closing Date.

              5.5     Reports. Deliver to the Agents copies of any documents and reports furnished to Borrower by a Governmental Authority or by any counterparty to a Material Project Document for a Funded Project, or furnished by Borrower to such Governmental Authority or such counterparty, in any case if the same could be reasonably expected to be material to Borrower or the Funded Projects.

              5.6     Additional Permits and Project Documents; Additional Consents. Deliver to the Agents promptly, but in no event later than thirty (30) days after the receipt thereof by Borrower, copies of (a) all Applicable Permits or Material Project Documents for a Funded Project obtained or entered into by Borrower, any Subsidiary Guarantor or any Project Entity after the applicable Borrowing Date for such Funded Project; and (b) any material amendment, supplement or other modification to any Applicable Permit or Material Project Document received by Borrower, Subsidiary Guarantor or Project Entity for a Funded Project after the applicable Borrowing Date for such Funded Project.

              5.7     Existence, Conduct of Business, Properties, Etc. Except as otherwise expressly permitted under this Agreement, (a) maintain and preserve its existence as a Vermont limited liability company and cause each Subsidiary Guarantor to maintain and preserve its existence as a Vermont limited liability company, and all material rights, privileges and franchises necessary or desirable in the normal conduct of their respective businesses; (b) perform and cause each Subsidiary Guarantor to perform and, to the extent possible by Voting, to cause such Project Entity to perform, all of such party's contractual obligations under the Operative Documents and all other agreements and contracts by which it is bound, maintain all Permits, including all Applicable Permits, which are necessary to conduct its business and to own, insure, operate and maintain its interest in the Projects in the manner contemplated by the Material Project Documents related to such Projects, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) at or before the time that any Permit becomes an Applicable Permit, to the extent possible by Voting, to cause such Project Entity to obtain such Permit, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) engage, and cause each Subsidiary Guarantor to engage and, to the extent possible by Voting, to cause such Project Entity to engage, only in the business contemplated by the Operative Documents to which it is a party.

              5.8     Books, Records, Access. Maintain books, accounts and records with respect to Borrower and each Subsidiary Guarantor, and Vote to cause such Project Entity to maintain books, accounts and records in accordance with generally accepted accounting practices and in material compliance with the regulations of any Governmental Authority having jurisdiction thereof, and permit employees, consultants, advisers or agents of any Agent or any Lender during normal business hours (so long as such visit complies with the Project's safety and insurance program and does not unreasonably interfere with the operation and maintenance of the Projects) and at any hour if any Default has occurred and is continuing and upon reasonable prior notice to Borrower and each such Subsidiary Guarantor to inspect all of Borrower's and each Subsidiary Guarantor's properties to examine or audit all of Borrower's and each Subsidiary Guarantor's books, accounts and records and make copies and memoranda thereof.

              5.9     EWG and Rate Approval.

                        (a)     Take or cause to be taken all necessary or appropriate actions so that each Project Entity will be an Exempt Wholesale Generator at all times hereafter until all Obligations due to the Agents and the Lenders under the Financing Documents have been paid in full.

                        (b)     Take or cause to be taken all necessary or appropriate actions so that all necessary authorizations and approvals of the PUCT for the sale of power under the relevant power purchase agreements are obtained or maintained when required by applicable Legal Requirements.

              5.10   Preservation of Rights; Further Assurances.

                        (a)     Preserve, protect and defend the material rights of Borrower, each Subsidiary Guarantor and, to the extent possible by Voting, each Project Entity under each and every Material Project Document related to any Funded Project, including (where it is in the best interest of such Project in the judgment of Borrower or any relevant Subsidiary Guarantor) prosecution of suits to enforce any right of Borrower, such Subsidiary Guarantor or such Project Entity thereunder and enforcement of any claims with respect thereto.

                        (b)     From time to time as reasonably requested by the Administrative Agent, execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any financing statement, continuation statement, certificate of title or estoppel certificate) relating to the Loans and other Obligations of Borrower hereunder stating the interest and charges then due, and take such other steps as may be necessary or advisable to render fully valid and enforceable under all applicable laws the rights, Liens and priorities of the Collateral Agent and the Lenders with respect to the Collateral, in each case in such form and at such times as shall be reasonably satisfactory to the Agents and the Lenders, and pay all reasonable fees and expenses (including reasonable attorney's fees) incident to compliance with this Section 5.10.

              5.11   Taxes and Other Government Charges. Pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to Borrower or each Subsidiary Guarantor. However, Borrower or any Subsidiary Guarantor may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when Borrower or such Subsidiary Guarantor is in good faith contesting the same, so long as, with respect to any such dispute in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000), (a) adequate reserves to the extent required by GAAP have been established to the satisfaction of the Administrative Agent; (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest; and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is paid when due after resolution of such contest.

              5.12   Compliance With Laws, Instruments, Etc. Within such time as may be required by the Legal Requirements applicable to Borrower or any relevant Subsidiary Guarantor relating to a Funded Project comply, or cause compliance, in all material respects, with such Legal Requirements the failure to comply with which could reasonably be expected to have a Material Adverse Effect, except that Borrower may contest by appropriate proceedings conducted in good faith the validity or application of any such Legal Requirements, provided that none of the Agents, the Lenders, Borrower or any of the relevant Subsidiary Guarantors shall be subject to any criminal liability or any risk of forfeiture of their respective interests in any relevant Project Entity for failure to comply therewith.

              5.13   Title. Borrower and the relevant Subsidiary Guarantors shall maintain, and the relevant Subsidiary Guarantor shall Vote to cause each Project Entity holding an ownership interest in a Project to maintain (a) good title to, or a valid leasehold, easement or other interest in, the relevant Project Sites, subject only to Permitted Liens; and (b) good title to, or a valid leasehold, easement or other interest in, all of their other respective properties and assets (other than properties and assets disposed of in the ordinary course of business), subject only to Permitted Liens, except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect. Borrower shall take all necessary corporate action to cause Borrower and the relevant Subsidiary Guarantors not to undertake the sale of any interest in the Project unless such sale is permitted under the applicable Project Documents.

              5.14   Indemnification.

                        (a)     Without duplication of Borrower's obligations under Section 2.4(d) or Section 2.6 (and excluding any items or events specifically excluded from Borrower's obligations thereunder), and subject to Section 5.14(b), Borrower and each Subsidiary Guarantor, jointly and severally, shall indemnify, defend and hold harmless each Agent, the Depository and each Lender and in their capacities as such, their respective officers, directors, shareholders, controlling persons, employees, agents and servants (collectively, the "Indemnitees") from and against and reimburse the Indemnitees for:

                                  (i)     any and all claims, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), actions, suits, judgments, costs and expenses (including attorney's fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against any such Indemnitee by any third party in any way relating to, or arising out of or in connection with this Agreement, the other Operative Documents, or the Projects (collectively, "Claims"); and

                                  (ii)    any and all Claims asserted against any Indemnitee and arising in connection with the release or presence of any Hazardous Substances at any Project Site of a Project, whether foreseeable or unforeseeable, including all costs of removal and disposal of such Hazardous Substances, all reasonable costs required by Governmental Authorities or under any Governmental Rule to be incurred in (A) determining whether the Projects are in compliance; and (B) causing the Projects to be in compliance, with all applicable Legal Requirements, all reasonable costs associated with claims for damages to persons or property, and reasonable attorneys' and consultants' fees and court costs, but excluding any such Claims arising after foreclosure by the Collateral Agent under the Financing Documents or attributable to acts or omissions of Lenders or their agents thereafter.

                        (b)     The foregoing indemnities shall not apply with respect to a Indemnitee or its officers, directors, shareholders, controlling persons, employees, agents or servants (collectively, its "Affiliated Indemnitees"), to the extent arising as a result of the gross negligence or willful misconduct of such Indemnitee or its Affiliated Indemnitees as determined by a final non appealable judgment of a court of competent jurisdiction, but shall continue to apply to other Indemnitees.

                        (c)     The provisions of this Section 5.14 shall survive foreclosure of the Collateral Documents and the indefeasible satisfaction or discharge of Borrower's obligations (including the Obligations) hereunder, and shall be in addition to any other rights and remedies of the Lenders.

                        (d)     In case any action, suit or proceeding subject to the indemnity of this Section 5.14 shall be brought against any Indemnitee, such Indemnitee shall notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defenses of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a potential or actual conflict of interest between such Indemnitee and Borrower or any Subsidiary Guarantor, and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense; provided that Borrower shall not be required to pay any such expenses of more than one (1) counsel designated by the Indemnitee.

                        (e)     Borrower shall deliver to such Indemnitee a copy of each material document in Borrower's possession or which Borrower is entitled to receive filed or served on any party in such action, suit or proceeding, and each material document which Borrower possesses relating to such action, suit or proceeding.

                        (f)     Notwithstanding Borrower's rights hereunder to control certain actions, suits or proceedings, unless Borrower has provided Indemnitee such security as is adequate, in such Indemnitee's reasonable judgment (taking into account the cover available under the insurance maintained by or on behalf of Borrower), to cover any potential unfavorable determination of any such action, suit or proceeding, any Indemnitee against whom any Claim is made shall be entitled to compromise or settle any such Claim if such Indemnitee determines in its reasonable judgment that failure to compromise or settle such Claim is reasonably likely to have a material adverse effect on such Indemnitee, or such Indemnitee's security interests in any Collateral. Any such compromise or settlement shall be binding upon Borrower for purposes of this Section; provided, however, that any settlement by such Indemnitee shall not constitute an admission of culpability or liability by Borrower.

                        (g)     Upon payment of any Claim by Borrower pursuant to this Section 5.14, Borrower and each Subsidiary Guarantor, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and the Subsidiary Guarantors and give such further assurances as are necessary or advisable to enable Borrower and the Subsidiary Guarantors vigorously to pursue such claims.

                        (h)     Any amounts payable by Borrower pursuant to this Section 5.14 shall be payable on the date such amount is required to be paid by the applicable Indemnitee and in no event later than thirty (30) days after Borrower receives an invoice for such amounts from any applicable Indemnitee. If such amounts are not paid within such thirty (30) day period, then such amounts shall bear interest at the Default Rate.

              5.15   Revenue Account. With respect to any Funded Project, Borrower shall cause each relevant Subsidiary Guarantor to remit all payments and distributions received by such Subsidiary Guarantor under the related LLC Agreement or any other Project Document, as applicable directly to the Revenue Account (other than any payments applied directly to prepay the Loans pursuant to Section 2.1(g)(v)).

              5.16   Base Case Forecast.

                        (a)     Promptly after any prepayment pursuant to Section 2.1(g)(i)(B) or Section 2.1(g)(ii)(B) or (C) and, simultaneously with any release of a Funded Project pursuant to Section 3.4, Borrower shall provide the Administrative Agent with an updated Base Case Forecast removing the revenue and operating expenses for such Project.

                        (b)     Upon the occurrence of a Material Adverse Effect relating to a Funded Project, Borrower shall provide the Administrative Agent with an updated Base Case Forecast reflecting appropriate adjustments to the revenue and operating projections and the assumptions reasonably necessary to account for such Material Adverse Effect.

                        (c)     Borrower may, at its option, update the Base Case Forecast for any other changes affecting a Funded Project. Borrower shall update the Base Case Forecast for a Funded Project at the reasonable request of the Agents and the Majority Lenders. Borrower shall update the Base Case Forecast as set forth in Section 2.1(b)(vi).

                        (d)     Borrower shall deliver to the Agents monthly reports (as and when such reports are made available to Subsidiary Guarantors under the relevant LLC Agreements) comparing the actual performance results of each Funded Project to the projected performance forecasts of such Funded Projects.

              5.17   Alternative Credit Support. If any provider of Alternative Credit Support ceases at any time to be an Acceptable Letter of Credit Issuer (with respect to a Debt Service Reserve Letter of Credit or a Fixed Debt Service Reserve Letter of Credit, as applicable) or an Acceptable Guarantor (with respect to any Reserve Guaranty), no later than ten (10) Business Days after the Administrative Agent's notice to Borrower that such provider has ceased to be an Acceptable Letter of Credit Issuer or an Acceptable Guarantor, Borrower shall replace such Alternative Credit Support instrument with any of the following, in each case in the same amount as the amount of such Alternative Credit Support Instrument being replaced: (a) an Acceptable Letter of Credit, in form and substance reasonably satisfactory to the Agents and the Majority Lenders, issued by an Acceptable Letter of Credit Provider; (b) a Reserve Guaranty, in form and substance reasonably satisfactory to the Agents and the Majority Lenders, issued by an Acceptable Guarantor; or (c) cash collateral pledged to the Collateral Agent in a manner satisfactory to the Agents (acting with the consent of the Majority Lenders). To the extent that Borrower fails to replace the Alternative Credit Support instrument as required in the immediately preceding sentence, the Agents (acting with the consent of the Majority Lenders) may elect to make a demand or drawing on such Alternative Credit Support instrument for its full stated amount.

ARTICLE 6

NEGATIVE COVENANTS OF BORROWER

              Borrower covenants and agrees that, so long as this Agreement is in effect, it shall not, without the prior written consent of the Administrative Agent (or, if so specified, the Majority Lenders) and it shall not allow any of the Subsidiary Guarantors holding an ownership interest in the Project Entities owning each Funded Project to:

              6.1     Contingent Liabilities. Become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or, except as provided in the Operative Documents, provided, however, that this Section 6.1 shall not be deemed to prohibit (a) the acquisition of goods, supplies or merchandise in the normal course of business on normal trade credit; or (b) the endorsement of negotiable instruments received in the normal course of its business.

              6.2     Limitations on Liens. (a) Create or assume any Lien on any Collateral with respect to such a Funded Project, whether now owned or hereafter acquired, except for Permitted Liens or (b) suffer to exist any Lien on any Collateral with respect to such a Funded Project, whether now owned or hereafter acquired, except for Permitted Liens.

              6.3     Indebtedness. Incur, create, assume or permit to exist any Debt of such entity except (a) the Loans and the other Obligations under the Financing Documents; (b) with respect to any Subsidiary Guarantor, obligations under the applicable LLC Agreement or other Project Documents to which it is a party; and (c) loans to Borrower solely from Sponsor or Member or loans from Borrower or any Subsidiary Guarantor to a Subsidiary Guarantor or Project Entity to provide working capital (directly or through the related Subsidiary Guarantor) for a Funded Project on terms set forth in the applicable LLC Agreement or which are otherwise acceptable to the Agents.

              6.4     Sale or Lease of Assets. Sell, lease, assign, transfer or otherwise dispose of assets (including any portion of Borrower's equity interest in any Subsidiary Guarantor and such Subsidiary Guarantor's interest in the relevant Project Entity), whether now owned or hereafter acquired (a) except in the ordinary course of its business or as contemplated by the Operative Documents in each case at fair market value; (b) except for obsolete, worn out or replaced property not used or useful in its business; (c) except for sales of renewable energy credits, 'green tags' or other like environmental credits or benefits; and (d) except for sales, assignment, transfer or disposition of its direct or indirect interest in the Subsidiary Guarantor or Project Entity for any Project which is not a Funded Project or any Project which has been released from the Collateral pursuant to Section 3.4 hereof.

              6.5     Changes. Change the nature of its business or expand its respective business beyond the business contemplated in the Operative Documents.

              6.6     Distributions. Except as otherwise permitted pursuant to this Agreement, directly or indirectly, make or declare any dividend or other distribution (in cash, property or obligation) on, or other payment on account of, any interest in Borrower or any payment of principal or interest in respect of any loan or Debt to a Person other than the Secured Parties, any payments in respect of any management fees by Subsidiary Guarantor or Borrower (except to the extent contained in a Project Document or permitted under this Agreement to the extent such payment is not made out of the proceeds of the Loans), or any payment of costs associated with the issuance or substitution of any letters of credit or (without affecting the provisions of this Agreement that limit the right of Borrower to provide the same) other credit support for the Debt Service Reserve Account or the Fixed Debt Reserve Account, except (i) for distributions of interests in an entity which pursuant to Section 3.4 is no longer a Subsidiary Guarantor, (ii) for repayment of any equity contribution or loan, directly or indirectly, used to provide working capital for a Funded Project in accordance with the applicable LLC Agreement for such Funded Project on terms set forth in such LLC Agreement or on terms which are otherwise acceptable to the Agents, (iii) for repayment of an equity contribution or loan, directly or indirectly, used to fund the portion of a Subsidiary Guarantor's capital contribution in a Project Entity which is subsequently funded by Loans, and (iv) as specifically contemplated in Section 7.2(a).

              6.7     Investments. Make or permit to remain outstanding any advances or loans or extensions of credit to, or purchase, redeem or own any stock, bonds, notes, debentures or other securities of any Person, except for investments in the Subsidiary Guarantors, the Project Entities and the Projects as contemplated in the Project Documents, Permitted Investments and as contemplated by Sections 6.3(a), (b) or (c) or as otherwise contemplated by the Operative Documents.

              6.8     Transactions With Affiliates. Except for any Operative Documents in existence on the Closing Date or any Operative Document otherwise approved pursuant to the terms of this Agreement, directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate unless such transaction or agreement (a) is entered into in the ordinary course of business on the terms set forth in the applicable LLC Agreements, (b) is on terms no less favorable than would be obtained in a comparable transaction with a Person that is not an Affiliate or (c) is otherwise approved by the Administrative Agent (acting at the direction of the Majority Lenders).

              6.9     Regulations. Apply any part of the proceeds of any Loan or Project Revenues to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

              6.10   Project Revenues. Except as contemplated in the Operative Documents, use, pay, transfer, distribute or dispose of any payments due to a Subsidiary Guarantor under the LLC Agreements or other Project Documents in any manner except as permitted by or provided in Section 5.15, 6.3 or 6.6.

              6.11   Partnerships. Become a general or limited partner in any partnership, a joint venturer in any joint venture or a member in any limited liability company or otherwise form any subsidiaries (other than the relevant Subsidiary Guarantors or Project Entities).

              6.12   Dissolution. Liquidate or dissolve, or sell or lease or otherwise transfer or dispose of, or permit any Subsidiary Guarantor to liquidate or dissolve, or sell or lease or otherwise transfer or dispose of, all or any substantial part of its respective property, assets or business, or combine, merge or consolidate, or permit any Subsidiary Guarantor to combine, merge or consolidate, with or into any other entity other than Borrower or another Subsidiary Guarantor; provided Borrower may sell, or otherwise dispose of (a) an entity which pursuant to Section 3.4 is no longer deemed to be a Subsidiary Guarantor and such entity may sell or otherwise dispose of the Project Entity or the interest it holds in such Project Entity and (b) assets as permitted by Section 6.4.

              6.13   Amendments.

                        (a)     Borrower shall not, and shall not permit any Subsidiary Guarantor to, or Vote to (i) terminate or cancel, (ii) amend, modify or supplement or (iii) waive any default under, or material breach of, or the performance of a material obligation by any other Person under, any LLC Agreement with respect to a Funded Project or any other Material Project Document related to a Funded Project without first obtaining the prior written consent of the Majority Lenders; provided, however, that (A) no approval shall be required in the case of any amendment, modification, or supplement to, or waiver under, any Material Project Document (except for amendments, modifications or supplements to, or waivers under, any LLC Agreement) unless such amendment, modification, supplement or waiver could reasonably be expected to have a Material Adverse Effect and (B) no approval shall be required in the case of any amendment, modification or supplement to or waiver under any LLC Agreement if the purpose of such amendment, modification, supplement or waiver is to correct a manifest error therein.

                        (b)     Each Lender shall use its commercially reasonable efforts to respond to each request for any action under Section 6.13(a) within thirty (30) days after receipt of written notice thereof; provided, however, that if Borrower demonstrates to the Lenders that a failure to respond within a shorter period of time (to be specified in the request) on the part of the Project Entity, Subsidiary Guarantor or Borrower could reasonably be expected to cause a material loss or liability to be incurred by any such Person under the relevant Material Project Document, then each Lender shall use its commercially reasonable efforts to respond within such shorter period of time.

                        (c)     Borrower shall not, and shall not permit any Subsidiary Guarantor to, or to Vote to enter into any Additional Project Documents with respect to a Funded Project without the prior written approval of the Majority Lenders (such approval not to be unreasonably withheld or delayed) if such Additional Project Document could reasonably be expected to have a Material Adverse Effect.

                        (d)     Subject to Section 6.13(a), promptly after the execution and delivery thereof, Borrower shall furnish the Administrative Agent and the Lenders with copies of (i) all amendments, supplements or modifications of any Material Project Documents to which Borrower or any Subsidiary Guarantor is a party, (ii) all Additional Project Documents to which Borrower or any Subsidiary Guarantor is a party and (iii) if reasonably requested by the Administrative Agent, other agreements and contracts to which Borrower or any Subsidiary Guarantor is a party entered into after the date hereof.

              6.14   Compliance With Operative Documents. Do or permit Subsidiary Guarantors or Funded Project Entities (to the extent possible by utilizing commercially reasonably efforts, including by Voting, and permitted by the Operative Documents) to do any act under the Operative Documents, or omit or refrain (to the extent possible by utilizing commercially reasonable efforts, including by Voting, and permitted by the Operative Documents) from any act under the Operative Documents, where such act done or permitted to be done, or such omission of or refraining from action, could reasonably be expected to have a Material Adverse Effect.

              6.15   Name and Location; Fiscal Year. Change its or any Subsidiary Guarantor's name or the location (as such terms are used in the applicable UCC from time to time) without notice to the Agents at least thirty (30) days prior to such change, or change its fiscal year without the Agents' prior written consent.

              6.16   Assignment. Assign its rights hereunder or under any of the Financing Documents or any LLC Agreement or any other Material Project Document for a Funded Project to any Person except as permitted by Section 6.17, and except to the extent such rights have been released from the Collateral pursuant to Section 3.4 hereof.

              6.17   Transfer of Interest. Cause, make, suffer, permit or consent to any creation, sale, assignment or transfer of any ownership interest or other interest in Borrower, any Subsidiary Guarantor or any Subsidiary Guarantor's interests in any Project Entity for a Funded Project except as (i) to the extent such interests have been released pursuant to Section 3.4 hereof, (ii) contemplated under the Operative Documents or (iii) as otherwise permitted by the Administrative Agent with the consent of the Majority Lenders, acting in their sole and absolute discretion.

              6.18   Related Party. Be a "Related Party", as such term is defined in, and for the purposes under, the LLC Agreements.

ARTICLE 7

APPLICATION OF FUNDS

              7.1     Disbursement Account. Subject to the satisfaction of all conditions precedent set forth in Section 3.2, the proceeds of the Tranche A Loans shall be remitted to an unrestricted account designated by Borrower in the relevant Notice of Borrowing except for any Tranche A Loans to be applied to the Fees and expenses payable by Borrower hereunder that shall be transferred to the Revenue Account for application in accordance with Section 7.2. To the extent that Tranche B Loans are being used to fund a portion of Catamount Sweetwater 3's capital contribution to Sweetwater 3 Project Entity under the Sweetwater 3 ECCA, Borrower and the Collateral Agent shall cause to be established at Depository an account entitled "Catamount Sweetwater Holdings LLC -- Disbursement Account" (the "Disbursement Account"), and the proceeds of the Tranche B Loans and the equity contributions required to be made by or on behalf of Borrower or its Affiliates under Section 3.2(qq) shall be deposited in the Disbursement Account, and shall be applied in accordance with the relevant Notice of Borrowing and the requirements of the Sweetwater 3 ECCA except for any Tranche B Loans to be applied to the Fees and expenses payable by Borrower hereunder that shall be transferred to the Revenue Account for application in accordance with Section 7.2. If, following such application of funds in the Disbursement Account on a relevant Borrowing Date, there are excess funds on deposit in the Disbursement Account, such excess funds shall be transferred to the Revenue Account for application pursuant to Section 7.2.

              7.2     Revenue Account.

                        (a)     On or prior to the Closing Date, Borrower and the Collateral Agent shall cause to be established at Depository an account entitled "Catamount Sweetwater Holdings LLC -- Revenue Account" (such account, including any sub-accounts created by the Collateral Agent and Depository for individual Projects, the "Revenue Account"). On or prior to the Borrowing Date under Tranche A, Borrower and the Collateral Agent shall cause to be established at Depository an account entitled "Catamount Sweetwater 1 LLC -- Collection Account" (the "Catamount Sweetwater 1 Collection Account") and an account entitled "Catamount Sweetwater 2 LLC -- Collection Account" (the "Catamount Sweetwater 2 Collection Account"). On or prior to the Borrowing Date under Tranche B, Borrower and the Collateral Agent shall cause to be established at Depository an account entitled "Catamount Sweetwater 3 LLC -- Collection Account" (the "Catamount Sweetwater 3 Collection Account", and collectively with the Catamount Sweetwater 1 Collection Account and Catamount Sweetwater 2 Collection Account, the "Collection Accounts"). Borrower shall cause each Subsidiary Guarantor corresponding to a Funded Project to deposit or cause to be deposited all payments (other than as otherwise permitted under Section 5.15) paid to such Subsidiary Guarantor under the relevant LLC Agreement or other relevant Project Documents in the relevant Collection Account. Borrower shall promptly (and, in any case, no later than on the next Business Day after receipt of funds in any Collection Account) remit all funds deposited in any Collection Account to the Revenue Account. So long as no Event of Default has occurred and is continuing or will occur upon giving effect to the application described below, funds in the Revenue Account shall be applied at the following times and in the following order of priority by internal account transfer by Depository at the direction of the Collateral Agent and Borrower, in each case at the following times and in the following order of priority:

                                  (i)     on each Scheduled Payment Date, as applicable, to the payment of all Fees, costs and expenses due and payable to the Agents and the Lenders in connection with this Agreement and the other Financing Documents which payment will be transferred to the Administrative Agent for the benefit of the Agents and the Lenders;

                                  (ii)    on each Scheduled Payment Date, as applicable, to the payment of amounts due and payable to the Lenders with respect to accrued interest on all outstanding Loans due and payable hereunder; provided that amounts with respect to accrued interest on any Fixed Rate Loans shall be deposited into the Fixed Debt Reserve Account;

                                  (iii)   on each Scheduled Payment Date on or immediately following the deposit of funds into the Revenue Account with respect to a Floating Rate Loan pursuant to Section 2.1(g)(i)(B) or Section 2.1(g)(ii)(B) or (C) to the payment of principal in an amount equal to the Project Loan Balance for such Floating Rate Loan;

                                  (iv)    on each Scheduled Payment Date on or immediately following the deposit of funds into the Revenue Account with respect to a Fixed Rate Loan pursuant to Section 2.1(g)(i)(B) or Section 2.1(g)(ii)(B) or (C), the amount of such deposit (together with any Available Cash in the Revenue Account which reduced the amount required to be deposited with respect to such Fixed Rate Loan) shall be deposited into the Fixed Debt Reserve Account for application in accordance with Section 7.3;

                                  (v)     on each Scheduled Payment Date, to the payment of principal due and payable to the Administrative Agent (for the account of the Lenders) pursuant to Section 2.1(c);

                                  (vi)    on each Scheduled Payment Date, to the extent there are funds remaining in the Revenue Account and the funds in the Debt Service Reserve Account are insufficient to cover the Minimum Debt Service Reserve Requirement for all Funded Projects for the next six (6) month period, to the Debt Service Reserve Account;

                                  (vii)   on each Scheduled Payment Date, make any principal payments pursuant to Section 2.1(g)(i)A) or Section 2.1(g)(ii)(A); provided, however, that amounts in respect of principal on any Fixed Rate Loans shall be deposited into the Fixed Debt Reserve Account;

                                  (viii)   on each Scheduled Payment Date, to the payment of all other amounts then due and payable to the Agents or any Lender under the Financing Documents (other than any such amounts which are being paid out of the funds in the Fixed Debt Reserve Account); and

                                  (ix)    after the repayment in full of (or depositing into the Fixed Debt Reserve Account the full amount necessary to repay in full) the Obligations, to Borrower.

              7.3     Debt Service Reserve Account.

                        (a)     On or prior to the initial Borrowing Date, Borrower and the Collateral Agent shall cause to be established at Depository an account entitled "Catamount Sweetwater Holdings LLC -- Debt Service Reserve Account" (such account, including any sub-accounts created by the Collateral Agent and Depository for individual Projects, the "Debt Service Reserve Account"). No later than the Borrowing Date for any Project, Borrower shall deposit or cause to be deposited into the Debt Service Reserve Account (including from the proceeds of the Loans) an amount equal to the Minimum Debt Service Reserve Requirement for such Project. On each Scheduled Payment Date thereafter, the Collateral Agent shall instruct Depository (i) if the funds on deposit in the Debt Service Reserve Account are less than the Minimum Debt Service Reserve Requirement for all Funded Projects in each Tranche for the next six (6) month period commencing on such Scheduled Payment Date, to transfer from the Revenue Account to the Debt Service Reserve Account, from the funds remaining in the Revenue Account after application of funds in accordance with Section 7.2(a)(i) through Section 7.2(a)(vi), an amount which, together with the funds on deposit in the Debt Service Reserve Account, equals the Minimum Debt Service Reserve Requirement for all Funded Projects in each Tranche for the next six (6) month period commencing on such Scheduled Payment Date, and (ii) if the funds on deposit in the Debt Service Reserve Account are greater than the Minimum Debt Service Reserve Requirement for all Funded Projects in each Tranche for such period, to transfer such excess from the Debt Service Reserve Account to the Revenue Account funds for application in accordance with Section 7.2(a).

                        (b)     Funds on deposit in the Debt Service Reserve Account and if such funds are insufficient to make any principal payment required pursuant to Section 2.1(g)(ii)(A) hereof, proceeds of drawings on any Debt Service Reserve Letter of Credit (or Alternative Credit Support therefor) shall be used as and to the extent necessary to pay debt service under Section 7.2(a)(i) through Section 7.2(a)(v) (including, but not limited to, the payment of fees, interest and principal due thereunder with respect to Funded Projects) in the event that the amounts on deposit in the Revenue Account are at any time insufficient for such purpose.

                        (c)     Borrower may at any time withdraw amounts from the Debt Service Reserve Account, provided an original Alternative Credit Support has been issued in favor of the Collateral Agent (for the benefit of the Secured Parties) and duly delivered to the Collateral Agent in an amount equal to such withdrawal, subject in each case to the requirements of Section 5.17.

              7.4     Fixed Debt Reserve Account.

                        (a)     On or prior to the initial Borrowing Date, Borrower and the Collateral Agent shall cause to be established at Depository an account entitled "Catamount Sweetwater Holdings LLC - Fixed Debt Reserve Account" (such account, including any sub-accounts created by the Collateral Agent and Depository for individual Projects, the "Fixed Debt Reserve Account"). Funds in the Fixed Debt Reserve Account shall be applied at the following times and in the following order of priority by internal account transfer by Depository at the direction of the Collateral Agent, in each case at the following times and in the following order of priority:

                                  (i)     on each Scheduled Payment Date, to the payment of interest on each Fixed Rate Loan;

                                  (ii)    on each Scheduled Payment Date, to the payment of principal on each Fixed Rate Loan in an amount equal to (A) the amount, if any, by which the outstanding principal amount of such Loan exceeds the notional principal amount of the applicable Interest Rate Agreement on such Scheduled Payment Date, or (B) if such Scheduled Payment Date is the Swap Termination Date, the outstanding principal amount of such Fixed Rate Loan;

                                  (iii)   on each Scheduled Payment Date, to the Revenue Account for application in accordance therewith, an amount equal to the amount, if any, by which the aggregate amount of funds remaining in the Fixed Debt Reserve Account exceed the aggregate principal and interest (at the Effective Fixed Rate applicable thereto) payments due on all Fixed Rate Loans.

                        (b)     So long as no Event of Default has occurred and is continuing or will occur upon giving effect to the application described below, Borrower may direct Collateral Agent to apply amounts in the Fixed Rate Debt Reserve, in advance of the date it would otherwise be applied as long as all associated Liquidation Costs and Swap Breakage Costs are paid. Liquidation Costs and Swap Breakage Costs may, at Borrower's option, be paid out of (i) amounts which would have been used to pay interest on the portion of the Loans which is being prepaid early, (ii) amounts provided by Borrower from Other Sources, and (iii) subject to prior written consent of the Agents and Majority Lenders, Available Cash.

                        (c)     Funds on deposit in the Fixed Debt Reserve Account and if such funds are insufficient to make any principal payment required pursuant to Section 2.1(g)(ii)(A) hereof, proceeds of drawings on any Fixed Debt Reserve Letter of Credit (or Alternative Credit Support therefor) shall be used as and to the extent necessary to pay debt service under Section 7.2(a)(i) through Section 7.2(a)(v) (including, but not limited to, the payment of fees, interest and principal due thereunder with respect to Funded Projects) in the event that the amounts on deposit in the Revenue Account are at any time insufficient for such purpose.

                        (d)     Borrower may at any time withdraw amounts in the Fixed Debt Reserve Account, provided an Alternative Credit Support is issued in favor of the Collateral Agent (for the benefit of the Secured Parties) and duly delivered to the Collateral Agent in an amount equal to such withdrawal, subject in each case to the requirements of Section 5.17.

              7.5     Security Interest in Collateral Accounts. In accordance with the terms of the Collateral Documents, Borrower and each Subsidiary Guarantor have pledged, assigned and transferred to the Collateral Agent for the equal and ratable benefit of the Secured Parties, and have granted to the Collateral Agent for the equal and ratable benefit of the Secured Parties a lien on and security interest in, all of Borrower's and such Subsidiary Guarantor's right, title and interest in, to and under the Collateral Accounts, any Permitted Investments (or any other property) held in or credited to the Collateral Accounts and the proceeds of any such Permitted Investments (or such other property). Until repayment in full of all Obligations, Borrower (for itself and each Subsidiary Guarantor) hereby irrevocably confirms the authority of the Collateral Agent to (and directs and authorizes the Collateral Agent to) instruct Depository to deposit into and remit funds from such Collateral Accounts in accordance with the terms and conditions of this Agreement and the Collateral Documents. Without limiting the foregoing, Borrower hereby pledges, assigns and transfers to the Lenders and grants the Lenders a security interest in and to all Collateral Accounts, and contents of Collateral Accounts, as security for the Loans and the full and faithful performance of all of the Obligations hereunder and under the other Financing Documents. Borrower shall not have any rights or powers with respect to any Collateral Account except as expressly provided herein and to have funds on deposit therein applied in accordance with this Agreement and the Account Control Agreement. The Collateral Agent and Depository are hereby authorized to reduce to cash any Permitted Investment (without regard to maturity) in order to make any application required by any Section of this Article 7 or otherwise pursuant to the Financing Documents. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have all rights and powers with respect to the Collateral Accounts as it has with respect to any other Collateral and may apply funds on deposit in the Collateral Accounts to the payment of interest, principal, fees, costs, charges or other amounts due or payable to the Agents or the Lenders with respect to the Loans in such order as the Majority Lenders may elect in their sole discretion.

              7.6     Permitted Investments. Upon the request of Borrower as long as no Default or Event of Default has occurred and is continuing, the Collateral Agent shall instruct Depository to invest and reinvest any balances in any Collateral Account or any amounts held as Insurance Proceeds from time to time solely in Permitted Investments, and solely at the expense and risk of Borrower; provided that (a) if Borrower fails to provide such request or during any period when an Event of Default exists and is continuing, the Collateral Agent may instruct Depository to invest and reinvest such balances as the Collateral Agent shall determine in its sole discretion and (b) the maturity of any Permitted Investment shall not exceed thirty (30) days and (c) the minimum amount of each such Permitted Investment shall be One Hundred Thousand Dollars ($100,000) (or, with respect to any Collateral Account, such lesser amount as equals the balance in such Collateral Account at the time). Earnings on Permitted Investments shall be deposited on the date received by Depository (or as soon as practicable thereafter) in Borrower's Revenue Account for application as provided for in this Agreement. All such investments and reinvestments shall be held as provided in Section 2(c) of the Account Control Agreement. Neither any Agent nor any Lender shall have any liability for any loss in investment of funds in any Collateral Account.

              7.7     Event of Default.

                        (a)     Notwithstanding any provision of this Agreement to the contrary, (a) upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right to instruct Depository (i) not to release, withdraw, distribute, transfer or otherwise make available any funds in or from any of the Collateral Accounts except to the Agents and (ii) to take such action or refrain from taking such action the Collateral Agent specifies.

                        (b)     Upon the receipt of notice of occurrence of any Event of Default from the Collateral Agent, Depository shall render an accounting to the Collateral Agent and Borrower of all monies in the Collateral Accounts as of the date of such Event of Default (such accounting may be satisfied by delivery to the Collateral Agent and Borrower of the most recently available bank statements for such Collateral Accounts, including any electronically available statements). The Agents shall have the right to exercise such remedies as are then available to them under the Financing Documents and any applicable law.

              7.8     Disbursement to Borrower. Upon indefeasible repayment in full of all amounts due under this Agreement and payment and satisfaction of all Obligations under the Financing Documents, the Collateral Agent shall disburse or cause to be disbursed any amounts on deposit in the Collateral Accounts to Borrower or any other Person lawfully entitled thereto.

ARTICLE 8

EVENTS OF DEFAULT; REMEDIES

Events of Default

              8.1     Borrower Events of Default. The occurrence of any of the following events shall, except as otherwise provided in Section 8.2, constitute an event of default (individually, an "Event of Default," and collectively, the "Events of Default") hereunder:

                        (a)     Failure to Make Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement, (i) any principal with respect to any Loan within five (5) days after the date that such sum is due (including, but not limited to, any payments required under Section 2.1(c) or Section 2.1(g)(ii); (ii) any interest on any Loan within five (5) days after the date that such sum is due (including, but not limited to, prepayments payable hereunder); or (iii) any other fee, cost, charge or other sum, due under this Agreement within five (5) days after the date Borrower receives notice that such sum is due.

                        (b)     Judgments. A final judgment or judgments for the payment of money (if such payments are not covered by insurance or by a surety bond satisfactory to the Agents) shall be entered against Borrower or any Subsidiary Guarantor in the aggregate amount of One Hundred Thousand Dollars ($100,000) or more (other than (i) a judgment which is discharged within thirty (30) days after its entry, or (ii) a judgment, the execution of which is effectively stayed within thirty (30) days after its entry but only for thirty (30) days after the date on which such stay is terminated or expires) or which will materially impair or inhibit Borrower's or such Subsidiary Guarantor's use of the Projects for the purpose for which each such Project was intended; provided, however, that any such judgment or order shall not be (and shall not constitute part of) an Event of Default under this Section 8.1 if and for so long as (i) within thirty (30) days of the judgment being entered, the amount of such judgment order is covered by a valid and binding policy of insurance or by a surety bond between the defendant and the insurer covering payment thereof and (ii) such insurer or surety has been notified of, and has accepted the claim made for payment of, the amount of such judgment or order.

                        (c)     Misstatements. Any (i) representation or warranty made by Borrower, Member, Sponsor or Subsidiary Guarantor in the Financing Documents, any amendment or modification thereof or waiver thereto, or any financial statement furnished pursuant thereto, including any such representation or warranty made by Borrower with respect to itself, any of the Subsidiary Guarantors or the Project Entities, as applicable, or (ii) certificate made or prepared by, under the control of or on behalf of Borrower or any Subsidiary Guarantor and furnished to any Agent or any Lender pursuant to this Agreement or any other Financing Document shall contain an untrue or misleading statement of a material fact as of the date made and the effect of which is a Material Adverse Effect and such Material Adverse Effect is not cured within thirty (30) days after Borrower receives written notice thereof.

                        (d)     Bankruptcy; Insolvency. Borrower or any Subsidiary Guarantor shall become subject to a Bankruptcy Event.

                        (e)     Cross Default. Borrower or any Subsidiary Guarantor shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement (other than the Financing Documents) involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under all such agreements equals or exceeds Five Hundred Thousand Dollars ($500,000) in the aggregate; or (ii) in the payment of any amount or performance of any obligation due under any guarantee or other agreement in excess of Five Hundred Thousand Dollars ($500,000).

                        (f)     ERISA. (i) Borrower or any Subsidiary Guarantor shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any ERISA Plan, or (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any ERISA Plan of Borrower or any Subsidiary Guarantor, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed to, administer or to terminate any Single Employer Plan of Borrower or any Subsidiary Guarantor, which Reportable Event or institution of proceedings is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan of Borrower or any Subsidiary Guarantor shall terminate for purposes of Title IV of ERISA, and in each case such event or condition, together with all other such events of conditions, if any, could reasonably be expected to have a Material Adverse Effect.

                        (g)     Breach of Terms of Financing Agreements.

                                 (i)     Borrower shall fail, or shall have failed to cause the Subsidiary Guarantors if required by such Section, to perform or observe any of the covenants set forth in Section 5.7(a) (Existence), Section 5.9(a) (EWG), Section 5.12 (Laws), the first sentence of Section 5.17 (Alternative Credit Support); Section 6.1 (Contingent Liabilities), Section 6.2(a) (Limitations on Liens), Section 6.3 (Indebtedness), Section 6.6 (Distributions), Section 6.9 (Regulations), Section 6.12 (Dissolution), Section 6.16 (Assignment) and Section 6.17 (Transfer of Interest); or any Subsidiary Guarantor shall attempt to cancel, terminate or repudiate its Subsidiary Guarantee, except in accordance with the terms thereof.

                                 (ii)    Borrower or any Subsidiary Guarantor shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any Financing Document and not otherwise specifically provided for elsewhere in this Section 8.1(g), and such failure shall continue unremedied for a period of thirty (30) days.

                                 (iii)   Sponsor shall fail to make any payment required under any LLC Exposure Guarantee or Sponsor shall attempt to cancel, terminate or repudiate any LLC Exposure Guarantee.

                        (h)     PUHCA; EWG. Borrower or any Subsidiary Guarantor shall become subject to regulation under PUHCA, except for regulation under Section 9(a)(2) of PUHCA, or any Project Entity owning a Funded Project shall cease to be an Exempt Wholesale Generator or Qualifying Facility, as applicable.

                        (i)     Security. Any of the Collateral Documents, once executed and delivered, shall, except as the result solely of the acts or omissions of the Agents or the Lenders, fail to provide the Lenders, with the exception of those interests associated with any Subsidiary Guarantor, a first priority perfected security interest (subject only to Permitted Liens that, pursuant to the applicable Legal Requirements, are entitled to a higher priority than the Lien of the Collateral Agent) in the Collateral, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect, or the validity thereof or the applicability thereof to the Loans, the Notes or any other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Borrower or any Subsidiary Guarantor or any other party thereto or there shall occur a default or event of default (however defined) under any of the Collateral Documents.

                        (j)     Loss of Collateral. Any substantial portion of Borrower's or any Subsidiary Guarantor's property is seized or appropriated without fair value being paid therefor such as to allow replacement of such property and/or prepayment in full of all Obligations with respect to the affected Projects and to allow Borrower or such Subsidiary Guarantor in Majority Lenders' reasonable judgment to continue satisfying its obligations hereunder and under the other relevant Operative Documents.

                        (k)     Change of Control. The Sponsor shall cease to own (directly or indirectly) at least 100% of the legal and beneficial membership interests in Borrower and indirectly, in any Subsidiary Guarantor, (any such event, condition or circumstance, a "Change in Control"), unless a prior written consent of the Administrative Agent and each Lender has been obtained to such Change in Control, which consent shall not be unreasonably withheld if Borrower demonstrates to the satisfaction of the Administrative Agent and the Lenders that (i) the creditworthiness of the assignee of membership interests in Borrower is equal to, or higher than, the creditworthiness of Sponsor as of the date of such assignment or transfer and (ii) such assignment or transfer would not cause any adverse regulatory or tax consequences to any Agent or any Lender.

                        (l)     Termination of a Material Project Document. Any Material Project Document shall cease to be in full force and effect prior to its stated termination date and such event could, in the reasonable judgment of the Majority Lenders, be expected to result in a Material Adverse Effect unless Borrower, the relevant Subsidiary Guarantor or the relevant Project Entity party to such Material Project Document enters into a Replacement Project Agreement within forty-five (45) days thereafter.

                        (m)     Applicable Permits. Any Applicable Permit necessary for the operation of a Funded Project shall expire, shall be materially modified without the consent of the Majority Lenders, or shall be revoked or cancelled by the issuing agency or other Governmental Authority having jurisdiction if such event could reasonably be expected to have a Material Adverse Effect unless such Applicable Permit shall have been replaced by the relevant Project Entity with an analogous Applicable Permit within forty-five (45) days thereafter.

                        (n)     Abandonment. Any Funded Project shall be voluntarily abandoned for a continuous period of more than thirty (30) days.

              8.2     [Intentionally Omitted]

              8.3     Remedies. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent may, and at the election of the Majority Lenders shall, exercise any or all of the following rights and remedies (without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived), in any combination or order that the Collateral Agent or the Majority Lenders may elect, in addition to such other rights or remedies as the Lenders may have hereunder, under the Collateral Documents or at law or in equity:

              8.4     No Further Loans. Refuse, and the Lenders shall not be obligated, to make any additional Loans or make any payments from any Account or any Insurance Proceeds or other funds held by the Collateral Agent or Depository under the Financing Documents or on behalf of Borrower or any Subsidiary Guarantor.

              8.5     Cure by Agents. Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance required of Borrower, any Subsidiary Guarantor or any Project Entity under any Project Documents to which any of them is a party as the Majority Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lenders' interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate), shall be repaid by Borrower to the Collateral Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Loan Commitment.

              8.6     Acceleration. Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs and Interest Fix Fees), charges and amounts due hereunder or under any other Financing Document, immediately due and payable, provided that in the event of an Event of Default occurring under Section 8.1(d), all such amounts shall become immediately due and payable without further act of the Agents, any Lender or any other Person.

              8.7     Cash Collateral. Apply or execute upon, subject to sharing provisions, any amounts on deposit in any Collateral Account or any other moneys of Borrower or any Subsidiary Guarantor on deposit with the any Agent or any Lender in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.

              8.8     Foreclosure with respect to Equity Interest. Initiate foreclosure proceedings with respect to (i) Member's membership interests in Borrower, (ii) Borrower's membership interests in Subsidiary Guarantors and (iii) Subsidiary Guarantors' membership interests in Project Entities, in each case in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to such Collateral.

              8.9     Remedies Under Financing Documents. Exercise any and all rights and remedies available at law or in equity and available to it under any of the Financing Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

ARTICLE 9

SCOPE OF LIABILITY

              The Agents and the Lenders (the "Non-Company Parties") agree that all obligations of the Member, Borrower, Sponsor and the Subsidiary Guarantors (the "Credit Parties") to the Agents and to the Lenders under the respective Financing Documents to which each such Person is party shall be obligations solely of the respective Credit Parties fully secured by the relevant Collateral granted by such Credit Party, if any, and each Non-Company Party shall have recourse only to the assets of such Credit Party (including all Collateral granted by such Credit Party) in enforcing such obligations to the extent, and subject to the terms of, the relevant Financing Document. In no event shall Sponsor, Member, or any Subsidiary Guarantor be personally liable or obligated for any liabilities or obligations of Borrower, except as may be specifically provided in any Financing Document to which it is a party. Without releasing Sponsor, Member, Borrower or any Subsidiary Guarantor from any of its obligations expressly provided for in any Financing Document to which it is a party, (it being acknowledged and agreed that this Article 9 shall not limit in any respect the enforceability of any Operative Document against the Persons that are party thereto), each Non-Company Party hereby acknowledges and agrees that none of the members, partners or shareholders of the Credit Parties (other than Borrower), their respective Affiliates and their past, present or future officers, directors, employees, shareholders, agents or representatives (collectively, the "Non-Recourse Parties") shall have any liability to any Non-Company Party for the payment of any sums now or hereafter owing by the Credit Parties under the Financing Documents or for the performance of any of the obligations of the Credit Parties contained therein or shall otherwise be liable or responsible with respect thereto (such liability, including such as may arise by operation of law, being hereby expressly waived). The foregoing notwithstanding, it is expressly understood and agreed that nothing contained in this Article 9 shall be deemed to release any Non-Recourse Party from liability for its fraudulent actions or willful misconduct. The foregoing acknowledgments, agreements and waiver shall be enforceable by any Non-Recourse Party.

ARTICLE 10

ADMINISTRATIVE AGENT; COLLATERAL AGENT; OTHER AGENTS; SUBSTITUTION

             10.1     Appointment, Powers and Immunities.

                        (a)     Appointment of Agent. Each Lender hereby appoints and authorizes the Administrative Agent to act as the Administrative Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto. Each Secured Party hereby appoints and authorizes the Collateral Agent to act as the Collateral Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby appoints and authorizes the Syndication Agent to act as the Syndication Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to the Syndication Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto. None of the Agents shall have any duties or responsibilities except those expressly set forth in this Agreement or in any other Financing Document, and none of the Agents shall be a trustee for, or fiduciary of, any Lender or Secured Party. Notwithstanding anything to the contrary contained herein, none of the Agents shall be required to take any action which is contrary to this Agreement or any other Financing Documents or any Legal Requirement or exposes such Agent to any liability. None of the Agents or their respective Affiliates shall be responsible to any other Lender for any recitals, statements, representations or warranties made by Borrower or any Affiliate of Borrower contained in this Agreement or any other Financing Document or in any certificate or other document referred to or provided for in, or received by any Agent, or any Lender under this Agreement or any other Financing Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, any other Financing Document or any other document referred to or provided for herein or for any failure by Borrower or any Affiliate of Borrower to perform their respective obligations hereunder or thereunder.

                        (b)     Powers and Immunities of Agent. None of the Agents or their respective directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Financing Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, each Agent (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form and substance satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Project Document or Financing Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person; and (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto or thereto. Except as otherwise provided under this Agreement, each Agent shall take such action with respect to the Financing Documents as shall be directed by the Majority Lenders. Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

             10.2     Reliance by Agent. Each Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent, as applicable. As to any other matters not expressly provided for by this Agreement, none of the Agents shall be required to take any action or exercise any discretion, but the Agents shall be required to act or to refrain from acting upon instructions of the Majority Lenders (except that no Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to this Agreement, any other Financing Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Financing Document in accordance with the instructions of the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

             10.3     Non Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, the other Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower, the Subsidiary Guarantors and the Projects and decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Agents, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each Agent and any Lender shall not be required to keep informed as to the performance or observance by Borrower or any Affiliate of Borrower under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower or any Affiliate.

             10.4     Defaults. Each Agent (acting in its capacity as the Administrative Agent or the Collateral Agent, as applicable, and not in any other capacity) shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received a written notice from a Lender or Borrower, referring to this Agreement, describing such Default or Event of Default and indicating that such notice is a "notice of default." If any Agent receives such a notice of the occurrence of a Default or Event of Default, such Agent shall give notice thereof to the Lenders. Such Agent shall take such action with respect to such Default or Event of Default as is provided in Article 8 or if not provided for in Article 8, as such Agent shall be reasonably directed by the Majority Lenders; provided, however, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

             10.5     Indemnification. Without limiting the obligations (including, but not limited to, the Obligations) of Borrower hereunder, each Lender agrees to indemnify each of the Agents, ratably in accordance with its Lender Percentage for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise solely from the relevant Agent's gross negligence or willful misconduct as determined by a final non appealable judgment of a court of competent jurisdiction. The Agents shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse the relevant Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that such Agent is not reimbursed promptly for such expenses by Borrower.

             10.6     Successor Agent. Each of the Administrative Agent and the Collateral Agent acknowledges that its current intention is to remain the Administrative Agent or the Collateral Agent, as applicable, hereunder. Nevertheless, the Administrative Agent or the Collateral Agent, as applicable, may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor for the Administrative Agent or the Collateral Agent, as applicable. Furthermore, the Administrative Agent or the Collateral Agent, as applicable, may assign its duties and rights as the Administrative Agent or the Collateral Agent, as applicable, to any affiliate of BayernLB or UFJ satisfying the requirements set forth below upon sixty (60) days' prior written notice to the Lenders and Borrower. Upon the occurrence of such assignment, all rights and obligations of BayernLB as the Collateral Agent or UFJ as the Administrative Agent, as applicable, under the Financing Documents shall be transferred to such assignee, and the parties hereto shall execute in conjunction therewith assignment documentation and such other documentation as shall be necessary or desirable to preserve the transactions contemplated hereby and to preserve the respective security interests of the Administrative Agent or the Collateral Agent, as applicable, in the Collateral, all as shall be reasonably satisfactory to such assignee. The Administrative Agent or the Collateral Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Financing Documents or for gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction in connection with the performance of its duties hereunder or under the other Financing Documents and then only upon the affirmative vote of the Majority Lenders (excluding the Administrative Agent or the Collateral Agent, as applicable, from such vote and such Agent's Proportionate Share of the Loans attributable to the Administrative Agent, Collateral Agent or their Affiliates from the amounts used to determine the portion of the Loans necessary to constitute the required Proportionate Share of the remaining Lenders). Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor to the Administrative Agent or the Collateral Agent with the consent of Borrower (unless an Event of Default shall have occurred and be continuing), which consent shall not be unreasonably withheld and which consent shall be provided with respect to at least one of the Lenders. If no successor to the Administrative Agent or the Collateral Agent, as applicable, shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent or the retiring Collateral Agent, as applicable, has delivered its notice of resignation or the Lenders' removal of the retiring Administrative Agent or the retiring Collateral Agent, the retiring Administrative Agent or Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a financial institution having a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000) and acceptable to the Majority Lenders and (unless an Event of Default shall have occurred and be continuing) reasonably acceptable to Borrower. Upon the acceptance of any appointment as the Administrative Agent or the Collateral Agent, as applicable, under the Operative Documents by a successor Agent, such successor Administrative Agent or successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent or the retiring Collateral Agent, as applicable, and the retiring Administrative Agent or the retiring Collateral Agent shall be discharged from its duties and obligations as the Administrative Agent or the Collateral Agent, as applicable, only under the Financing Documents. After the resignation or removal of any retiring Administrative Agent or retiring Collateral Agent hereunder, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or the Collateral Agent under the Operative Documents.

             10.7     Authorization. The Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Financing Documents to which the Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Administrative Agent contained in the Financing Documents. The Collateral Agent is hereby authorized by the Secured Parties to execute, deliver and perform each of the Financing Documents to which the Collateral Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of the Collateral Agent contained in the Financing Documents.

             10.8     Other Rights and Powers of Agent. With respect to its Commitment, the Loans made by it and any Note issued to it, each of the Agents shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not an Agent. The term "Lender", or "Lenders", shall, unless otherwise expressly indicated, include each Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders.

             10.9     Amendments. Subject to the provisions of this Section 10.9, this Agreement or any other Financing Documents shall not be amended, supplemented or modified without the prior written consent of the Majority Lenders (or the Administrative Agent with the consent in writing of the Majority Lenders); provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

                        (a)     Extend the maturity of any Loan or any of the Notes or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest due on any Loan or any Notes; or

                        (b)     Extend the Tranche A Loan Maturity Date or the Tranche B Loan Maturity Date; or

                        (c)     Modify Section 2.5, Section 2.6, Section 2.7, Section 5.1, Section 5.14, Section 6.6, Section 7.2, Section 7.3, Section 7.4, Section 7.5, Section 10.1, Section 10.13 or Section 10.14; or

                        (d)     Reduce the amount or extend the payment date for any amount due under Article 2; or

                        (e)     Increase the amount of the Commitment of any Lender hereunder; or

                        (f)     Reduce or change the time or amount of payment of any fee due or payable hereunder or under any Financing Document; or

                        (g)     Reduce the percentage specified in the definition of Majority Lenders; or

                        (h)     Permit Borrower to assign its rights under this Agreement; or

                        (i)     Amend this Section 10.9; or

                        (j)     Release any Collateral from the Lien of any of the Collateral Documents or release any guarantees or undertakings under any of the Collateral Documents or allow release of any funds from any Account otherwise than in accordance with the terms hereof and thereof.

Notwithstanding anything to the contrary in this Section 10.9, no amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent.

             10.10    Withholding Tax.

                        (a)     If the forms or other documentation required by Section 2.4(g) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

                        (b)     If the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify promptly the Administrative Agent and/or Borrower, as applicable, fully for all amounts paid, directly or indirectly, by such Person as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses.

                        (c)     If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the participant shall comply and be bound by the terms of Section 2.4(d), Section 2.4(g) and Section 10.10(a) as though it were such Lender.

                        (d)     Upon a Change of Law with respect to withholding taxes, the Parties hereto shall use all reasonable efforts to mitigate the adverse circumstances of such Change of Law and Borrower will gross-up any payments subject to withholding tax in order to mitigate the effects of such Change of Law.

             10.11    General Provisions as to Payments. The Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by the Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of its Lending Office.

             10.12    Substitution of Lender. Should any Lender fail to make a Loan, or provide the forms or other documentation required by Section 2.4(g) in violation of its obligations under this Agreement, or be unable to make Loans due to an event occurring under Section 2.6(a) or be unable to make Loans due to an event occurring under Section 2.6(b), or claim increased costs under Section 2.6(c) or Section 2.6(d) (a "Substitutable Lender"), the Administrative Agent shall (a) in its sole discretion fund the Loan on behalf of the Substitutable Lender or (b) cooperate with Borrower or any other Lender to find another Person that shall be acceptable to the Administrative Agent and that shall be willing to assume the Substitutable Lender's obligations under this Agreement (including the obligation to make the Loan which the Substitutable Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan). Subject to the provisions of the next following sentence, such Person shall be substituted for the Substitutable Lender hereunder upon execution and delivery to the Administrative Agent of an agreement acceptable to the Administrative Agent by such Person assuming the Substitutable Lender's obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Substitutable Lender shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 10.12 shall relieve the Substitutable Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make such Loan.

             10.13    Participations. Nothing herein provided shall prevent any Lender from selling a participation in its Loans without the prior written consent of Borrower; provided that (a) no such sale of a participation shall alter such Lender's obligations hereunder, (b) the recipient of such participation is a regulated financial institution and (c) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Loans shall provide that, with respect to such Loans, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Loans, including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document and the right to take action to have the Notes declared due and payable pursuant to Article 8. No recipient of a participation in any Loans of any Lender shall have any rights under this Agreement, including direct rights against Sponsor, Borrower, Member or any Subsidiary Guarantor nor rights to any remedies hereunder and shall not be considered for any purpose to be party to this Agreement. In no event shall Sponsor, Borrower, Member or any Subsidiary Guarantor be responsible for any costs or expenses of any counsel engaged by a recipient of a participation in any Loans of a Lender hereunder.

             10.14    Assignments. Notwithstanding anything else herein to the contrary, any Lender may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of its Loans made hereunder (including the Lender's interest in this Agreement and the other Financing Documents) to an Eligible Assignee; provided, however, that (i) there shall be no assignment of less than Three Million Dollars ($3,000,000) and (ii) there shall be no partial assignments that leaves the assigning Lender with Loans of less than Three Million Dollars ($3,000,000) after giving effect to such partial assignment, and (iii) no Lender (including any assignee of any Lender) may assign any portion of its Loans to a new lender if such assignment would, or is reasonably foreseeable to, result in increased costs, indemnity obligations or expenses assessed to Borrower in excess of those which could be made by the assigning Lender were it not to make such assignment. In the event of any such assignment, (a) the assigning Lender's Proportionate Share shall be reduced by the amount of the Proportionate Share assigned to the new lender; (b) the parties to such assignment shall execute and deliver an appropriate assignment and assumption agreement (in the form satisfactory to the Administrative Agent) evidencing such sale, assignment, transfer or other disposition; (c) the assigning Lender shall pay to the Administrative Agent a processing fee of Three Thousand Five Hundred Dollars ($3,500); and (d) at the assigning Lender's option, Borrower shall execute and deliver to such new lender a new Note in the form attached hereto as Exhibit B, in a principal amount equal to its Proportionate Share of the Loans being assigned, and Borrower shall execute and exchange with the assigning Lender a replacement note for any Note in an amount equal to the Proportionate Share of the Loans retained by the Lender, if any. Thereafter, such new lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 10), in accordance with its Proportionate Share, under each of the Financing Documents.

             The Administrative Agent shall, on behalf of Borrower, maintain a copy of each assignment and acceptance agreement referred to in clause (c) above delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment and the principal amount of the Loans owing to each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, each Lender and the Agents shall treat each Person whose name is recorded in the Register as a Lender and the owner of its portion of the Loans for all purposes of this Agreement, notwithstanding notice to the contrary.

             10.15    Laws. Notwithstanding the foregoing provisions of this Article 10, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Financing Documents shall be allowed if it would require registration under the Securities Act of 1933, as amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of the Administrative Agent, execute and deliver to the Administrative Agent, or to such party or parties as the Administrative Agent may designate, any and all further instruments and take such further actions as may in the opinion of the Administrative Agent be reasonably necessary or advisable to give full force and effect to such disposition.

             10.16    Assignability to Federal Reserve Bank. Notwithstanding any other provision contained in this Agreement or any other Financing Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower's obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

             10.17    Response to Borrower Requests. Each Agent and each Lender shall endeavor to act as diligently as practicable in the review of documents, the making of determinations or the consideration of requests for consents, approvals, waivers or amendments required to be reviewed, made or considered by the Agents or the Lenders, as the case may be, as contemplated by and in accordance with the provisions of this Financing Agreement and the other Project Documents. Borrower shall provide the Administrative Agent with reasonable advance written notice of the expected occurrence of any such requirements and, at the reasonable request of Borrower and to the extent required by this Agreement, the Administrative Agent shall so advise the Lenders. Borrower shall provide such documents and information to any Lender (through the Administrative Agent) as the Administrative Agent may reasonably consider necessary or advisable, and shall otherwise cooperate with the Agents and the Lenders to permit the Agents and the Lenders effectively to review such documents, make such determinations or consider such requests for consents, approvals, waivers or amendments.

             10.18    Agent Delivery to Lenders. The Administrative Agent hereby agrees to deliver promptly to each Lender copies of all documents, reports, notices, and other information (other than documents, reports, notices and information relating solely to the Agents in their capacity as the Agents) delivered to the Administrative Agent by Borrower pursuant to this Agreement and the other Financing Documents.

             10.19    Exercise of Discretion. To the extent that the Administrative Agent or the Collateral Agent, as applicable, has the right to exercise discretion, make determinations or take actions pursuant to provisions of this Agreement and the other Financing Documents, the Administrative Agent or the Collateral Agent, as applicable, hereby agrees that if, in any specific instance of exercising such discretion, making such determinations or taking such action, such Agent receives written instructions from the Majority Lenders, such Agent will exercise such discretion, make such determinations and take such actions in accordance with the written instructions from Majority Lenders in such instance with respect to the exercising of such discretion or the making of such determination. Notwithstanding the foregoing, Lenders agree that until such Agent receives written instructions from Majority Lenders, such Agent may reasonably exercise discretion, make determinations and take actions and that such Agent shall have no obligation to seek any such written instructions.

ARTICLE 11

INDEPENDENT CONSULTANTS

             11.1    Removal and Fees. The Administrative Agent and the Majority Lenders may from time to time appoint Independent Consultants for such limited purposes as the Administrative Agent shall reasonably require, provided that so long as no Default or Event of Default shall have occurred and be continuing, such Independent Consultant, the scope of its responsibilities and its compensation shall be reasonably acceptable to Borrower. The Administrative Agent and Majority Lenders, in their reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and appoint replacements reasonably acceptable to Borrower. Notice of any replacement Independent Consultant shall be given by the Administrative Agent to Borrower, the Lenders and to the Independent Consultant being replaced. All reasonable fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall request that each such Independent Consultant provide Borrower with its proposed scope of work and proposed budget therefor, and the Administrative Agent shall consult with Borrower with regard to the matters contained therein.

             11.2    Duties. Each Independent Consultant shall be contractually obligated to the Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by the Administrative Agent and shall be responsible solely to the Administrative Agent. Borrower acknowledges that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to the Administrative Agent hereunder.

             11.3    Independent Consultants' Certificates. Borrower shall provide such documents and information to the Independent Consultants as they may reasonably consider necessary in order for the Independent Consultants to deliver annually to the Administrative Agent a certificate setting forth a full report on the status of the Projects and such other information and certification as the Administrative Agent may reasonably require from time to time.

             11.4    Certification of Dates. The Administrative Agent shall request that the Independent Consultants act diligently in the issuance of all certificates and reports required to be delivered by the Independent Consultants hereunder, if their issuance is appropriate. Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any such dates or events that would require certificates of such Independent Consultants hereunder.

             11.5    Engagement Assignment. To the extent the Independent Consultant has been engaged prior to the execution of this Agreement, such engagement may be assigned to the Administrative Agent to the extent the Independent Consultant has been engaged in the development and construction of any Project.

ARTICLE 12

MISCELLANEOUS

             12.1    Addresses. Any communications between the parties hereto or notices provided herein to be given may be given to the following addresses:

             To Borrower:

Catamount Sweetwater Holdings LLC
71 Allen Street, Suite 101
Rutland, VT 05701
Attention:  Sybil Cioffi
Tel:  (802) 772-6730
Fax:  (802) 772-6799

             To the Administrative Agent:

UFJ Bank Limited
55 East 52nd Street
New York, NY 10055
Attention:  Marlin Chin, Vice President
Loan Administration Department
Tel:  (212) 339-6392
Fax:  (212) 754-2368

             To the Collateral Agent:

Bayerische Landesbank
560 Lexington Avenue
New York, NY 10022
Attention:  Oliver Hildenbrand
Tel:  (212) 310-9835
Fax:  (212) 310-9995

             To the Syndication Agent:

Bayerische Landesbank
560 Lexington Avenue
New York, NY 10022
Attention:  Oliver Hildenbrand
Tel:  (212) 310-9835
Fax:  (212) 310-9995

             To the Lenders:

At such address and fax number as set forth in Exhibit I or as each Lender may provide in writing to Borrower and the Administrative Agent.

             All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person; (b) if sent by a nationally recognized overnight delivery service; (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested; or (d) if sent by prepaid telecopy with a confirmation of receipt. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Business Day and, if not, on the next following Business Day) on which it is transmitted if transmitted before 4 p.m., recipient's time, and if transmitted after that time, on the next following Business Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location by giving of thirty (30) days' written notice to the other parties in the manner set forth hereinabove.

             12.2    Additional Security; Right to Set-Off. Any deposits or other sums at any time credited or due from Lenders and any Project Revenues, securities or other property of Borrower or any Subsidiary Guarantor in the possession of the Collateral Agent may at all times be treated as collateral security for the payment of the Loans and the Notes and all other obligations of Borrower to the Lenders under this Agreement and the other Financing Documents, and Borrower hereby pledges to the Collateral Agent for the benefit of the Lenders and grants the Collateral Agent a security interest and Lien in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other collateral, the Collateral Agent and only the Collateral Agent, may execute or realize on the Lenders' security interest in any such deposits or other sums credited by or due from the Lenders to Borrower, and may apply any such deposits or other sums to or set them off against Borrower's obligations to Lenders under the Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

             12.3    Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to any Agent or the Lenders upon the occurrence of any Default or Event of Default or any breach or default of Borrower under this Agreement or any other Financing Document shall impair any such right, power or remedy of the Agents or the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Default or other breach or default be deemed a waiver of any other Event of Default, Default or other breach or default theretofore or thereafter occurring. Any waiver, indulgence, permit, consent or approval of any kind or character on the part of the Agents and/or the Lenders of any Event of Default, Default or other breach or default under this Agreement or any other Financing Document, or any waiver on the part of the Agents and/or the Lenders of any provision or condition of this Agreement or any other Financing Document, must be in a writing expressly referencing this Agreement and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Financing Document or by law or otherwise afforded to the Agents and the Lenders, shall be cumulative and not exclusive.

             12.4    Costs, Expenses and Attorneys' Fees; Syndication.

                        (a)     Subject to the fee cap arrangements negotiated prior to the Closing Date, Borrower shall, upon the execution of this Agreement and regardless of whether each Borrowing Date occurs, pay to the Agents all of their reasonable costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Agreement and the other Financing Documents contemplated hereby, including the reasonable fees, expenses and disbursements of Milbank, Tweed, Hadley & McCloy LLP and other attorneys retained by the Agents in connection with conducting due diligence with respect to the Projects, Borrower and Subsidiary Guarantors, the preparation of the Financing Documents and any amendments hereof or thereof, or the negotiation, closing and administration of this Agreement and the other Financing Documents after the Closing Date, and the reasonable fees, expenses and disbursements of the Independent Consultants and any other engineering, insurance, environmental and construction consultants to the Agents incurred in connection with this Agreement, Financing Documents or the Loans or Commitments including any reasonable fees, expense and disbursements related to conducting due diligence with respect to the Projects and Subsidiary Guarantors, and the reasonable travel, out-of-pocket, telecommunication, filing and recording, due diligence, computer, duplication, messenger, printing, appraisal, audit and tombstone costs and expenses incurred by the Agents and their attorneys and consultants. Borrower shall reimburse the Agents and the Lenders for all costs and expenses, including all attorneys' fees, expended or incurred by the Agents and/or any Lender in enforcing this Agreement or the other Financing Documents in connection with a Default or Event of Default, in actions for declaratory relief in any way related to this Agreement, in collecting any sum which becomes due the Agents and/or any Lender on the Notes or under the Financing Documents, or in connection with the participation by the Agents, any Lender and/or the Independent Engineer in any arbitration proceedings under any Project Documents.

                        (b)     The Administrative Agent agrees to cooperate with Borrower to minimize expenses, particularly legal, engineering and other consulting fees; including, wherever possible, obtaining fixed fee or fee cap arrangements with its legal, engineering and other consultants.

                        (c)     The Loans shall be initially syndicated among a group of banks in consultation with Borrower pursuant to a syndication plan to be prepared by the Syndication Agent and delivered to Borrower prior to the launch of initial syndication. In connection with syndication of the Loans and Commitments, an information package containing certain relevant information concerning Borrower, Sponsor, Member, Subsidiary Guarantors, the Projects, and the other Major Project Parties may be provided to potential Lenders and participants; provided, however, that such delivery shall comply with the provisions of Section 12.18. Borrower agrees to cooperate and to cause Sponsor and its respective Affiliates to cooperate in the syndication of the Loans and Commitments in all respects reasonably requested by the Agents, including participation in a reasonable number of bank meetings held in connection with such syndication, and to provide, for inclusion in such package, all information which the Agents may reasonably request from it or which the Agents or Borrower may consider material to a lender or participant, or necessary or appropriate for accurate and complete disclosure. Borrower shall not be responsible for any costs and expenses in connection with any syndication of the Loans or Commitments.

             12.5    Attorney-In-Fact.

                        (a)     For the purpose of allowing the Collateral Agent to exercise its rights and remedies provided in Article 8 following the occurrence and during the continuation of an Event of Default, Borrower hereby constitutes and appoints the Collateral Agent its true and lawful attorney in fact, with full power of substitution, with respect to the Collateral, and hereby empowers such attorney or attorneys as follows:

                                 (i)     To pay, settle or compromise all bills and claims which may be or become Liens or security interests against any or all of the Funded Projects or the Collateral, or any part thereof, unless a bond or other security satisfactory to the Collateral Agent has been provided;

                                 (ii)    To execute applications and certificates in the name of Borrower or the Subsidiary Guarantors which reasonably may be required by the Financing Documents or any other agreement or instrument executed by or on behalf of Borrower or the Subsidiary Guarantors in connection with the Collateral;

                                 (iii)   To prosecute and defend all actions or proceedings in connection with any or all the Collateral or any part thereof and to take such action and require such performance as such attorney reasonably deems necessary under any performance and payment bond and the Financing Documents;

                                 (iv)   To do any and every act which Borrower or the Subsidiary Guarantors might do on their behalf with respect to the Collateral or any part thereof and to exercise any or all of their rights and remedies under any or all of the Project Documents; and

                                 (v)    To use any funds contained in any Collateral Account, including without limitation the Debt Service Reserve Account, to pay interest and principal on the Loans as accrued from time to time.

                        (b)     This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

             12.6    Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement and the other Financing Documents may only be amended or modified by an instrument in writing signed by Borrower, the Agents and any other parties to be charged and in accordance with the terms of this Agreement.

             12.7    Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

             12.8    Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

             12.9    Headings. Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

             12.10  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to the Administrative Agent, and (unless otherwise indicated) all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

             12.11  Additional Financing. The parties hereto acknowledge that the Lenders have made no agreement or commitment to provide any financing except as set forth herein.

             12.12  No Partnership, Etc. The Agents, the Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Financing Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between or among the Agents, the Lenders and Borrower or any other Person. Neither the Agents nor the Lenders shall be in any way responsible or liable for the debts, losses, obligations or duties of Borrower or any other Person with respect to the Projects or otherwise. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from the ownership, operation or occupancy of the Funded Projects and to perform all obligations under other agreements and contracts relating to the Funded Projects shall be the sole responsibility of Borrower and the relevant Subsidiary Guarantors and Project Entities.

             12.13  Limitation on Liability. NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

             12.14  Waiver of Jury Trial. THE AGENTS, THE LENDERS AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY AGENT, THE LENDERS OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

             12.15  Consent to Jurisdiction. The Agents, the Lenders and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes or any other Financing Document may be brought in or removed to the courts of the State of New York, sitting in New York City, or of the United States of America for the Southern District of New York, as the Administrative Agent may elect. By execution and delivery of the Agreement, the Agents, the Lenders and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Agents, the Lenders and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the Agents, the Lenders or Borrower, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Business Days after such mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of the Agents or any Lender to bring legal action or proceedings in any other competent jurisdiction, including judicial or non judicial foreclosure of any deed of trust. Notwithstanding the foregoing, service of process shall not be deemed mailed to the Agents or the Lenders until a copy of all matters to be served have been mailed to Milbank, Tweed, Hadley & McCloy LLP, 601 S. Figueroa St., 30th Floor, Los Angeles, CA 90017, Attn.: Edwin F. Feo or such other Person as any Agent or any Lender may hereafter designate by notice given pursuant to Section 12.1. The Agents, the Lenders and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Agents or the Lenders on or under this Agreement, the Loans and/or the other Financing Documents is usurious. The Agents, the Lenders and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with any or all of the Funded Projects, this Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non conveniens.

             12.16  Usury. Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws. In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to Borrower or credited against the principal balance of the Notes then outstanding.

             12.17  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Administrative Agent and the Lenders.

             12.18  Confidentiality. The Agents and the Lenders agree to maintain the confidential nature of, and shall not use or disclose Borrower's financial information or confidential information identified in writing by Borrower as such without first obtaining Borrower's prior written consent; provided, that nothing in this Section 12.18 shall require the Agents or any Lender to obtain any consent of Borrower in connection with (and Borrower hereby authorizes the Agents and each Lender to freely disclose any financial information or confidential information with respect to Borrower, the Projects, any Project Document or any Financing Document or the parties thereto without any consent of Borrower, to the extent otherwise required, in connection with) (a) exercising any of their respective rights under the Financing Documents, including those exercisable upon the occurrence of an Event of Default; (b) providing information about Borrower, the Projects, any Project Document or any Financing Document or the parties thereto to any other Lender or prospective Lender or any Person acquiring, or potentially acquiring, any interest of the Lenders under the Financing Agreement and any such Person's directors, officers, employees, agents and consultants in connection with their credit evaluation of Borrower or otherwise (if, in the case of any such Person potentially acquiring such an interest from any Lender, such Person agrees to be bound by the terms of a confidentiality agreement substantially similar to this Section 12.18); (c) any situation in which the Agents or any Lender is required by law or required by any Governmental Authority to disclose information (if such Person uses reasonable efforts to maintain confidentiality of the information disclosed); (d) providing information to counsel to the Agents or any Lender in connection with the transactions contemplated by any of the Financing Documents (if such Lender informs such counsel of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (e) providing information to independent auditors or other expert consultants retained by the Agents or any Lenders (if such Lender informs such auditors or consultants of the confidential nature of such information and requires that it be kept confidential except as permitted herein); (f) any information that is in or becomes part of the public domain otherwise than through a wrongful act of any of the Agents or any Lender or any employees or agents thereof; (g) any information that is independently developed by any of the Agents or any Lender; and (h) any information that is disclosed to any of the Agents or any Lender by a third party that has no obligation of confidentiality with respect to the information disclosed. Notwithstanding the foregoing, the parties hereto and their officers, directors, employees and agents are authorized to disclose to any and all persons, without limitation of any kind, the structure and tax aspects of this transaction (as defined in Treasury Regulation Section 1.6011-4) and all materials of any kind which are related to such structure and tax aspects. The Agents and the Lenders agree to abide by the terms of the confidentiality provisions of the LLC Agreements as to any information (including Base Case Forecasts, financial statements and reports of Project Entities) subject to such provisions.

             12.19  Counterparts. This Agreement may be executed in one or more duplicate counterparts and by facsimile and when signed by all of the parties listed below shall constitute a single binding agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

             IN WITNESS WHEREOF, the parties have caused this Financing Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company By: /s/ Sybil M. Coiffi Name: Sybil M. Cioffi Title: Vice President - Finance

BAYERISCHE LANDESBANK, acting through its
New York Branch, as the Syndication Agent for the
Lenders

By:     /s/ Thomas Augustin
          Name: Thomas Augustin
          Title:   Vice President

By:   /s/ Norman McClave
          Name: Norman McClave
          Title:   First Vice President

BAYERISCHE LANDESBANK, acting
through its New York Branch, as Lender

By:     /s/ Thomas Augustin
          Name: Thomas Augustin
          Title:   Vice President

By:   /s/ Norman McClave
          Name: Norman McClave
          Title:   First Vice President

BAYERISCHE LANDESBANK, acting through its New
York Branch, as Collateral Agent for the Secured Parties

By:     /s/ Thomas Augustin
          Name: Thomas Augustin
          Title:   Vice President

By:   /s/ Norman McClave
          Name: Norman McClave
          Title:   First Vice President

UFJ BANK LIMITED, acting through its New York Branch, as Administrative Agent By: James H. Boyle Name: James H. Boyle Title: Vice President	UFJ BANK LIMITED, acting through its New York Branch, as Lender By: James H. Boyle Name: James H. Boyle Title: Vice President

EXECUTION VERSION

EXHIBIT A
to Financing Agreement

DEFINITIONS

"Acceptable Counterparty" means BayernLB or UFJ.

"Acceptable Guarantor" means a Person whose long-term unsecured Indebtedness is rated at least A by S&P and A2 by Moody's or higher.

"Acceptable Letter of Credit" means an irrevocable direct-pay letter of credit issued by an Acceptable Letter of Credit Issuer.

"Acceptable Letter of Credit Issuer" means a financial institution regulated under the laws of the United States with a minimum capital base of $1,000,000,000 and a rating of its long-term unsecured Indebtedness of at least A by S&P and A2 by Moody's or higher.

"Account Control Agreement" has the meaning given in Section 2.10(a)(iii) of the Financing Agreement.

"Additional Amounts" means, subject to the last sentence of this definition, (x) with respect to a prepayment of a Floating Rate Loan pursuant to Section 2.1(g)(ii)(B) or (C) of the Financing Agreement, the amount equal to the accrued interest on such Floating Rate Loan at then applicable Base Rate or LIBO Rate from and including the last Scheduled Payment Date to the next Scheduled Payment Date (or if Borrower elects pursuant to Section 2.1(g)(v) to have such Loan prepaid prior to such Scheduled Payment Date, to the date such prepayment is to be applied); or (y) with respect to a prepayment of a Fixed Rate Loan pursuant to Section 2.1(g)(ii)(B) or (C) of the Financing Agreement, the amount equal to the accrued interest on such Fixed Rate Loan at the Effective Fixed Rate from and including the last Scheduled Payment Date to the Swap Termination Date of the corresponding Interest Rate Agreement (or if Borrower elects pursuant to Section 2.1(g)(v) of the Financing Agreement to have such Loan prepaid prior to the Swap Termination Date, to the date such prepayment is to be applied) assuming that the principal amount of such Fixed Rate Loan declines on the dates and in the amounts the notional amount of the corresponding Interest Rate Agreement declines. If in connection with a prepayment pursuant to Section 2.1(g)(ii)(B) or (C) of the Financing Agreement, Borrower elects to have such prepayment applied directly to prepay such Loan pursuant to Section 2.1(g)(v) of the Financing Agreement, "Additional Amounts" shall also include any breakage or Swap Breakage Costs as a result of such prepayment.

"Additional Project Documents" means each contract or agreement related to the testing, maintenance, repair, operation or use of any Project entered into by Borrower and any other Person subsequent to the Closing Date and that either (a) replaces or substitutes for an existing Project Document, (b) has a term greater than one (1) year, (c) provides for the sale of electrical capacity or energy or of renewable energy credits, "green tags" or other like environmental credits or benefits, and has an aggregate value over its term in excess of $100,000 or (d) has a value over its term in excess of $250,000.

"Administrative Agent" has the meaning given in the introductory paragraph of the Financing Agreement.

"Affiliate" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

"Affiliated Indemnitees" has the meaning given in Section 5.14(b) of the Financing Agreement.

"Agents" has the meaning given in the introductory paragraph of the Financing Agreement.

"Alternative Credit Support" means (i) a Debt Service Reserve Letter of Credit or Fixed Debt Service Reserve Letter of Credit, as applicable, or (ii) a Reserve Guaranty with a term of one year (which shall be renewable annually upon the approval of the Agent and the Lenders at their sole discretion) covering amounts borrowed by Borrower from the Debt Service Reserve Account or the Fixed Debt Reserve Account, as applicable; provided, however, that (A) such Debt Service Reserve Letter of Credit or Fixed Debt Service Reserve Letter of Credit, as applicable, shall only be deemed to be an acceptable Alternative Credit Support so long as the issuer thereof is an Acceptable Letter of Credit Issuer and (B) such Reserve Guaranty shall only be deemed to be an acceptable Alternative Credit Support so long as the guarantor thereunder is an Acceptable Guarantor.

"Annual Operating Budget" refers to the operating plan and budget adopted by a Project Entity with respect to a Project, detailed by calendar month, setting forth debt service, maintenance, repair and operation expenses (including reasonable allowance for contingencies and working capital), maintenance reserves and all other anticipated operation and maintenance costs for the Project for the period from the applicable Borrowing Date to the conclusion of the calendar year in which the applicable Borrowing Date occurs and for each twelve-month period thereafter.

"Applicable Base Rate Margin" means (a) with respect to the Base Rate Loans made or to be made during the period between the Closing Date and the third anniversary thereof, 0.75% per annum and (b) with respect to the Base Rate Loans made or to be made during the period between the third anniversary of the Closing Date and the Loan Maturity Date, 1.00% per annum.

"Applicable LIBO Margin" means (a) with respect to the LIBO Loans made or to be made during the period between the Closing Date and the third anniversary thereof, 1.75% per annum, and (b) with respect to the LIBO Loans made or to be made during the period between the third anniversary of the Closing Date and the Loan Maturity Date, 2.00% per annum.

"Applicable Permit" means any Permit, including any zoning, environmental protection, pollution, sanitation, FERC, any State public utility commission, safety, siting or building Permit (a) that is material and necessary at any given time in light of the operation of any Project to operate, maintain, repair, own or use any Project as contemplated by the Operative Documents, to sell electricity or renewable energy credits, "green tags" or other like environmental credits or benefits therefrom, to enter into any Operative Document or to consummate any transaction contemplated thereby, or (b) that is necessary so that (i) none of the Agents, any Lender, or any Affiliate of any of them may be deemed by any Governmental Authority to be subject to regulation under the FPA or PUHCA or under any State laws or regulations respecting the rates or the financial or organizational regulation of electric utilities solely as a result of the construction or operation of any Project or the sale of electricity or renewable energy credits, "green tags" or other like environmental credits or benefits therefrom, or (ii) none of Borrower nor any Affiliate of Borrower may be deemed by any Governmental Authority to be subject to regulation under PUHCA (other than Section 9(a)(2) thereof).

"Available Cash" means, at any time, all funds then in the Revenue Account and the Fixed Debt Reserve Account other than funds which were deposited therein (or previously reduced the amounts which would otherwise be required to be deposited therein) pursuant to Section 2.1(g)(ii)(B) or (C) of the Financing Agreement.

"Bankruptcy Event" shall be deemed to occur with respect to any Person if (a) such Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law or shall consent to the institution of an involuntary case thereunder against it; (b) such Person shall file a petition, answer or consent or shall otherwise institute any similar proceeding under any other applicable federal, State or other applicable law, or shall consent thereto; (c) such Person shall apply for, or by consent there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; (d) such Person shall make an assignment for the benefit of creditors; (e) such Person shall admit in writing its inability to pay its debts generally as they become due; (f) if an involuntary case shall be commenced seeking the liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceeding shall be commenced against such Person under any other applicable federal, State or other applicable law and (i) the petition commencing the involuntary case is not timely controverted; (ii) the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing; (iii) an interim trustee is appointed to take possession of all or a portion of the property, and/or to operate all or any part of the business of such Person and such appointment is not vacated within sixty (60) days; or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of such Person or of all or a part of its property, shall have been entered; or (h) any other similar relief shall be granted against such Person under any federal, State or other applicable law.

"Bankruptcy Law" means Title 11, United States Code, and any other State or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

"Base Case Forecast" means, on the Closing Date, the preliminary financial projections for the applicable Project prepared by Borrower and containing assumptions satisfactory to the Administrative Agent and the Lenders, and thereafter, depending on the context and to the extent applicable, (i) the financial projections for Borrower delivered as of the Closing Date as they may be updated for a Current Project pursuant to Section 3.2(y) of the Financing Agreement or (ii) the financial projections for Borrower as they may be updated otherwise pursuant to Section 5.16 of the Financing Agreement.

"Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 0.50%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

"Base Rate Loans" means Loans that bear interest at rates based upon the Base Rate.

"BayernLB" means Bayerische Landesbank, acting through its New York Branch at 560 Lexington Avenue, New York, NY 10022.

"Benefited Lender" has the meaning given in Section 2.5(b) of the Financing Agreement.

"Borrower" means Catamount Sweetwater Holdings LLC, a Vermont limited liability company.

"Borrower's Knowledge" means the actual knowledge of any Responsible Officer of Borrower of (x) a fact, condition or circumstance or (y) a fact, condition or circumstance which would cause a reasonably prudent person to conduct further inquiry.

"Borrowing" means the borrowing of one or more Loans pursuant to the Financing Agreement.

"Borrowing Date" means that date on which a Borrowing occurs.

"Borrowing Certificate" means Borrower's borrowing date certificate, in the form of Exhibit G-1(b) to the Financing Agreement, signed by a Responsible Officer of Borrower (or waived in writing by the Administrative Agent and the Lenders).

"Business Day" means any day (a) other than a Saturday, Sunday or other day on which banks are authorized to be closed in (i) London, England or (ii) New York, New York and (b) which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

"Capital Adequacy Requirement" has the meaning given in Section 2.6(d) of the Financing Agreement.

"Cash Reallocation Date" means with respect to the Loans to be made for a particular Project, the date when the allocation of distributable cash to a Subsidiary Guarantor under the terms of the LLC Agreement for such Project provide that cash distributions shall be paid to a party other than such Subsidiary Guarantor.

"Casualty Event" means, with respect to any Property of a Project Entity for a Funded Project, any loss of or damage to such Property (or title to such Property) which will have a Material Adverse Effect, taking into account any insurance proceeds, warranty claims and any repair or replacement thereof.

"Catamount Sweetwater 1" means Catamount Sweetwater 1 LLC, a Vermont limited liability company wholly owned by Borrower, that owns 50% of Class B Units in Sweetwater 1 Project Entity.

"Catamount Sweetwater 1 Collection Account" has the meaning given in Section 7.2(a) of the Financing Agreement.

"Catamount Sweetwater 2" means Catamount Sweetwater 2 LLC, a Vermont limited liability company wholly owned by Borrower, that owns 50% of Class B Units in Sweetwater 2 Project Entity.

"Catamount Sweetwater 2 Collection Account" has the meaning given in Section 7.2(a) of the Financing Agreement.

"Catamount Sweetwater 3" means Catamount Sweetwater 3 LLC, a Vermont limited liability company wholly owned by Borrower, that will, upon the making of the equity contributions under the Sweetwater 3 ECCA, own 50% of Class B Units in Sweetwater 3 Project Entity.

"Catamount Sweetwater 3 Collection Account" has the meaning given in Section 7.2(a) of the Financing Agreement.

"Change in Control" has the meaning given in Section 8.1(k) of the Financing Agreement.

"Change of Law" has the meaning given in Section 2.6(b) of the Financing Agreement.

"Claims" has the meaning given in Section 5.14(a)(i) of the Financing Agreement.

"Class B Units" has the meaning given in the relevant LLC Agreement.

"Closing Certificate" means Borrower's closing certificate, in the form of Exhibit G-1(a) to the Financing Agreement has been satisfied (or waived in writing by the Administrative Agent and the Lenders).

"Closing Date" means the date when each of the conditions precedent listed in Section 3.1 of the Financing Agreement has been satisfied (or waived in writing by the Agents and the Lenders).

"Code" means the Internal Revenue Code of 1986, as amended.

"Collateral" means, with respect to a Collateral Document, all property which is subject or is or is intended or required to become subject to the security interests or Liens granted by such Collateral Document other than any Collateral which is released pursuant to Section 3.4 of the Financing Agreement.

"Collateral Accounts" means the Disbursement Account, Revenue Account, Collection Accounts, the Fixed Debt Reserve Account and the Debt Service Reserve Account. Each Collateral Account shall be a "securities account" within the meaning of Section 8-501 of the UCC in effect in the State of New York.

"Collateral Agent" has the meaning given in the introductory paragraph of the Financing Agreement.

"Collateral Documents" means the Subsidiary Guarantees, any Debt Service Reserve Letter of Credit, any Fixed Debt Reserve Letter of Credit, the Member Pledge, the Security Agreement, the Subordination Agreement, the LLC Exposure Guarantees, and any other security documents, financing statements and other documentation filed or recorded in connection with the foregoing.

"Collection Accounts" has the meaning given in Section 7.2(a) of the Financing Agreement.

"Commitment Fees" has the meaning given in Section 2.3(b) of the Financing Agreement.

"Commitments" means, at any time with respect to each Lender, such Lender's Proportionate Share of the Total Loan Commitment, the Tranche A Commitment and the Tranche B Commitment at such time. The Commitments of the Lenders are set forth in Exhibit J to the Financing Agreement.

"Construction Contracts" means the construction, turbine supply contracts and balance of plant contracts (as applicable) with respect to each Project.

"Continue", "Continuation" and "Continued" means the continuation pursuant to Section 2.1(b)(iv) and Section 2.1(b)(v) of the Financing Agreement of a LIBO Loan from one Interest Period to the next Interest Period.

"Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

"Convert", "Conversion" and "Converted" means a conversion pursuant to Section 2.1(b)(v) of the Financing Agreement of one Type of Loans into another Type of Loans, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one applicable Lending Office to another.

"Counterparty" or "Counterparties" refers to the counterparty to any Interest Rate Agreement entered into by Borrower, which Counterparties shall be Acceptable Counterparties.

"Credit Parties" has the meaning given in Article 9 of the Financing Agreement.

"Current Project" refers to a Project for which a Notice of Borrowing pursuant to the Financing Agreement has been delivered to the Administrative Agent.

"Current Project Entity" refers to the Project Entity holding an interest in a Current Project.

"Debt" of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities (or property), (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (h) all Debt of others guaranteed directly or indirectly by such person or as to which such Person has an obligation substantially the economic equivalent of a guarantee and (i) obligations in respect of Interest Rate Agreements.

"Debt Service Reserve Account" has the meaning given in Section 7.3(a) of the Financing Agreement.

"Debt Service Reserve Guaranty" means a guaranty, in form and substance satisfactory to the Administrative Agent and the Lenders, in favor of the Administrative Agent.

"Debt Service Reserve Letter of Credit" means an irrevocable direct-pay Acceptable Letter of Credit issued by an Acceptable Letter of Credit Issuer in favor of the Administrative Agent (for the benefit of the Lenders) that has an expiration date that is not earlier than twelve (12) months after the date of issuance of such Acceptable Letter of Credit, and which Acceptable Letter of Credit and all related documentation is in form and substance satisfactory to the Administrative Agent. If no renewal or replacement of the Debt Service Reserve Letter of Credit has been made at least six (6) months prior to the expiration of the Debt Service Reserve Letter of Credit and amounts are then required to be on deposit in the Debt Service Reserve Account, the Administrative Agent may draw upon the Debt Service Reserve Letter of Credit and deposit the proceeds of such drawing in the Debt Service Reserve Account in an amount equal to such requirement, with the excess, if any, to be returned to Borrower.

"Default" means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

"Default Rate" means, with respect to Loans and all other Obligations under the Financing Documents, the interest rate per annum equal to the rate otherwise applicable to Loans plus 2% per annum.

"Depository" means an entity selected by the Collateral Agent and reasonably acceptable to Borrower to act as a Depository with respect to the Collateral Accounts and a "securities intermediary" within the meaning of Article 8 of the New York UCC.

"Disbursement Account" has the meaning given in Section 7.1 of the Financing Agreement.

"Dollars" and "$" means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

"Effective Fixed Rate" means the fixed rate applicable to Base Rate Loans or LIBO Rate Loans which have been swapped pursuant to an Interest Rate Agreement taking into account the payments required to be made by the Counterparty under such Interest Rate Agreement.

"Eligible Assignee" means any Lender or any Affiliate of any Lender provided such Affiliate has a minimum regulatory capital base of One Billion Dollars ($1,000,000,000) and a rating of its long-term unsecured indebtedness of not less than A from S&P or A2 from Moody's who is able to provide to Borrower and the Administrative Agent the statement or form contemplated by Section 2.4(g) of the Financing Agreement.

"Environmental Claim" means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees, out-of-pocket costs, expenses, disbursements, attorneys' or consultants' fees, relating in any way to any Hazardous Substances Law or any Permit issued under any such Hazardous Substances Law (hereafter "Hazard Claims"), including (a) any and all Hazard Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Hazardous Substances Law, and (b) any and all Hazard Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

"Environmental Consultant" means URS Corporation or its successor appointed pursuant to Section 11.1 of the Financing Agreement.

"Equity Capital Contribution Agreement" means any equity capital contribution agreement with respect to the relevant Project Entity, by and among such Project Entity, the relevant Subsidiary Guarantor and the other equity investors in such Project Entity, including, without limitation, the Sweetwater 3 ECCA.

"Equity Capital Contribution Date" means the date when all conditions to the occurrence of the "Equity Capital Contribution Date" (as such term is defined in the relevant Equity Capital Contribution Agreement) have been satisfied or waived as required under the relevant Equity Capital Contribution Agreement.

"Equity Rights" means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any members' or voting agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership, membership or other ownership interests of any type in, such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"ERISA Plan" means any employee benefit plan (a) maintained by Borrower or any member of the Controlled Group, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

"Event of Default" and "Events of Default" have the meanings given in Section 8.1 of the Financing Agreement.

"Exempt Wholesale Generator" or "EWG" means an "exempt wholesale generator," as such term is defined in Section 32 of PUHCA, as added by Section 711 of the Energy Policy Act of 1992.

"Existing Bank Account" means Borrower's or either of the Subsidiary Guarantors' accounts identified on Schedule 3.2(ff) of the Financing Agreement.

"FDIC" means the Federal Deposit Insurance Corporation and its successors.

"Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

"Fees" refers to all fees, costs and expenses including the Upfront Fee and Commitment Fees payable in accordance with the Financing Documents in respect of a relevant Project.

"FERC" means the Federal Energy Regulatory Commission and its successors.

"Financing Agreement" means the Financing Agreement dated as of July 12, 2005, by and among Borrower, the Agents and the Lenders.

"Financing Documents" means the Financing Agreement, the Notes, the Collateral Documents, any Alternative Credit Support issued in lieu of funding with cash any reserve account hereunder, and the Interest Rate Agreements entered into in connection with the Financing Documents, and any other documents, agreements or instruments entered into in connection with any of the foregoing.

"Fixed Debt Reserve Account" means the account established pursuant to Section 7.4(a) of the Financing Agreement.

"Fixed Debt Reserve Guaranty" means a guaranty, in form and substance satisfactory to the Administrative Agent and the Agents, in favor of the Administrative Agent.

"Fixed Debt Reserve Letter of Credit" means an irrevocable direct pay Acceptable Letter of Credit issued by an Acceptable Letter of Credit Issuer in favor of the Administrative Agent (for the benefit of the Lenders) that has an expiration date that is not earlier than twelve (12) months after the date of issuance of such Acceptable Letter of Credit, and which Acceptable Letter of Credit and all related documentation is in form and substance satisfactory to the Administrative Agent. If no renewal or replacement of the Fixed Debt Reserve Letter of Credit has been made at least six (6) months prior to the expiration of the Fixed Debt Reserve Letter of Credit and amounts are then required to be on deposit in the Debt Service Reserve Account, the Administrative Agent may draw upon the Fixed Debt Reserve Letter of Credit and deposit the proceeds of such drawing in the Fixed Debt Reserve Account in an amount equal to such requirement, with the excess, if any, to be returned to Borrower.

"Fixed Rate Loans" means Base Rate Loans or LIBO Rate Loans which have been swapped pursuant to an Interest Rate Agreement.

"Floating Rate Loans" means Base Rate Loans or LIBO Rate Loans which have not been swapped pursuant to an Interest Rate Agreement.

"FPA" means the Federal Power Act, excluding Sections 1-18, 21-30, 202(c), 210, 211, 212, 305(c) and any necessary enforcement provision of Part III of the Act with regard to the foregoing sections.

"Funded Project" refers to any Project for which a Loan has been provided in accordance with the terms of the Financing Agreement.

"Funded Project Entity" refers to the Project Entity holding an interest in a Funded Project.

"GAAP" means generally accepted accounting principles in the United States of America consistently applied.

"Governmental Authority" means any national, State or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including any zoning authority, FERC, the relevant State commissions, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

"Governmental Rule" means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy requirement or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing having the force of law by, any Governmental Authority, whether now or hereafter in effect.

"Hazardous Substances" means any hazardous or toxic substance or waste, pollutant or contaminant which is regulated by Hazardous Substances Law including, but not limited to, petroleum products, asbestos, polychlorinated byphenols and radioactive materials.

"Hazardous Substances Law" means any and all State and local statutes, laws, regulations, ordinances, judgments, orders, codes or injunctions which imposes liability for or standards of conduct concerning the generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances including, but not limited to, the Federal Water Pollution Control Act (as amended) the Resource Conservation and Recovery Act of 1976 (as amended) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (as amended) the Toxic Substances Control Act (as amended) and the Occupational Safety and Health Act of 1970 (as amended) to the extent it relates to the handling of and exposure to hazardous or toxic materials or similar substances.

"Indemnitees" has the meaning given in Section 5.14 of the Financing Agreement.

"Independent Consultants" means the Insurance Consultant, Wind Consultant, Transmission Consultant, the Independent Engineer and the Environmental Consultant or their successors appointed pursuant to Section 11.1 of the Financing Agreement unless engaged prior to the execution of the Financing Agreement.

"Independent Engineer" means Garrad Hassan Americas, or its successor appointed pursuant to Section 11.1 of the Financing Agreement.

"Insurance Consultant" means Moore-McNeil, LLC, or its successor appointed pursuant to Section 11.1 of the Financing Agreement.

"Interest Fix Fees" has the meaning given in Section 2.9(b) of the Financing Agreement.

"Interest Period" means the time periods specified pursuant to Section 2.1(b)(iv) of the Financing Agreement, which commences on the first day of such Loan and ends on the last day of such time period.

"Interest Rate Agreements" has the meaning given in Section 2.9(a) of the Financing Agreement.

"Legal Requirements" means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation including any Governmental Rule, any requirement under a Permit, and any determination of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

"Lender" means, at any time, each Lender which has a Loan Commitment, as set forth on Exhibit I to the Financing Agreement, or Loan outstanding at such time.

"Lender Percentage" means with respect to each Lender, the percentage obtained by dividing (a) the principal amount of such Lender's outstanding Loans by (b) the aggregate principal amount of all outstanding Loans of all Lenders.

"Lending Office" means the office in the United States of America designated as such beneath the name of such Lender on Exhibit I to the Financing Agreement or such other office of such Lender as such Lender may specify in writing from time to time to the Administrative Agent and Borrower in accordance with the Financing Agreement.

"LIBO Rate" means, for each Interest Period, a rate of interest per annum, calculated on the basis of a 360 day year, equal to the simple average (rounded upward, if necessary, to the nearest whole multiple of 1/100 of one percent) of the rates shown on the display referred to as the "LIBOR Page" (or any display substituted therefor) of the Reuters Domestic Money Service with respect to the banks in the London interbank market named in the display as of 11:00 a.m. (London, England time) on the second Business Day prior to the first day of the Interest Period, for a deposit period comparable to the Interest Period.

"LIBO Loans" means Loans that bear interest at rates based upon the LIBO Rate.

"Lien" on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant by Borrower, easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

"Liquidation Costs" has the meaning given in Section 2.7 of the Financing Agreement.

"LLC Agreements" means, collectively or individually, depending on the context (a) the Sweetwater 1 LLC Agreement, (b) the Sweetwater 2 LLC Agreement and (c) the Sweetwater 3 LLC Agreement.

"LLC Exposure Guarantee" has the meaning given in Section 3.2(ll) of the Financing Agreement.

"Loan" and "Loans" mean, collectively or individually, depending on the context, the Tranche A Loans or the Tranche B Loans.

"Loan Commitment" means, at any time with respect to each Lender, such Lender's Proportionate Share of the Total Loan Commitment at such time.

"Loan Maturity Date" means, depending on the context, the Tranche A Loan Maturity Date (with respect to Tranche A Loans) or the Tranche B Loan Maturity Date (with respect to Tranche B Loans).

"Major Project Participants" means (a) Borrower; (b) each Subsidiary Guarantor; (c) each Project Entity and (d) each other party to a Principal Project Document.

"Majority Lenders" means, at any time, Lenders holding the sum of Loan Commitments and Loans which, in the aggregate, equal or exceed 66.67% of the sum of the Total Loan Commitment and the Loans then outstanding.

"Material Adverse Change" or "Material Adverse Effect" means (a) any event or occurrence that has a material adverse effect on the business, results of operations, condition (financial or otherwise) or prospects of Borrower, Sponsor, any Subsidiary Guarantor, any relevant Funded Project Entity or the relevant Funded Project included in either Tranche; (b) any event or occurrence of whatever nature which would materially and adversely affect (i) the ability of Borrower, Sponsor or any Subsidiary Guarantor to perform its obligations under the Financing Documents, including the debt service payments with respect to the Loans included in either Tranche (including, but not limited to, the payment of Fees, interest and principal due with respect to Funded Projects included in either Tranche) by the Loan Maturity Date, or (ii) with respect to the Financing Documents, the validity or priority of the Lenders' security interests in, and Liens on, the Collateral and the continued effectiveness and enforceability of the Collateral Documents.

"Material Project Documents" means (a) the Sweetwater 1 Material Project Documents, (b) the Sweetwater 2 Material Project Documents and (c) the Sweetwater 3 Material Project Document; provided, however, that, if each party to any Material Project Document has fully performed its obligations thereunder, such agreement shall cease to be a "Material Project Document" for the purposes of the Financing Documents.

"Member" means each Person that has any direct ownership interest in the membership interests in Borrower.

"Member Pledge" has the meaning given in Section 2.10(a)(i)(B) of the Financing Agreement.

"Minimum Debt Service Reserve Requirement" means, for each Tranche, as of any Scheduled Payment Date, the higher of (a) the projected principal and interest payments with respect to all Loans of such Tranche then outstanding (as reflected in the Base Case Forecast for such Tranche, after taking into account the prevailing interest rates determined by reference to the forward rates and the applicable Interest Rate Agreements, but excluding prepayments under Section 2.1(g) of the Financing Agreement) for the immediately succeeding semi-annual period commencing on such Scheduled Payment Date or (b) the projected principal and interest payments with respect to all Loans of such Tranche then outstanding (as reflected in the Base Case Model for such Tranche, after taking into account the prevailing interest rates determined by reference to the forward rates and the applicable Interest Rate Agreements, but excluding prepayments under Section 2.1(g) of the Financing Agreement) for the semi-annual period commencing on a date occurring six (6) months after such Scheduled Payment Date.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Monthly Transfer Date" means the date occurring on the last Business Day of each month after the Closing Date.

"Multiemployer Plan" means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which Borrower or any member of the Controlled Group is making, or has an obligation to make, contributions, or has made, or has been obligated to make, contributions since the date which is six (6) years immediately preceding the Closing Date.

"Non-Company Parties" has the meaning given in Article 9 of the Financing Agreement.

"Non-Recourse Parties" has the meaning given in Article 9 of the Financing Agreement

"Note" and "Notes" mean, depending on the context, collectively or individually, the Tranche A Notes and the Tranche B Notes.

"Notice of Borrowing" has the meaning given in Section 2.1(a)(ii) of the Financing Agreement.

"Notice of Change of Law" has the meaning given in Section 2.6(b) of the Financing Agreement.

"Notice of Inability to Determine Rates" has the meaning given in Section 2.6(a) of the Financing Agreement.

"O&M Agreements" means, collectively or individually, depending on the context (a) the Sweetwater 1 O&M Agreement, (b) the Sweetwater 2 O&M Agreement, and (c) the Sweetwater 3 O&M Agreement.

"Obligations" means and includes, with respect to any Person, (a) all loans, advances, debts and liabilities howsoever arising (and whether arising or incurred before or after any Bankruptcy Event with respect to Borrower, any Subsidiary Guarantor or any other Person), owed by such Person to the Agents, or the Lenders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Agreement or any of the other Financing Documents, including all principal, interest, Interest Fix Fees, Liquidation Costs, indemnity or reimbursement obligations, fees, charges, expenses, attorneys' fees and accountants fees chargeable to such Person in connection with its dealings with such Person and payable by such Person under the Financing Agreement or any of the other Financing Documents, and (b) all Swap Obligations.

"Operative Documents" means the Financing Documents and the Project Documents.

"Other Sources" means any funds made available to Borrower by any Person other than any Subsidiary Guarantor or any Project Entity; provided that with respect to Sponsor, Member or Parent, "Other Sources" shall include any funds provided by Sponsor, Member or Parent that is not otherwise required to be made available or paid pursuant to its respective obligations under any Financing Document.

"Other Taxes" has the meaning given in Section 2.4(d)(i) of the Financing Agreement.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.

"Permit" means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

"Permitted Investments" means (a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America; (b) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any of the following: Export-Import Bank of the United States of America, Federal Housing Administration or other agency or instrumentality of the United States of America; (c) interest-bearing demand or time deposits (including certificates of deposit) which are either (i) insured by the Federal Deposit Insurance Corporation, or (ii) held in banks and savings and loan associations, having general obligations rated at least "AA-" or equivalent by S&P and Moody's, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clause (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested; (d) obligations of any State or any agency or instrumentality of any of the foregoing which are rated at least "AA-" by S&P or at least "Aa" by Moody's; (e) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P and Moody's, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than thirty (30) days from the date of creation thereof; (f) any corporate evidence of indebtedness rated at least "AA-" or equivalent by S&P and Moody's, maturing not more than thirty (30) days from the date of creation thereof; or (g) any money market fund registered under the Federal Investment Company Act of 1940, whose shares are registered under the Federal Securities Act of 1933, and having a rating by S&P of AAAm-G; AAA-m; or AA-m and if rated by Moody's of Aaa, Aa1 or Aa2 as long as the portfolio of such money market fund is limited to obligations under sub-paragraphs (a) and (b).

"Permitted Liens" means (a) the rights and interests of the Administrative Agent and the Lenders as provided in the Operative Documents; (b) Liens imposed by any Governmental Authority for Taxes or Other Taxes, either secured by a bond acceptable to the Administrative Agent or not yet due or being contested in good faith and by appropriate proceedings, so long as (i) such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of any Project or any Project Site, as the case may be, title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of any Project or any Project Site, or (ii) a bond or other security acceptable to the Administrative Agent in its sole discretion has been posted or provided in such manner and amount as to assure the Administrative Agent that any taxes, assessments or other charges determined to be due will be promptly paid in full when such contest is determined; (c) involuntary Liens (including a lien of an attachment, judgment or execution) securing a charge or obligation, on any of Borrower's property, either real or personal, whether now or hereafter owned in the aggregate sum of less than One Hundred Thousand Dollars ($100,000); (d) surety bonds, performance bonds, letters of credit and other obligations of a like nature provided on behalf of Borrower, any Subsidiary Guarantor or any Project Entity in accordance with the requirements of the Project Documents, (e) title defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances, licenses, restrictions on the use of property or imperfections in title that do not materially impair the property affected thereby for the purpose for which title was acquired , (f) Liens which are exceptions to title policies issued for the benefit of Project Entities, and (g) restrictions on transfer of equity ownership interests set forth in the organizational documents of any Person.

"Permitted Loan Balance" means as of any date of determination, with respect to a Funded Project, the product of the Project Loan Balance for such Project on the last day of the Tranche A Availability Period or the Tranche B Availability Period, as applicable, and the Permitted Loan Balance Percentage for the date of such determination, and with respect to all Funded Projects, the sum of the Permitted Loan Balances for all Funded Projects.

"Permitted Loan Balance Percentage" means, as of any date of determination, the percentage set forth on Exhibit K to the Financing Agreement corresponding to such date.

"Person" means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

"Power Purchase Agreement" means any long-term power purchase agreement (for energy capacity, or other power-related attributes) with a Project Entity for a Funded Project.

"PPA Change Ratio" means the ratio equal to (x) the net present value of the aggregate payments that would be allocable to the relevant Subsidiary Guarantor as a partial equity owner of the Project Entity party from such affected Power Purchase Agreement over the remainder of the term thereof (taking into account any termination payment then due under such Power Purchase Agreement) less (A) the net present value of the aggregate payments that would be allocated to the relevant Subsidiary Guarantor as a partial equity owner of the Project Entity party from any Replacement Power Purchase Agreements in replacement thereof and (B) in the case of an amendment or modification to a Power Purchase Agreement which reduces the payments to the applicable Subsidiary Guarantor but does not otherwise have a Material Adverse Effect, the Power Purchase Agreement as so amended or modified, to (y) the net present value of the aggregate payments that would be so allocable from all Power Purchase Agreements to which the Project Entity is a party assuming the event which triggered such prepayment event under Section 2.1(g)(iii)(C) had not occurred.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by J.P. Morgan Chase & Co. as such bank's prime rate with respect to extensions of credit made by it in the United States; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Principal Project Documents" means all the Material Project Documents except for (a) Sweetwater 1 Build-Out Agreement, (b) Sweetwater 1 Real Estate Documents, (c) Material Project Documents listed in clauses (g), (h), (i), (j), (k), (n), (o), (p) and (u) in the definition of "Sweetwater 2 Material Project Documents", and (d) Material Project Documents listed in clauses (h), (i), (j), (k), (l), (m), (r), (s) and (w) in the definition of the "Sweetwater 3 Material Project Documents".

"Project" or "Projects" means, collectively or individually, depending on the context, Sweetwater 1, Sweetwater 2 and Sweetwater 3.

"Project Documents" means the Material Project Documents and the Additional Project Documents.

"Project Entity" or "Project Entities" means, collectively or individually, depending on the context, the Sweetwater 1 Project Entity, the Sweetwater 2 Project Entity, and the Sweetwater 3 Project Entity.

"Project Loan Balance" means, with respect to a Funded Project as of any date of determination, the sum of (i) the aggregate principal amount of all Loans funded with respect to such Funded Project (including any capitalized interest thereon), plus (ii) a pro rata portion (based upon the respective Project Loan Balances under clause (i) on the last day of the Tranche A Availability Period or the Tranche B Availability Period, as applicable, or if such determination is being made during the Tranche A Availability Period or the Tranche B Availability Period, as applicable, the date of such determination) of (x) the Upfront Fee (if and to the extent Borrower has been reimbursed therefor out of the initial Borrowing), and (y) to the extent funded out of Loans, the Commitment Fees and all costs and expenses not specifically attributable to a specific Funded Project, less (A) the aggregate of all payments and prepayments in respect of principal specifically made with respect to such Project pursuant to Sections 2.1(g)(i)(B) and 2.1(g)(ii)(B) or (C) of the Financing Agreement, and (B) the pro rata portion (based on the respective Project Loan Balances for all Loans to which such prepayment relates on the date of such payment or prepayment) of all payments and prepayments made in respect of principal on all Loans pursuant to Sections 2.1(c)(i), 2.1(g)(i)(A) and 2.1(g)(ii)(A) of the Financing Agreement.

"Project Member" means each Person that has any direct ownership interest in a Project Entity.

"Project Site" means the real property upon which a Project, interconnection and transmission facilities and access rights are located.

"Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

"Proportionate Share" means, at any time with respect to each Lender, the percentage obtained by dividing the outstanding principal amount of the Loans and Commitments of such Lender at such time by the aggregate outstanding principal amount of all Loans and Commitments of all Lenders at such time.

"PTC" means production tax credits under Section 45 of the Code.

"PUCT" means the Public Utility Commission of Texas.

"PUHCA" means the Public Utility Holding Company Act of 1935 and all rules and regulations adopted thereunder.

"Quarterly Date" means a date occurring on the last Business Day of each calendar quarter, commencing with the quarter in which the Borrowing Date under Tranche A occurs.

"Register" has the meaning given in Section 10.14 of the Financing Agreement.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System of the United States of America and any successor thereto.

"Regulatory Change" means any change after the date of the Financing Agreement in federal, State, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, State, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

"Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

"Replacement Obligor" means, with respect to any Replacement Project Agreement or Replacement Power Purchase Agreement, any Person reasonably satisfactory to the Majority Lenders who, pursuant to any definitive agreement or definitive guaranty satisfactory to the Majority Lenders, assumes the obligation of providing the services and/or products on terms and conditions no less favorable to Borrower or the relevant Subsidiary Guarantor than those which such Person being replaced is obligated to provide pursuant to the applicable Material Project Document.

"Replacement Power Purchase Agreement" means a power purchase agreement entered into with a Replacement Obligor after the Borrowing Date for the applicable Funded Project to replace an existing Power Purchase Agreement for such Project provided that such Replacement Power Purchase Agreement is in form and substance the same or more favorable to the Project Entity as the Power Purchase Agreement being replaced (other than with respect to pricing and the amount of power to be purchased) or is otherwise reasonably acceptable to the Majority Lenders.

"Replacement Project Agreement" means an agreement entered into with a Replacement Obligor after the Borrowing Date for the applicable Funded Project to replace an existing Material Project Document (other than a Power Purchase Agreement) for such Project provided that such Replacement Project Agreement is in form and substance the same or more favorable to the Project Entity as the Material Project Document being replaced or is otherwise reasonably acceptable to the Majority Lenders.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsection 13, 14, 16, 1, 19 or 20 or PBGC Reg. Section 2615.

"Reserve Guaranty" means a Debt Service Reserve Guaranty or a Fixed Debt Reserve Guaranty, as appropriate.

"Reserve Requirement" means, with respect to any Lender, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by such Lender. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such Lender by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate on Loans is to be determined, (ii) any category of liabilities or extensions of credit or other assets which include Loans or (iii) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend, unless such Loans are exempt from this foregoing list.

"Responsible Officer" means, as to any Person, its president, chief executive officer, treasurer or secretary (or assistant secretary), any of its vice presidents, or any managing general partner or managing member of such Person that is a natural person (or any of the preceding with regard to any managing general partner or managing member of such Person that is not a natural person).

"Revenue Account" has the meaning given in Section 7.2(a) of the Financing Agreement.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

"Scheduled Payment Date" means, with respect to any Loan, each Quarterly Date.

"Security Agreement" has the meaning given in Section 2.10(a)(i)(A) of the Financing Agreement.

"Secured Parties" means the Agents, the Depository and the Lenders (each as a "Lender" under the Financing Agreement and as party to any Interest Rate Agreement entered into as provided in Section 2.9(a) of the Financing Agreement).

"Single Employer Plan" means any employee benefit plan which is covered by Title IV of ERISA but which is not a Multiemployer Plan.

"Sponsor" refers to Catamount Energy Corporation, a Vermont corporation.

"State" means (a) any state of the United States of America or (b) the District of Columbia.

"Subordination Agreement" has the meaning given in Section 2.10(a)(i)(C) of the Financing Agreement.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

"Subsidiary Guarantee" has the meaning given in Section 2.10(a)(ii) of the Financing Agreement.

"Subsidiary Guarantor" means, collectively or individually, depending on the context (a) as of the initial Borrowing Date under Tranche A and until the Borrowing Date under Tranche B, Catamount Sweetwater 1 and Catamount Sweetwater 2; and (b) as of the Borrowing Date under Tranche B and thereafter, Catamount Sweetwater 1, Catamount Sweetwater 2 and Catamount Sweetwater 3.

"Substitutable Lender" has the meaning given in Section 10.12 of the Financing Agreement.

"Swap Breakage Costs" means any interest rate swap breakage costs and fees incurred by Borrower, the Lenders or the Agents with respect to the termination of an Interest Rate Agreement entered into pursuant to Sections 2.1(b)(vi) and 2.9(a) of the Financing Agreement.

"Swap Obligations" means, at any time of determination, without duplication, (i) all then outstanding payments required to be made by Borrower to or for the benefit of a Counterparty under each Interest Rate Agreement, (ii) all Interest Fix Fees payable to or for the benefit of a Counterparty, and (iii) all other amounts then or thereafter due and payable by Borrower to or for the benefit of a Counterparty under or on account of any Interest Rate Agreement, whether direct or indirect, absolute or contingent, joint, several or independent, due or to become due, liquidated or unliquidated.

"Swap Termination Date" means the date on which any Interest Rate Agreement shall terminate.

"Sweetwater 1" means the approximately 37.5-megawatt wind generating facility located near the town of Sweetwater, Nolan County, Texas.

"Sweetwater 1 Acknowledgment and Agreement" means the Acknowledgement and Agreement, dated as of February 11, 2005, between DKR Wind Energy, LLC, a Texas limited liability company, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity and Sweetwater 2 Project Entity.

"Sweetwater 1 Administrative Services Agreement" means the Administrative Services Agreement, dated as of December 23, 2003, between Sweetwater 1 Project Entity and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 1 Build-Out Agreement" means the Build-Out Agreement, dated as of December 23, 2004 by and among Sweetwater 1 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, Babcock & Brown Investment Management Partners LP, a Delaware limited partnership as members, Sweetwater 1 Project Entity and GE Wind Energy, LLC, a Delaware limited liability company.

"Sweetwater 1 ECCA" means the Equity Capital Contribution Agreement, dated as of June 30, 2003, among Babcock & Brown Sweetwater 1 LLC, a Delaware limited liability company, Catamount Sweetwater Corporation, a Vermont corporation, FC Energy Finance I, Inc., a Delaware corporation, KEF Equity Investment Corp., a Colorado corporation, and Sweetwater 1 Project Entity.

"Sweetwater 1 GE Guarantee" means the Guarantee, dated as of June 30, 2003, executed by General Electric International, Inc., a Delaware corporation in favor of Sweetwater 1 Project Entity.

"Sweetwater 1 Interconnection Agreement" means the ERCOT Standard Generation Interconnection Agreement, dated as of October 23, 2002, by and between LCRA Transmission Services Corporation, a Texas corporation and Sweetwater 1 Project Entity, as amended by Amendment No. 1, dated as of November 26, 2002, and as amended by Amendment No. 2, dated as of June 30, 2003.

"Sweetwater 1 LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Sweetwater 1 Project Entity, dated as of December 23, 2003, by and among DKR Development L.L.C., a Delaware limited liability company; DKR Wind Energy, LLC, a Texas limited liability company; Babcock & Brown Sweetwater 1 LLC a Delaware limited liability company; Catamount Sweetwater 1; FC Energy Finance I, Inc., a Delaware corporation, and KEF Equity Investment Corp., a Colorado corporation.

"Sweetwater 1 Material Project Documents" means the (a) Sweetwater 1 PPA; (b) Sweetwater 1 TXU Guarantee; (c) Sweetwater 1 Warranty Agreement; (d) Sweetwater 1 GE Guarantee; (e) Sweetwater 1 Interconnection Agreement; (f) Sweetwater 1 LLC Agreement; (g) Sweetwater 1 O&M Agreement; (h) Sweetwater 1 Build-Out Agreement; (i) Sweetwater 1 Acknowledgement and Agreement; (j) Sweetwater 1 Tax Abatement Agreements; (k) Sweetwater 1 Administrative Services Agreement; (l) Sweetwater 1 ECCA and (m) Sweetwater 1 Real Estate Documents.

"Sweetwater 1 O&M Agreement" means the Operation and Maintenance Agreement, dated as of June 30, 2003, by and between Sweetwater 1 Project Entity and GE Wind Energy, LLC, a Delaware limited liability company.

"Sweetwater 1 PPA" means the Renewable Energy and Renewable Energy Credits Purchase Agreement, dated as of June 3, 2003, between Sweetwater 1 Project Entity and TXU Portfolio Management Company LP, a Texas limited partnership.

"Sweetwater 1 Project Entity" means Sweetwater Wind 1 LLC, a Delaware limited liability company, that owns Sweetwater 1.

"Sweetwater 1 Real Estate Documents" means each of the following:

(a) An option to acquire as easement as created by that certain Memorandum of Option of Easement dated December 3, 1999 from Patsy Gesin to Enron Wind Development Corp., a California corporation, recorded in Volume 492, Page 68, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated December 3, 1999.

(b) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC, a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(c) Assignment of Options and Grants of Easements dated on or about June 30, 2003, from GE Wind Energy, LLC, a Delaware limited liability company to Sweetwater 1 Project Entity, recorded in the Official Public Records, Nolan County, Texas.

(d) Notice of Exercise of Option by Sweetwater Wind 1, LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company, as successor in interest to Enron Wind Development Corp., a California corporation dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(e) Subeasement Agreement dated on or about June 30, 2003, from Sweetwater Wind 1, LLC, a Delaware limited liability company to Sweetwater Wind Power, LLC, a Texas limited liability company, recorded in the Official Public Records, Nolan County, Texas.

(f) Subeasement Agreement, dated on or about June 30, 2003 from Sweetwater 1 Project Entity to DKR Wind Energy, LLC, a Texas limited liability company in the Official Public Records, Nolan County, Texas.

(g) An option to acquire an easement as created by that certain Memorandum of Option and Easement dated January 24, 2000 from Boothe Family Partnership, a Texas general partnership to Enron Wind Development Corp., a California corporation, recorded in Volume 499, Page 235, Official Public Records, Nolan County, Texas.

(h) Notice of Exercise of Option by Sweetwater Wind 1, LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company as successor in interest to Enron Wind Development Corp., a California corporation dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(i) An option to acquire an easement as created by that certain Memorandum of Option and Easement dated February 29, 2000 from Walter Lea Booth, III to Enron Wind Development Corp., a California corporation, recorded in Volume 505, Page 316, Official Public Records, Nolan County, Texas and as amended by (i) that certain First Amendment to Option Agreement for Easement dated February 13, 2003, between W.L. Boothe III aka Walter Lea Boothe III and GE Wind Energy LLC, a Delaware limited liability company, (ii) that certain Second Amendment to Option Agreement for Easement dated September 15, 2003, between W.L. Boothe III aka Walter Lea Boothe III and GE Wind Energy LLC.

(j) Notice of Exercise of Option by Sweetwater 1 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company, dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(k) An option to acquire an easement as created by that certain Memorandum of Option and Easement dated February 14, 2000 from Tommye M. Boothe to Enron Wind Development Corp., a California corporation, recorded in Volume 503, Page 185, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Option Agreement for Easement and First Amendment to Memorandum of Option and Easement dated February 10, 2003, between Tommye M. Boothe and GE Wind Energy LLC.

(l) Notice of Exercise of Option by Sweetwater Wind 1, LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company as successor in interest to Enron Wind Development Corp., a California corporation dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(m) An option to acquire an easement as created by that certain Memorandum of Option and Easement dated February 14, 2000 from Patty Ray Kirby and James E. Kirby to Enron Wind Development Corp., a California corporation, recorded in Volume 503, Page 194, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Memorandum of Option and Easement dated February 6, 2003, between Patty Ray Kirby and James E. Kirby and GE Wind Energy LLC, a Delaware limited liability company.

(n) Assignment of Options and Grants of Easements dated on or about June 30, 2003, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 1 Project Entity, recorded in Volume 634, Page 199 and rerecorded in Volume 638, Page 141 in the Official Public Records, Nolan County, Texas.

(o) Notice of Exercise of Option by Sweetwater Wind 1, LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company as successor in interest to Enron Wind Development Corp., a California corporation dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(p) An option to acquire an easement as created by that certain Memorandum of Option and Easement dated March 3, 2000 from James Patrick Stroman and Pat Stroman, husband and wife, to Enron Wind Development Corp., a California corporation, recorded in Volume 523, Page 49, Official Public Records, Nolan County, Texas.

(q) Assignment of Options and Grants of Easements dated on or about June 30, 2003, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 1 Project Entity, recorded in Volume 634, Page 195 and rerecorded in Volume 638, Page 136 in the Official Public Records, Nolan County, Texas.

(r) Notice of Exercise of Option by Sweetwater Wind 1, LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company as successor in interest to Enron Wind Development Corp., a California corporation dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(s) An option to acquire an easement as created by that certain Memorandum of Option and Easement from First National Bank, Sweetwater, Texas, as Trustee of the Ollie Cox Second Trust under the Last Will and Testament of Ollie Cox, deceased, to Enron Wind Development Corp., a California corporation, dated January 19, 2000, recorded Volume 496, Page 104, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Memorandum of Option and Easement dated February 5, 2003, between First National Bank, as Trustee of the Ollie Cox Second Trust under the Last Will and Testament of Ollie Cox, deceased and GE Wind Energy LLC, a Delaware limited liability company.

(t) Assignment of Options and Grants of Easements dated June 30, 2003, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 1 Project Entity, recorded in Volume 634, Page 190 and rerecorded in Volume 638, Page 131 in the Official Public Records, Nolan County, Texas.

(u) Notice of Exercise of Option by Sweetwater Wind 1, LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company as successor in interest to Enron Wind Development Corp., a California corporation dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(v) An option to acquire an easement as created by that certain Memorandum of Option and Easement from First National Bank, Sweetwater, Texas as Successor Trustee of the Cox Family Cemetery Trust, to Enron Wind Development Corp., a California corporation, dated January 19, 2000, recorded in Volume 496, Page 98, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Memorandum of Option and Easement dated February 5, 2003, between First National Bank as Successor Trustee of the Cox Family Cemetery Trust and GE Wind Energy, LLC, a Delaware limited liability company.

(w) Assignment of Options and Grants of Easements dated on or about June 30, 2003, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater Wind Power, L.L.C., a Texas limited liability company recorded in Volume 634, Page 204 and rerecorded in Volume 638, Page 146 in the Official Public Records, Nolan County, Texas.

(x) Notice of Exercise of Option by Sweetwater Wind 1, LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company as successor in interest to Enron Wind Development Corp., a California corporation dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(y) An option to acquire an easement as created by that certain Memorandum of Option of Easement dated December 3, 1999 from OXO Family Partnership to Enron Wind Development Corp., a California corporation, recorded in Volume 492, Page 61, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated December 3, 1999.

(z) Notice of Exercise of Option by Sweetwater Wind 1, LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company as successor in interest to Enron Wind Development Corp., a California corporation dated on or about June 30, 2003, recorded in the Official Public Records, Nolan County, Texas.

(aa) Special Warranty Deed, dated as of December 23, 2003, by Sweetwater Wind Power, L.L.C., a Texas limited liability company to Sweetwater 1 Project Entity.

(bb) Deed Without Warranty, dated as of July 8, 2004, by Sweetwater Wind Power, L.L.P., a Texas limited liability company to Sweetwater 1 Project Entity.

(cc) Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of June 3, 2003 from Sweetwater Wind Power L.L.C., a Texas limited liability company in favor of Ronald M. Hanson, for the benefit of TXU Portfolio Management Company LP, recorded in Volume 635, Page 108, Official Records of Nolan County, Texas.

(dd) Partial Release of Lien and Modification of Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of August 6, 2004, by and among Sweetwater 1 Project Entity and TXU Portfolio Management Company LP.

"Sweetwater 1 Tax Abatement Agreements" means (i) the Tax Abatement Agreement, executed on June 17, 2003, by and among Nolan County Texas, the Nolan County Farm to Market Road District, Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity and Sweetwater 1 Project Entity, (ii) Agreement, dated October 23, 2003, between Nolan County Hospital District, d/b/a Rolling Plains Memorial Hospital, Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity and Sweetwater 1 Project Entity, (iii) Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operation Taxes, executed December 22, 2003, between Blackwell Consolidated Independent School District, Sweetwater Wind Power, L.L.P., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity and Sweetwater 1 Project Entity and (iv) Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes, dated December 22, 2003, between Highland Independent School District, Sweetwater Wind Power, L.L.P, a Texas limited liability company, Sweetwater 3 Project Entity and Sweetwater 1 Project Entity.

"Sweetwater 1 TXU Guarantee" means the Guarantee, dated as of June 26, 2003, executed by TXU Energy Company LLC, a Delaware limited liability company, as guarantor in favor of Sweetwater 1 Project Entity, as amended on June 28, 2004, August 19, 2004 and December 15, 2004.

"Sweetwater 1 Warranty Agreement" means the Turbine Warranty Agreement, dated as of June 30, 2003, between Sweetwater 1 Project Entity and GE Wind Energy, LLC, a Delaware limited liability company.

"Sweetwater 2" means the approximately 91-megawatt wind generating facility located near the town of Sweetwater, Nolan County, Texas.

"Sweetwater 2 Appraisal Agreement" means the Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operation Taxes, executed December 22, 2003, between Blackwell Consolidated Independent School District, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity and Sweetwater 2 Project Entity.

"Sweetwater 2 April Partial Assignment" means the Partial Assignment, dated as of April 19, 2004, by and between Sweetwater Wind Power L.L.C., a Texas limited liability company and Sweetwater 2 Project Entity.

"Sweetwater 2 Acknowledgement and Agreement" means the Acknowledgement and Agreement, dated as of July 2, 2004, between DKR Wind Energy, LLC, a Texas limited liability company, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity and Sweetwater 2 Project Entity, as amended by Omnibus Amendment to Project Administration Agreement and Preliminary Phase I Build Out Agreement Acknowledgment and Agreement, dated as of August 9, 2004, among Sweetwater 2 Project Entity, Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company, DKR Wind Energy, LLC, a Texas limited liability company, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity.

"Sweetwater 2 August Partial Assignment" means the Partial Assignment, dated as of August 9, 2004, by and between Sweetwater Wind Power L.L.C., a Texas limited liability company and Sweetwater 2 Project Entity.

"Sweetwater 2 BOP" means the Balance of Plant Agreement, dated as of July 2, 2004, between Sweetwater 2 Project Entity and Res (Construction), LP, a Delaware limited partnership, as amended by that certain Amendment of Balance of Plant Contract, dated as of August 9, 2004.

"Sweetwater 2 Build-Out Agreement" means the Build-Out Agreement, dated as of August 9, 2004, by and among Sweetwater 2 Project Entity, Sweetwater Wind Power L.L.C., a Texas limited liability company, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 2 Common Facilities Agreement" means the Cotenancy, Common Facilities and Easement Agreement, dated as of August 9, 2004, among Sweetwater 2 Project Entity, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity, Sweetwater 3 Project Entity, Sweetwater Wind 4 LLC, a Delaware limited liability company, Sweetwater Wind 5 LLC, a Delaware limited liability company, and Sweetwater Wind 6 LLC, a Delaware limited liability company.

"Sweetwater 2 GE Guarantee" means the Guarantee, dated as of July 2, 2004, executed by General Electric Company, a New York corporation in favor of Sweetwater 2 Project Entity.

"Sweetwater 2 Hospital District Agreement" means the Agreement, dated October 23, 2003, between Nolan County Hospital District, dba Rolling Plains Memorial Hospital, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity and Sweetwater 2 Project Entity.

"Sweetwater 2 Interconnection Agreement" means the ERCOT Standard-Generation Interconnection Agreement dated October 23, 2002 as amended by Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4, as successor in interest to Oncor Electric Delivery Company, and Sweetwater Wind Power L.L.C., a Texas limited liability company successor in interest to DKRW Energy LLC (formerly known as DKR Development, L.L.C.), a Delaware limited liability company, Sweetwater 1 Project Entity, as partial assignee of Sweetwater Wind Power L.L.C., a Texas limited liability company and Sweetwater 2 Project Entity, as partial assignee of Sweetwater Wind Power L.L.C., a Texas limited liability company.

"Sweetwater 2 July Partial Assignment" means the Partial Assignment, dated as of July 2, 2004, by and between DKR Wind Energy, LLC, a Texas limited liability company, as assignor, and Sweetwater 2 Project Entity, as assignee.

"Sweetwater 2 LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Sweetwater Wind 2 LLC, dated as of February 11, 2005, by and among Babcock & Brown Sweetwater 2 LLC, a Delaware limited liability company; Catamount Sweetwater 2 LLC, a Vermont limited liability company; FC Energy Finance I, Inc., a Delaware corporation, KEF Equity Investment Corp., a Colorado corporation, The Northwestern Mutual Life Insurance Company, a Wisconsin corporation and Bankers Commercial Corporation, a California corporation.

"Sweetwater 2 Material Project Documents" means the (a) Sweetwater 2 PPA; (b) Sweetwater 2 Warranty Agreement; (c) Sweetwater 2 GE Guarantee; (d) Sweetwater 2 Interconnection Agreement; (e) Sweetwater 2 LLC Agreement; (f) Sweetwater 2 O&M Agreement; (g) Sweetwater 2 Build-Out Agreement; (h) Sweetwater 2 Phase I Build-Out Agreement; (i) Sweetwater 2 Phase I Build-Out Agreement Amendment; (j) Sweetwater 2 Common Facilities Agreement; (k) Sweetwater 2 Acknowledgement and Agreement; (l) Sweetwater 2 Services Agreement; (m) Sweetwater 2 Project Administration Agreement; (n) Sweetwater 2 Tax Abatement Agreement; (o) Sweetwater 2 Hospital District Agreement; (p) Sweetwater 2 Appraisal Agreement; (q) Sweetwater 2 April Partial Assignment; (r) Sweetwater 2 August Partial Assignment; (s) Sweetwater 2 July Partial Assignment; (t) Sweetwater 2 Omnibus Amendment; (u) Sweetwater 2 BOP; (v) Sweetwater 2 TSA; (w) Sweetwater 2 Project SCADA Agreement and (x) Sweetwater 2 Real Estate Documents.

"Sweetwater 2 O&M Agreement" means the Operation and Maintenance Agreement, dated as of July 2, 2004, by and among Sweetwater 2 Project Entity, Sweetwater 1 Project Entity and GE Wind Energy, LLC, a Delaware limited liability company.

"Sweetwater 2 Omnibus Amendment" means the Omnibus Amendment to Project Administration Agreement and Preliminary Phase I Build Out Agreement Acknowledgment and Agreement, dated as of August 9, 2004, among Sweetwater 2 Project Entity, Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company, DKR Wind Energy, LLC, a Texas limited liability company, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity.

"Sweetwater 2 Phase I Build-Out Agreement" means the Build-Out Agreement, dated as of December 23, 2003, by and among Sweetwater 2 Project Entity, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 2 Phase I Build-Out Agreement Amendment" means the Consent, Waiver, Assignment and First Amendment to Build-Out Agreement dated December 23, 2003, dated as of July 2, 2004, by and among Sweetwater 2 Project Entity, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 2 PPA" means the Amended and Restated Power Purchase Agreement, dated as of June 8, 2004, between City of Austin, a Texas home-rule municipal corporation, acting by and through its municipally owned electric utility, Austin Energy and RES North America, LLC, a Delaware limited liability company, as assigned to Sweetwater 2 Project Entity pursuant to the Assignment, dated as of July 2, 2004, by RES North America, LLC, as assignor, to Sweetwater 2 Project Entity, as assignee, and as amended by that certain Amendment No. 3 to Amended and Restated Power Purchase Agreement, dated as of August 9, 2004.

"Sweetwater 2 Project Administration Agreement" means the Project Administration Agreement, dated as of July 2, 2004, by and between Sweetwater 2 Project Entity and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company, as amended by Omnibus Amendment to Project Administration Agreement and Preliminary Phase I Build Out Agreement Acknowledgment and Agreement, dated as of August 9, 2004, among Sweetwater 2 Project Entity, Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company, DKR Wind Energy, LLC, a Texas limited liability company, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity.

"Sweetwater 2 Project Entity" means Sweetwater Wind 2 LLC, a Delaware limited liability company, that owns Sweetwater 2.

"Sweetwater 2 Project SCADA Agreement" means the Project SCADA System and Communications Network Agreement, dated as of December 7, 2004, between Second Wind Inc., a Massachusetts corporation, and Sweetwater 2 Project Entity.

"Sweetwater 2 Real Estate Documents" means each of the following:

(a) Facilities Lease, dated as of August 9, 2004, by and among Sweetwater 2 Project Entity and Sweetwater 1 Project Entity;

(b) Common Facilities Easement Agreement, dated as of August 9, 2004, granted by Sweetwater 1 Project Entity to Sweetwater 2 Project Entity;

(c) Sub-Subeasement Agreement, dated as of August 9, 2004, granted by Sweetwater Wind Power L.L.C., a Texas limited liability company to Sweetwater 2 Project Entity;

(d) Grant of Windpark Easement and Easement Agreement, dated as of August 9, 2004, between Oatman Family Limited Partnership and Sweetwater 2 Project Entity (Parcel 10 of Phase 1);

(e) Short Form of Grant of Windpark Easement and Easement Agreement, dated as of August 9, 2004, between Oatman Family Limited Partnership and Sweetwater 2 Project Entity (Parcel 10 of Phase 1);

(f) Subeasement Agreement, dated as of August 9, 2004, granted by Sweetwater 1 Project Entity to Sweetwater 2 Project Entity, relating to A-69 and A-70 turbine parcels on a portion of A-10;

(g) Assignment of Options and Grants of Easements, dated as of August 9, 2004, by GE Wind Energy, LLC, a Delaware limited liability company to Sweetwater 2 Project Company;

(h) An easement as created by that certain (a) Memorandum of Option of Easement dated January 10, 2000 from Harry Rotan and Mildred Rotan to Enron Wind Development Corp., a California corporation, recorded in Volume 496, Page 134, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated February 2, 2000 and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(i) Subeasement Agreement, dated as of August 9, 2004, by Sweetwater 2 Project Company to Sweetwater Wind Power L.L.C., a Texas limited liability company;

(j) An easement as created by that certain (a) Memorandum of Option of Easement dated January 14, 2000 from A.W. Warden and LaVerne Ann Roach and Jamye Ann Wilson as Co-Trustees of the Trust in Article IV, U/W/O James R. Roach, deceased to Enron Wind Development Corp., a California corporation, recorded in Volume 499, Page 261, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated February 2, 2000 and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(k) Second Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between A. W. Warden, a married man and Esther Warden, his wife and LaVerne Ann Roach and Jamye Ann Wilson as Co-Trustees of the Trust in Article IV, U/W/O James R. Roach, deceased, on one hand, and Sweetwater 2 Project Entity, on the other;

(l) An easement as created by that certain (a) Memorandum of Option and Easement dated January 17, 2000 from Alice P. Kenmore Living Trust UAD and Justin Blasingame to Enron Wind Development Corp., a California corporation, recorded in Volume 499, Page 280, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated February 2, 2000 and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(m) Second Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between Alice P. Kenmore, Trustee of the Alice P. Kenmore Living Trust, UAD and Justin Blasingame, a married man and Michele Blasingame, his wife, on one hand, and Sweetwater 2 Project Entity, on the other;

(n) Common Facilities Easement Agreement, dated as of August 9, 2004, granted by Sweetwater 2 Project Entity to Sweetwater 1 Project Entity;

(o) An easement as created by that certain Memorandum of Option and Easement dated March 2, 2000 from Karen Kay Cox Douglas to Enron Wind Development Corp., a California corporation, recorded in Volume 503, Page 189, Official Public Records, Nolan County, Texas and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(p) First Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between Karen Kay Cox Douglas and Larry Douglas, her husband, on one hand, and Sweetwater 2 Project Entity, on the other;

(q) An easement as created by that certain (a) Memorandum of Option and Easement dated December 10, 1999 from Billie Jean Cox Zills Lester to Enron Wind Development Corp., a California corporation, recorded in Volume 493, Page 189, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated February 2, 2000 and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(r) Second Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between Billie Jean Cox Zills Lester and Bruce G. Lester, her husband, on one hand, and Sweetwater 2 Project Entity, on the other;

(s) An easement as created by that certain (a) Memorandum of Option and Easement dated December 13, 1999 from Ervin Koerth to Enron Wind Development Corp., a California corporation, recorded in Volume 493, Page 185, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Memorandum of Option and Easement dated February 2, 2000 and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(t) Second Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between Virgil L. White and Nancy A. White, on one hand, and Sweetwater 2 Project Entity, on the other;

(u) An easement as created by that certain (a) Memorandum of Option and Easement dated January 19, 2000 from Audrea Cox Oatman aka Audrea Lynne Cox Oatman and W. A. Oatman, her husband, to Enron Wind Development Corp., a California corporation, recorded in Volume 496, Page 122, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Memorandum of Option and Easement dated February 5, 2003, recorded in Volume 630, Page 290, Official Public Records, Nolan County, Texas and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(v) Second Amendment to Grant of Windpark Easement and Easement Agreement and Second Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between Oatman Family Limited Partnership, and Audrea Cox Oatman aka Audrea Lynne Cox Oatman and W.A. Oatman, her husband, on one hand, and Sweetwater 2 Project Entity, on the other;

(w) An easement as created by that certain (a) Memorandum of Option and Easement dated December 16, 1999 from Michael R. Chateauvert, a single man, to Enron Wind Development Corp., a California corporation recorded Volume 493, Page 175, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated December 16, 1999 and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(x) Second Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between Joe Fortin and Lola N. Fortin, on one hand, and Sweetwater 2 Project Entity, on the other;

(y) An easement as created by that certain (a) Memorandum of Option and Easement dated January 17, 2000 from Edward M. Wight and Beverly Anne Wight, his wife, David Edward Wight, Dan McFarland Wight and Paul Allen Wight to Enron Wind Development Corp., a California corporation in Volume 499, Page 273, Official Public Records, Nolan County, Texas and as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated January 17, 2000 and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(z) First Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between Edward M. Wight and Beverly Anne Wight, his wife, David Edward Wight, Dan McFarland Wight and Paul Allen Wight, on one hand, and Sweetwater 2 Project Entity, on the other;

(aa) An easement as created by that certain (a) Memorandum of Option and Easement dated March 27, 2000 from Edward M. Wight and Beverly Anne Wight, his wife, David Edward Wight, Dan McFarland Wight and Paul Allen Wight to Enron Wind Development Corp., a California corporation, recorded in Volume 510, Page 287, Official Public Records, Nolan County, Texas and (b) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to Enron Wind Development Corp., a California corporation dated the 9th day of August, 2004;

(bb) First Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement, dated as of August 9, 2004, between Edward M. Wight and Beverly Anne Wight, his wife, David Edward Wight. Dan McFarland Wight and Paul Allen Wight, on one hand, and Sweetwater 2 Project Entity, on the other;

(cc) Grant of Substation, Transmission, Communication and Access Easement and Easement Agreement, dated as of August 9, 2004, between OXO Family Partnership and Sweetwater 2 Project Entity;

(dd) Short Form of Grant of Substation, Transmission, Communication and Access Easement and Easement Agreement, dated as of August 9, 2004, between OXO Family Partnership and Sweetwater 2 Project Entity;

(ee) Grant of Transmission Facilities and Access Easement and Easement Agreement, dated as of August 9, 2004, between Patsy Ruth Gesin, Individually and Successor Independent Executrix of the Estates of J. H. Withers and Gertrude Withers, both deceased and Sweetwater 2 Project Entity;

(ff) Short Form of Grant of Transmission Facilities and Access Easement and Easement Agreement, dated as of August 9, 2004, between Patsy Ruth Gesin, Individually and Successor Independent Executrix of the Estates of J. H. Withers and Gertrude Withers, both deceased and Sweetwater 2 Project Entity;

(gg) Third Amendment to Grant of Windpark Easement and Easement Agreement and Second Amendment to Memorandum of Option and Easement recorded February 14, 2005, in Volume 717, Page 86, Official Public Records, Nolan County, Texas and

(hh) Subeasment Agreement dated as of June 30, 2003, from Sweetwater Wind 1 to DKR Wind, LLC, a Delaware limited liability company, recorded in Volume 634, Page 240 and re-recorded on July 30, 2003 in Volume 638, Page 186, Official Public Records, Nolan County, Texas and assigned to Sweetwater Wind Power L.L.C., a Texas limited liability company by assignment recorded in Volume 691, Page 141, Official Public Records, Nolan County, Texas and re-recorded in Volume 696, Page 50, Official Public Records, Nolan County, Texas and as amended by that First Amendment to Subeasement Agreement dated as of July 8, 2004 by and between Sweetwater Wind 1 and Sweetwater Wind Power L.L.C., recorded in Volume 691, Page 146, Official Public Records, Nolan County, Texas

"Sweetwater 2 Services Agreement" means the Services Agreement, dated as of July 2, 2004, by and between Sweetwater 2 Project Entity and DKR Wind Energy, LLC, a Texas limited liability company, as amended by Amendment No. 1 to Services Agreement, dated as of August 9, 2004.

"Sweetwater 2 Tax Abatement Agreement" means the Tax Abatement Agreement, executed on June 17, 2003, by and among Nolan County Texas, the Nolan County Farm to Market Road District, Sweetwater Wind Power L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity and Sweetwater 2 Project Entity.

"Sweetwater 2 TSA" means the Turbine Supply Agreement (Phase 2), dated as of July 2, 2004, by and between Sweetwater 2 Project Entity and GE Wind Energy, LLC, a Delaware limited liability company, as amended August 4, 2004.

"Sweetwater 2 Warranty Agreement" means the Turbine Warranty Agreement, dated as of July 2, 2004, between Sweetwater 2 Project Entity and GE Wind Energy, LLC, a Delaware limited liability company.

"Sweetwater 3" means the approximately 135-megawatt wind generating facility located near the town of Sweetwater, Nolan County, Texas.

"Sweetwater 3 Austin PPA" means the Second Amended and Restated Power Purchase Agreement, dated as of December 22, 2004, between Sweetwater 3 Project Entity and City of Austin, a Texas home-rule municipal corporation, acting by and through its municipally owned electric utility, Austin Energy.

"Sweetwater 3 Austin PPA Assignment" means Assignment and Consent, dated as of December 22, 2004, by and among Sweetwater 2 Project Entity, Sweetwater 3 Project Entity and City of Austin, a Texas home-rule municipal corporation, acting by and through its municipally owned electric utility, Austin Energy.

"Sweetwater 3 BOP" means the Balance of Plant Agreement (Sweetwater 3), dated as of May 10, 2005, between Sweetwater 3 Project Entity and means M.A. Mortenson Company, a Minnesota corporation.

"Sweetwater 3 Common Facilities Agreement" means the Cotenancy, Common Facilities and Easement Agreement, dated as of August 9, 2004, among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, Sweetwater 1 Project Entity, Sweetwater Wind 4 LLC, a Delaware limited liability company, Sweetwater Wind 5 LLC, a Delaware limited liability company, Sweetwater Wind 6 LLC, a Delaware limited liability company.

"Sweetwater 3 Common Facilities Agreement Amendment No. 1" means the Omnibus Amendment No. 1 to Cotenancy, Common Facilities and Easement Agreement and Facilities Lease, dated as of May 10, 2005, among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, Sweetwater 1 Project Entity, Sweetwater Wind 4 LLC, a Delaware limited liability company, Sweetwater Wind 5 LLC, a Delaware limited liability company, Sweetwater Wind 6 LLC, a Delaware limited liability company.

"Sweetwater 3 DKR Wind Services Agreement" means the Services Agreement, dated as of May 10, 2005, by and between Sweetwater 3 Project Entity and DKR Wind Holdings LLC, a Delaware limited liability company.

"Sweetwater 3 ECCA" means the Membership Interest Purchase and Equity Capital Contribution Agreement, dated as of May 10, 2005, by and among Sweetwater Wind Power 3 LLC, a Delaware limited liability company, DKR Wind Energy, LLC, a Texas limited liability company, Babcock & Brown Sweetwater 3 LLC, a Delaware limited liability company, Catamount Sweetwater 3 LLC, a Vermont limited liability company, FC Energy Finance I, Inc., a Delaware corporation, The Northwestern Mutual Life Insurance Company, a Wisconsin corporation, Bankers Commercial Corporation, a California corporation and The Prudential Insurance Company of America, a New Jersey corporation.

"Sweetwater 3 First Amendment to Phase II Build-Out Agreement" means the Assignment and First Amendment to Build-Out Agreement dated August 9, 2004, dated as of May 10, 2005, among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 3 Interconnection Agreement" means the ERCOT Standard Generation Interconnection Agreement dated October 23, 2002 (as amended by Amendment No. 1 to the ERCOT Standard Generation Interconnection Agreement dated November 23, 2002, Amendment No. 2 to the ERCOT Standard Generation Interconnection Agreement dated June 27, 2003, Amendment No. 3 to the ERCOT Standard Generation Interconnection Agreement dated January 6, 2004 and Amendment No. 4 to the ERCOT Standard Generation Interconnection Agreement dated August 9, 2004) by and between Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 1 Project Entity, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, and LCRA Transmission Services Corporation, a Texas non-profit corporation.

"Sweetwater 3 LLC Agreement" means the Amended and Restated Limited Liability Company Agreement of Sweetwater 3 LLC, to be entered into as of the occurrence of the Equity Capital Contribution Date under the Sweetwater 3 ECCA, by and among DKR Wind Energy, LLC, a Texas limited liability company; Babcock & Brown Sweetwater 3 LLC, a Delaware limited liability company; Catamount Sweetwater 3; FC Energy Finance I, Inc., a Delaware corporation; The Northwestern Mutual Life Insurance Company, a Wisconsin corporation; Bankers Commercial Corporation, a California corporation; and The Prudential Insurance Company of America, a New Jersey corporation.

"Sweetwater 3 Material Project Documents" means the (a) Sweetwater 3 Austin PPA, as modified by Sweetwater 3 Austin PPA Assignment; (b) Sweetwater 3 San Antonio PPA; (c) Sweetwater 3 Warranty Agreement; (d) Sweetwater 3 Interconnection Agreement; (e) Sweetwater 3 ECCA and the Sweetwater 3 LLC Agreement; (f) Sweetwater 3 LLC Agreement; (g) Sweetwater 3 O&M Agreement; (h) Sweetwater 3 Phase I Build-Out Agreement; (i) Sweetwater 3 Second Amendment to Phase I Build-Out Agreement; (j) Sweetwater 3 Phase II Build-Out Agreement; (k) Sweetwater 3 First Amendment to Phase II Build-Out Agreement; (l) Sweetwater 3 Phase I Build-Out Agreement Waiver; (m) Sweetwater 3 Phase II Build-Out Agreement Waiver; (n) Sweetwater 3 Common Facilities Agreement; (o) Sweetwater 3 Common Facilities Agreement Amendment No. 1; (p) Sweetwater 3 DKR Wind Services Agreement; (q) Sweetwater 3 Project Administration Agreement; (r) Sweetwater 3 Tax Agreements; (s) Sweetwater 3 Phase III Build-Out Agreement; (t) Sweetwater 3 Phase III Sweetwater Partial Assignment; (u) Sweetwater 3 BOP; (v) Sweetwater 3 TSA and (w) Sweetwater 3 Real Property Documents.

"Sweetwater 3 O&M Agreement" means the Operation and Maintenance Agreement (Phase 3), dated as of May 10, 2005, by and between Sweetwater 3 Project Company and General Electric International, Inc., a Delaware corporation.

"Sweetwater 3 Phase I Build-Out Agreement" means the Build-Out Agreement, dated as of December 23, 2003, by and among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, Sweetwater 1 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company, as amended and affected by (a) Partial Assignment, dated as of July 2, 2004, between DKR Wind Energy, LLC, a Texas limited liability company, as assignor, and Sweetwater 2 Project Entity, as assignee, (b) Consent, Waiver, Assignment and First Amendment to Build-Out Agreement dated December 23, 2003, dated as of July 2, 2004, among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 1 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company, and (c) Sweetwater 3 Second Amendment to Phase I Build-Out Agreement.

"Sweetwater 3 Phase I Build-Out Agreement Waiver" means the Phase I Build-Out Agreement Waiver (Phase III), dated as of May 10, 2005, among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 1 Project Entity, Sweetwater 3 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 3 Phase II Build-Out Agreement" means the Build-Out Agreement, dated as of August 9, 2004, by and among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company as amended and affected by Sweetwater 3 First Amendment to Phase II Build-Out Agreement.

"Sweetwater 3 Phase II Build-Out Agreement Waiver" means the Phase II Build-Out Agreement Waiver (Phase III), dated as of May 10, 2005, among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 3 Phase III Build-Out Agreement" means the Build-Out Agreement, dated as of May 10, 2005, by and among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 3 Project Company, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 3 Phase III Sweetwater Partial Assignment" means the Partial Assignment, dated as of May 10, 2005, by and between Sweetwater Wind Power, L.L.C., a Texas limited liability company, as assignor, and Sweetwater 3 Project Entity, as assignee.

"Sweetwater 3 Project Administration Agreement" means the Project Administration Agreement, dated as of May 10, 2005, by and between Sweetwater 3 Project Entity and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 3 Project Entity" means Sweetwater Wind 3 LLC, a Delaware limited liability company, that owns Sweetwater 3.

"Sweetwater 3 Real Property Documents" means each of the following:

(a) An easement as created by that certain Short Form of Grant of Substation, Transmission, Communication and Access Easement and Easement Agreement dated August 9, 2004, granted by OXO Family Partnership, a Texas general partnership and Sweetwater 3 Project Entity, recorded in Volume 00691, Page 00270, Official Public Records, Nolan County, Texas;

(b) An easement as created by that certain Short Form of Grant of Transmission Facilities and Access Easement and Easement Agreement dated August 9, 2004, granted by Patsy Ruth Gesin, Individually and Successor Independent Executrix of the Estates of J. H. Withers and Gertrude Withers, both deceased and Sweetwater 3 Project Entity, recorded in Volume 00691, Page 00304, Official Public Records, Nolan County, Texas;

(c) A subeasement as created by that certain Common Facilities Easement dated May 10, 2005 granted by Sweetwater 1 Project Entity to Sweetwater 3 Project Entity, recorded in Volume 732, Page 288, Official Public Records, Nolan County, Texas.

(d) A sub-subeasement as created by that certain Sub-Subeasement dated May 10, 2005, granted by Sweetwater Wind Power L.L.C., a Texas limited liability company to Sweetwater 3 Project Entity, recorded in Volume 732, Page 232, Official Public Records, Nolan County, Texas.

(e) A subeasement created by that certain Subeasement Agreement dated as of June 30, 2003, from Sweetwater Wind 1 to DKR Wind, LLC, a Delaware limited liability company, recorded in Volume 634, Page 240 and re-recorded on July 30, 2003 in Volume 638, Page 186, Official Public Records, Nolan County, Texas and assigned to Sweetwater Wind Power L.L.C., a Texas limited liability company by assignment recorded in Volume 00691, Page 00141, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Subeasement Agreement dated as of July 8, 2004 by and between Sweetwater Wind 1 and Sweetwater Wind Power L.L.C., recorded in Volume 00691, Page 00146, Official Public Records, Nolan County, Texas.

(f) An easement as created by that certain Option Agreement for Easement dated January 24, 2000 from Boothe Family Partnership, a Texas general partnership to Enron Wind Development Corp., a California corporation, a Memorandum of which is recorded in Volume 499, Page 235, Official Public Records, Nolan County, Texas.

(g) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(h) Assignment of Options and Grants of Easements dated June 30, 2003 from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 1 Project Entity, recorded in Volume 634, Page 167, and re-recorded on July 30, 2003 in Volume 638, Page 106, Official Public Records, Nolan County, Texas.

(i) Notice of Exercise of Option by Sweetwater 1 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company recorded on July 2, 2003 in Volume 634, Page 216 and re-recorded on July 30, 2003 in Volume 638, Page 161.

(j) A subeasement as created by that certain Common Facilities Easement dated May 10, 2005, granted by Sweetwater 1 Project Entity to Sweetwater 3 Project Entity, recorded in Volume 732, Page 288, Official Public Records, Nolan County, Texas.

(k) A sub-subeasement as created by that certain Sub-Subeasement dated May 10, 2005, granted by Sweetwater Wind Power L.L.C., a Texas limited liability company to Sweetwater 3 Project Entity, recorded in Volume 732, Page 232, Official Public Records, Nolan County, Texas.

(l) A subeasement created by that certain Subeasement Agreement dated as of June 30, 2003, from Sweetwater Wind 1 to DKR Wind, LLC, a Delaware limited liability company, recorded in Volume 634, Page 240 and re-recorded on July 30, 2003 in Volume 638, Page 186, Official Public Records, Nolan County, Texas and assigned to Sweetwater Wind Power L.L.C., a Texas limited liability company by assignment recorded in Volume 00691, Page 00141, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Subeasement Agreement dated as of July 8, 2004 by and between Sweetwater Wind 1 and Sweetwater Wind Power L.L.C., recorded in Volume 00691, Page 00146, Official Public Records, Nolan County, Texas..

(m) An easement as created by that certain Option Agreement for Easement dated February 29, 2000 from Walter Lea Boothe, III to Enron Wind Development Corp., a California corporation, a Memorandum of which is recorded in Volume 505, Page 316, Official Public Records, Nolan County, Texas and as amended by (i) that certain First Amendment to Option Agreement for Easement dated February 15, 2003, between W.L. Boothe III aka Walter Lea Boothe III and GE Wind Energy LLC, a Delaware limited liability company, recorded in Volume 630, Page 312, Official Public Records, Nolan County, Texas and (ii) that certain Second Amendment to Option Agreement for Easement dated September 15, 2003, between W.L. Boothe III aka Walter Lea Boothe III and Sweetwater 1 Project Entity, recorded in Volume 646, Page 254, Official Public Records, Nolan County, Texas.

(n) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(o) Assignment of Options and Grants of Easements dated June 30, 2003 from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 1 Project Entity, recorded in Volume 634, Page 167 and re-recorded on July 30, 2003 in Volume 638, Page 106, Official Public Records, Nolan County, Texas.

(p) Notice of Exercise of Option by Sweetwater 1 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated 2nd day of July, 2003 and recorded on July 2, 2003 in Volume 634, Page 185 and re-recorded on July 30, 2003 in Volume 638, Page 125.

(q) A subeasement as created by that certain Common Facilities Easement dated May 10, 2005, granted by Sweetwater 1 Project Entity to Sweetwater 3 Project Entity, recorded in Volume 732, Page 288, Official Public Records, Nolan County, Texas.

(r) A sub-subeasement as created by that certain Sub-Subeasement dated May 10, 2005, granted by Sweetwater Wind Power L.L.C., a Texas limited liability company to Sweetwater 3 Project Entity, recorded in Volume 732, Page 232, Official Public Records, Nolan County, Texas.

(s) A subeasement created by that certain Subeasement Agreement dated as of June 30, 2003, from Sweetwater Wind 1 to DKR Wind, LLC, a Delaware limited liability company, recorded in Volume 634, Page 240 and re-recorded on July 30, 2003 in Volume 638, Page 186, Official Public Records, Nolan County, Texas and assigned to Sweetwater Wind Power L.L.C., a Texas limited liability company by assignment recorded in Volume 00691, Page 00141, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Subeasement Agreement dated as of July 8, 2004 by and between Sweetwater Wind 1 and Sweetwater Wind Power L.L.C., recorded in Volume 00691, Page 00146, Official Public Records, Nolan County, Texas.

(t) An easement as created by that certain Option Agreement for Easement dated February 14, 2000 from Tommye M. Boothe to Enron Wind Development Corp., a California corporation, a Memorandum of which is recorded in Volume 503, Page 185, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Option Agreement for Easement and First Amendment to Memorandum of Option and Easement dated February 10, 2003, between Tommye M. Boothe and GE Wind Energy LLC, recorded in Volume 630, Page 296, Official Public Records, Nolan County, Texas.

(u) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(v) Assignment of Options and Grants of Easements dated June 30, 2003 from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 1 Project Entity, recorded in Volume 634, Page 167 and re-recorded on July 30, 2003 in Volume 638, Page 106, Official Public Records, Nolan County, Texas.

(w) Notice of Exercise of Option by Sweetwater 1 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated 2nd day of July, 2003 and recorded on July 2, 2003 in Volume 634, Page 208 and re-recorded on July 30, 2003 in Volume 638, Page 151.

(x) A subeasement as created by that certain Common Facilities Easement dated May 10, 2005, granted by Sweetwater 1 Project Entity to Sweetwater 3 Project Entity, recorded in Volume 732, Page 288, Official Public Records, Nolan County, Texas.

(y) A sub-subeasement as created by that certain Sub-Subeasement dated May 10, 2005, granted by Sweetwater Wind Power L.L.C., a Texas limited liability company to Sweetwater 3 Project Entity, recorded in Volume 732, Page 232, Official Public Records, Nolan County, Texas.

(z) A subeasement created by that certain Subeasement Agreement dated as of June 30, 2003, from Sweetwater Wind 1 to DKR Wind, LLC, a Delaware limited liability company, recorded in Volume 634, Page 240 and re-recorded on July 30, 2003 in Volume 638, Page 186, Official Public Records, Nolan County, Texas and assigned to Sweetwater Wind Power L.L.C., a Texas limited liability company by assignment recorded in Volume 00691, Page 00141, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Subeasement Agreement dated as of July 8, 2004 by and between Sweetwater Wind 1 and Sweetwater Wind Power L.L.C., recorded in Volume 00691, Page 00146, Official Public Records, Nolan County, Texas.

(aa) An easement as created by that certain Option Agreement for Easement from First National Bank, Sweetwater, Texas, as Trustee of the Ollie Cox Second Trust under the Last Will and Testament of Ollie Cox, deceased, to Enron Wind Development Corp., a California corporation, dated January 19, 2000, a Memorandum of which is recorded Volume 496, Page 104, Official Public Records, Nolan County, Texas and as amended by that certain First Amendment to Memorandum of Option and Easement dated February 5, 2003, between First National Bank, as Trustee of the Ollie Cox Second Trust under the Last Will and Testament of Ollie Cox, deceased and GE Wind Energy, LLC, a Delaware limited liability company, recorded in Volume 630, Page 280, Official Public Records, Nolan County, Texas.

(bb) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(cc) Assignment of Options and Grants of Easements dated June 30, 2003 from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 1 Project Entity, recorded in Volume 634, Page 167, and re-recorded on July 30, 2003 in Volume 638, Page 106, Official Public Records, Nolan County, Texas.

(dd) Notice of Exercise of Option by Sweetwater 1 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company, recorded on July 2, 2003 in Volume 634, Page 190 and re-recorded on July 30, 2003 in Volume 638, Page 131.

(ee) Right-of-Way Agreement and Easement dated January 14, 2005 granted by Texas and Oklahoma R.R. Co. to Sweetwater Wind 3 LLC, Sweetwater Wind 4 LLC, Sweetwater Wind 5 LLC and Sweetwater Wind 6 LLC and recorded on March 21, 2005 in Volume 722, Page 256, Official Public Records, Nolan County, Texas.

(ff) A subeasement as created by that certain Common Facilities Easement dated May 10, 2005, granted by Sweetwater 2 Project Entity to Sweetwater 3 Project Entity, recorded in Volume 733, Page 29, Official Public Records, Nolan County, Texas.

(gg) A sub-subeasement as created by that certain Sub-Subeasement dated May 10, 2005, granted by Sweetwater Wind Power L.L.C., a Texas limited liability company to Sweetwater 3 Project Entity, recorded in Volume 732, Page 232, Official Public Records, Nolan County, Texas.

(hh) A subeasement as created by that certain Subeasement Agreement dated as of August 9, 2004, from Sweetwater 2 Project Entity to Sweetwater Wind Power L.L.C., a Texas limited liability company, recorded in Volume 691, Page 214 and re-recorded in Volume 696, Page 55, Official Public Records, Nolan County, Texas.

(ii) An easement as created by that certain Option Agreement for Easement from Michael R. Chateauvert, a single man to Enron Wind Development Corp., a California corporation, dated December 16, 1999, a Memorandum of which is recorded Volume 493, Page 175, Official Public Records, Nolan County, Texas and as amended by that certain (i) unrecorded First Amendment to Option Agreement for Easement dated December 16, 1999 and (ii) Second Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement dated August 9, 2004, recorded in Volume 00691, Page 00058, Official Public Records, Nolan County, Texas.

(jj) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(kk) Assignment of Options and Grants of Easements dated August 9, 2004, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 2 Project Entity, recorded in Volume 00690, Page 00262, Official Public Records, Nolan County, Texas.

(ll) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated August 9, 2004, and recorded on August 11, 2004 in Volume 00690, Page 00296.

(mm) A subeasement as created by that certain Common Facilities Easement dated May 10, 2005, granted by Sweetwater 2 Project Entity to Sweetwater 3 Project Entity, recorded in Volume 733, Page 29, Official Public Records, Nolan County, Texas.

(nn) A sub-subeasement as created by that certain Sub-Subeasement dated May 10, 2005, granted by Sweetwater Wind Power L.L.C., a Texas limited liability company to Sweetwater 3 Project Entity, recorded in Volume 732, Page 232, Official Public Records, Nolan County, Texas.

(oo) A subeasement as created by that certain Subeasement Agreement dated as of July 8, 2004, from Sweetwater 2 Project Entity to Sweetwater Wind Power L.L.C., a Texas limited liability company, recorded in Volume 691, Page 141, Official Public Records, Nolan County, Texas.

(pp) An easement as created by that certain Option Agreement for Easement from Edward M. Wight and Beverly Anne Wight, his wife, David Edward Wight, Dan McFarland Wight and Paul Allen Wight to Enron Wind Development Corp., a California corporation, dated January 17, 2000, a Memorandum of which is recorded in Volume 499, Page 273, Official Public Records, Nolan County, Texas and as amended by that certain (i) unrecorded First Amendment to Option Agreement for Easement dated January 17, 2000 and (ii) Second Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement dated August 9, 2004, recorded in Volume 00691, Page 00072, Official Public Records, Nolan County, Texas.

(qq) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(rr) Assignment of Options and Grants of Easements dated August 9, 2004, 2004 from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 2 Project Entity, recorded in Volume 00690, Page 00262, Official Public Records, Nolan County, Texas.

(ss) Notice of Exercise of Option by Sweetwater Wind II LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated August 9, 2004, and recorded on August 11, 2004 in Volume 00690, Page 00274.

(tt) Easement created by that certain Memorandum of Option Agreement for Easement dated as of December 22, 1999 from Harold C. Althof and Rita Althof, husband and wife to Enron Wind Development Corp., a California corporation, recorded in the Official Records of Nolan County, State of Texas, on February 7, 2000 as Document No. 0017020 in Volume 496, Page 74, as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated as of December 22, 1999 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 6, Official Public Records, Nolan County, Texas.

(uu) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(vv) Assignment of Options and Grants of Easements dated December 13, 2004, from GE Wind Energy, LLC a Delaware limited liability company to DKR Wind Energy LLC, a Delaware limited liability company, recorded in Volume 709, Pages 79 and 87, Official Public Records, Nolan County, Texas.

(ww) Notice of Exercise of Option by DKR Wind Energy LLC, a Delaware limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated December 14, 2004, and recorded on December 17, 2004 in Volume 709, Page 95.

(xx) Easement created by that certain that certain Option Agreement for Easement dated as of February 10, 2000 from Reed G. Moore as Power of Attorney for Robert Ware Campbell a/k/a Bobby Campbell to Enron Wind Development Corp., a California corporation, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on March 7, 2000 as Document No. 0017301 in Volume 499, Page 241, as amended by that certain Amendment to Option Agreement for Easement dated October 15, 2004, recorded in the Official Records of Nolan County, State of Texas, on December 22, 2004 as Document No. 00031591 in Volume 709, Page 255 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 69, Official Public Records, Nolan County, Texas.

(yy) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(zz) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(aaa) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005, and recorded on May 11, 2005 in Volume 731, Page 295.

(bbb) An Easement created by that certain Option Agreement and Easement Agreement for Road and Transmission Line Easement dated as of December 19, 2002 from City of Sweetwater, Nolan County, Texas, a municipal corporation to GE Wind Energy, LLC, a Delaware limited liability company ("GE Wind"), a Memorandum of which was dated December 19, 2002 and was recorded in the Official Records of Nolan County, State of Texas, on February 24, 2003 as Document No. 0025713 in Volume 617, Page 148.

(ccc) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(ddd) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005 , and recorded on May 11, 2005 in Volume 731, Page 299.

(eee) An easement as created by that certain Memorandum of Option and Easement dated December 28, 1999, from Leona Althof Julian and Terry Julian, Owner and GE Wind Energy, LLC, a Delaware limited liability company ("GE Wind") as successor in interest to Enron Wind Development Corp., a California corporation, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on January 10, 2000 as Document No. 0017026 in Volume 496, Page 110, as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated as of December 28, 1999 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 120, Official Public Records, Nolan County, Texas.

(fff) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(ggg) Assignment of Options and Grants of Easements dated December 13, 2004, from GE Wind Energy, LLC a Delaware limited liability company to DKR Wind Energy LLC, a Texas limited liability company, recorded in Volume 709, Pages 79 and 87, Official Public Records, Nolan County, Texas.

(hhh) Notice of Exercise of Option by DKR Wind Energy LLC, a Texas limited liability company, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated December 14, 2004, and recorded on December 17, 2004 in Volume 709, Page 99.

(iii) Assignment of Options and Grants of Easements dated May 10, 2005, from DKR Wind Energy LLC, a Texas limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 283, Official Public Records, Nolan County, Texas.

(jjj) An Easement created by that certain Option Agreement and Easement Agreement for Road and Transmission Line Easement dated as of May 1, 2003 from Jack R. McGraw and Wanda J. McGraw, individually and as husband and wife to GE Wind Energy, LLC, a Delaware limited liability company ("GE Wind"), a Memorandum of which was dated May 1, 2003 and was recorded in the Official Records of Nolan County, State of Texas, on June 9, 2003 as Document No. 0026554 in Volume 631 Page 113.

(kkk) Assignment of Options and Grants of Easements dated May 10, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(lll) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005, and recorded on May 11, 2005 in Volume 731, Page 318.

(mmm) An Easement created by that certain Memorandum of Option Agreement for Easement dated as of December 1, 1999 from Lawrence Sims and Walter L. Sims AKA Walter Lee Sims to Enron Wind Development Corp., a California corporation, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on January 10, 2000 as Document No. 0016798 in Volume 493, Page 202, as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated as of December 1, 1999, and as further amended by that certain Amendment to Option Agreement for Easement and Memorandum of Option and Easement, recorded in the Official Records of Nolan County, State of Texas, on November 17, 2004 as Document No. 00031290 in Volume 704, Page 253 and by that certain Third Amendment to Grant of Windpark Easement and Easement Agreement and Third Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 178, Official Public Records, Nolan County, Texas.

(nnn) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(ooo) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(ppp) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005, and recorded on May 11, 2005 in Volume 731, Page 326.

(qqq) An Easement created by that certain Option Agreement for Easement dated as of March 27, 2000 from Clera Ann Cox Thornton aka Clera Ann Thornton and W.I. Thornton, Jr. to Enron Wind Development Corp., a California corporation, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on June 16, 2000 as Document No. 0018184 in Volume 510, Page 293, as amended by that certain Amendment to Option Agreement for Easement and Memorandum of Option and Easement, recorded in the Official Records of Nolan County, State of Texas, on December 22, 2004 as Document No. 00031596 in Volume 709, Page 290 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005 recorded in Volume 732, Page 197, Official Public Records, Nolan County, Texas.

(rrr) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(sss) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(ttt) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005 , and recorded on May 11, 2005 in Volume 731, Page 330.

(uuu) An Easement created by that certain Option Agreement for Easement dated as of December 16, 1999 from Clera Ann Cox Thornton aka Clera Ann Thornton and W.I. Thornton, Jr., her husband to Enron Wind Development Corp., a California corporation, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on March 20, 2000 as Document No. 0017419 in Volume 501, Page 82, as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated as of December 16, 1999, and as further amended by that certain Amendment to Option Agreement for Easement and Memorandum of Option and Easement, recorded in the Official Records of Nolan County, State of Texas, on November 17, 2004 as Document No. 00031293 in Volume 704, Page 268 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 215, Official Public Records, Nolan County, Texas.

(vvv) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(www) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(xxx) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005 , and recorded on May 11, 2005 in Volume 732, Page 1.

(yyy) Easement created by that certain Option Agreement for Easement dated as of April 10, 2000 from Beatrice Kuteman Harris Limited Partnership to Enron Wind Development Corp., a California corporation, recorded on May 1, 2000 in the Official Records of Nolan County, State of Texas as Document No. 0017792 in Volume 505, Page 308 and as amended by that certain First Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in the official Records of Nolan County, Texas in Volume 732, Page 40 and by Second Amendment to Memorandum of Option Agreement for Easement dated May 10, 2005, recorded in the Official Records of Nolan County, State of Texas in Volume 732, Page 61.

(zzz) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(aaaa) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(bbbb) Notice of Exercise of Option by Enron Wind Development Corp., a California corporation, dated September 27, 2001, and recorded on September 28, 2001 in Volume 562, Page 211.

(cccc) An Easement created by that certain Option Agreement for Easement dated as of January 6, 2000 from Betty Charlene Cole, a married woman to Enron Wind Development Corp., a California corporation, a Memorandum of which was dated January 6, 2000 and was recorded in the Official Records of Nolan County, State of Texas as Document No. 0017022 in Volume 496, Page 86, as amended by that certain First Amendment to Option Agreement for Easement dated February 2, 2000, and as further amended by that certain Amendment to Option Agreement for Easement and Memorandum of Option and Easement dated October 29, 2004 and recorded on December 22, 2004 in the Official Records of Nolan County, State of Texas, as Document No. 00031592 in Volume 709, Page 261 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 86, Official Public Records, Nolan County, Texas.

(dddd) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(eeee) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(ffff) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005 , and recorded on May 11, 2005 in Volume 731, Page 304.

(gggg) An Easement created by that certain Option Agreement for Easement dated as of January 8, 2000 from Rosalind Colyer, a married woman to Enron Wind Development Corp., a California corporation, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on February 2, 2000 in Vol. 496 Page 92, as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated as of February 2, 2000, and as further amended by that certain Amendment to Option Agreement for Easement and Memorandum of Option and Easement, recorded in the Official Records of Nolan County, State of Texas, on December 22, 2004 in Vol. 709 Page 267 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 103, Official Public Records, Nolan County, Texas.

(hhhh) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(iiii) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(jjjj) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005 , and recorded on May 11, 2005 in Volume 731, Page 308.

(kkkk) An Easement created by that certain Option Agreement for Easement (the "Option Agreement") dated as of January 17, 2000, from Virginia McGee, a married woman, Nancy Heard, a married woman, and Lynda Hall, a married woman to Enron Wind Development Corp., a California corporation, as evidenced by Memorandum of Option and Easement, dated January 17, 2000 and recorded as Document No. 0017303 in Volume 499, Page 253, Nolan County, Texas and as amended by that certain Amendment to Option Agreement for Easement and Memorandum of Option and Easement dated October 29, 2004 and recorded as Document No. 0031594 in Volume 709, Page 273, Nolan County, Texas and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 137, Official Public Records, Nolan County, Texas.

(llll) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(mmmm) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(nnnn) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005 , and recorded on May 11, 2005 in Volume 731, Page 312.

(oooo) An Easement created by that certain Option Agreement for Easement dated as of December 6, 1999 from Virginia Ruth Muncy, a widow, to Enron Wind Development Corp., a California corporation, a Memorandum of which was dated January 10, 2000 and was recorded in the Official Records of Nolan County, State of Texas, on January 10, 2000 as Document No. 0016796 in Volume 493, Page 193, as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated February 2, 2000, and as further amended by that certain Amendment to Option Agreement for Easement and Memorandum of Option and Easement dated August 31, 2004 and recorded in the Official Records of Nolan County, State of Texas, as Document No. 00031595 in Volume 709, Page 285 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 161, Official Public Records, Nolan County, Texas.

(pppp) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(qqqq) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(rrrr) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005 , and recorded on May 11, 2005 in Volume 731, Page 322.

(ssss) An Easement created by that certain Memorandum of Option Agreement for Easement dated as of May 5, 2000 from Rita Evelyn Sojourner, a widow, Individually and as Independent Executrix of the Estate of W.C. Sojourner, deceased, aka William Clayton Sojourner to Enron Wind Development Corp., a California corporation, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on May 21, 2000 as Document No. 0020957 in Volume 548, Page 313.

(tttt) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(uuuu) Leasehold created by that certain Facilities Lease dated as of May 10, 2005, between Sweetwater Wind 2, LLC, a Delaware limited liability company as Landlord and Sweetwater Wind 3, LLC, a Delaware limited liability company as Tenant, a Memorandum of which is recorded in Volume 733, Page 45, Official Public Records, Nolan County, Texas.

(vvvv) A subeasement as created by that certain Common Facilities Easement dated May 10, 2005, granted by Sweetwater 2 Project Entity to Sweetwater 3 Project Entity, recorded in Volume 733, Page 29, Official Public Records, Nolan County, Texas.

(wwww) A sub-subeasement as created by that certain Sub-Subeasement dated May 10, 2005, granted by Sweetwater Wind Power L.L.C., a Texas limited liability company to Sweetwater 3 Project Entity, recorded in Volume 732, Page 232, Official Public Records, Nolan County, Texas.

(xxxx) A subeasement as created by that certain Subeasement Agreement dated as of July 8, 2004, from Sweetwater 2 Project Entity to Sweetwater Wind Power L.L.C., a Texas limited liability company, recorded in Volume 691, Page 214, Official Public Records, Nolan County, Texas.

(yyyy) An easement as created by that certain Option and Easement from Alice P. Kenmore Living Trust UAD and Justin Blasingame to Enron Wind Development Corp., a California corporation, dated January 17, 2000, a Memorandum of which is recorded in Volume 499, Page 280, Official Public Records, Nolan County, Texas and as amended by that certain (i) unrecorded First Amendment to Option Agreement for Easement dated February 2, 2000, (ii) Second Amendment to Grant of Windpark Easement and Easement Agreement and First Amendment to Memorandum of Option and Easement dated August 9, 2004, recorded in Volume 00691, Page 00001, Official Public Records, Nolan County, Texas and (iii) Third Amendment to Grant of Windpark Easement and Easement Agreement and Second Amendment to Memorandum of Option and Easement recorded February 14, 2005 in Volume 717, Page 86, Official Public Records, Nolan County, Texas.

(zzzz) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(aaaaa) Assignment of Options and Grants of Easements dated August 9, 2004 from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 2 Project Entity, recorded in Volume 00690, Page 00262, Official Public Records, Nolan County, Texas.

(bbbbb) Notice of Exercise of Option by Sweetwater 2 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated August 9, 2004, and recorded on August 11, 2004 in Volume 00690, Page 00280.

(ccccc) An Easement dated as of May 18, 2005 from Walter Clyde Boothe, Betty J. Booth Anhaiser and Barbara Boothe Loyd to Sweetwater 3 Project Entity, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on June 3, 2005 in Volume 737, Page 48.

(ddddd) An Easement created by that certain Option Agreement for Easement dated as of January 5, 2000 by Plas Ashley, a married man to GE Wind Energy, LLC, a Delaware limited liability company as successor in interest to Enron Wind Development Corp., a California corporation, a Memorandum of which was recorded in the Official Records of Nolan County, State of Texas, on January 5, 2000 as Document No. 0017021 in Volume 496, Page 80, as amended by that certain unrecorded First Amendment to Option Agreement for Easement dated February 2, 2000 and as further amended by that certain Amendment to Option Agreement for Easement dated October 29, 2004, recorded in the Official Records of Nolan County, State of Texas, on December 22, 2004 as Document No. 00031590 in Volume 709, Page 248 and by that certain Amendment to Grant of Windpark Easement and Easement Agreement and Amendment to Memorandum of Option and Easement dated May 10, 2005, recorded in Volume 732, Page 23, Official Public Records, Nolan County, Texas.

(eeeeee) Assignment of Options and Grants of Easements dated May 10, 2002 from Enron Wind Development, LLC, a California limited liability company, as successor by merger to Enron Wind Development Corp., a California Corporation (f/k/a Zond Development Corporation) to GE Wind Energy, LLC a Delaware limited liability company, recorded in Volume 595, Page 137, Official Public Records, Nolan County, Texas.

(fffff) Assignment of Options and Grants of Easements dated April 25, 2005, from GE Wind Energy, LLC a Delaware limited liability company to Sweetwater 3 Project Entity, recorded in Volume 731, Page 268, Official Public Records, Nolan County, Texas.

(iiiii) Notice of Exercise of Option by Sweetwater 3 Project Entity, as successor in interest to GE Wind Energy, LLC, a Delaware limited liability company dated April 25, 2005 , and recorded on May 11, 2005 in Volume 731, Page 290.

"Sweetwater 3 San Antonio PPA" means the Power Purchase Agreement, dated as of December 8, 2004, between Sweetwater 3 Project Entity and City Public Service Board of San Antonio, Texas, the Electric and Gas Company of San Antonio, Texas.

"Sweetwater 3 Second Amendment to Phase I Build-Out Agreement" means the Assignment and Second Amendment to Build-Out Agreement dated December 23, 2003, dated as of May 10, 2005, among Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, Sweetwater 1 Project Entity, DKR Wind Energy, LLC, a Texas limited liability company, GE Wind Energy, LLC, a Delaware limited liability company and Babcock & Brown Power Operating Partners LLC, a Delaware limited liability company.

"Sweetwater 3 Tax Agreements" means the (a) Tax Abatement Agreement, executed on June 17, 2003, by and among Nolan County Texas, the Nolan County Farm to Market Road District, Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, Sweetwater 1 Project Entity (b) Agreement, dated October 23, 2003, between Nolan County Hospital District, d/b/a Rolling Plains Memorial Hospital, Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, Sweetwater 1 Project Entity (c) Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operation Taxes, executed December 22, 2003, between Blackwell Consolidated Independent School District, Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, Sweetwater 1 Project Entity (d) Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes, dated December 13, 2004, between Sweetwater Independent School District, Sweetwater Wind Power, L.L.C., a Texas limited liability company, Sweetwater 2 Project Entity, Sweetwater 3 Project Entity, and (e) Agreement for Limitation on Appraised Value of Property for School District Maintenance and Operations Taxes, dated December 22, 2003, between Highland Independent School District, Sweetwater 1 Project Entity and Sweetwater 3 Project Entity.

"Sweetwater 3 TSA" means the Turbine Supply Agreement (Phase 3), dated as of May 10, 2005, by and Sweetwater 3 Project Entity and General Electric Company, a New York corporation.

"Sweetwater 3 Warranty Agreement" means the Warranty Agreement, dated as of May 10, 2005, by and between Sweetwater 3 Project Entity and General Electric Company, a New York corporation.

"Syndication Agent" means BayernLB.

"Taxes" has the meaning given in Section 2.4(d)(i) of the Financing Agreement.

"Total Loan Commitment" has the meaning given in Section 2.2 of the Financing Agreement.

"Tranche" means, depending on the context, the (a) Tranche A Loans and Tranche A Loan Commitment or (b) Tranche B Loans and Tranche B Loan Commitment.

"Tranche A Availability Period" means a period commencing on the Closing Date and ending on the earlier of (A) the date when the Tranche A Loan Commitment has been utilized for Borrowings and (B) December 31, 2005.

"Tranche A Loan Commitment" means the obligation of the Lenders to make, subject in each case to the terms and conditions set forth in the Financing Agreement and other Financing Documents, Tranche A Loans to Borrower in an aggregate principal amount not exceeding $14,374,200, as such Tranche A Loan Commitment may be otherwise reduced, cancelled or terminated in accordance with the Financing Agreement; provided, however, that no Lender shall be obligated to make Tranche A Loans in an amount exceeding such Lender's Proportionate Share of the Tranche A Loan Commitment.

"Tranche A Loan Maturity Date" means December 23, 2013.

"Tranche A Loans" means such advances as Borrower may request under Section 2.1(a) of the Financing Agreement under the Tranche A Loan Commitment during the Tranche A Availability Period.

"Tranche A Note" or "Tranche A Notes" have the meanings given in Section 2.1(e) of the Financing Agreement.

"Tranche B Availability Period" means a period commencing on the date when the Equity Capital Contribution Date has been achieved with respect to Sweetwater 3 and ending on the earlier of (A) the date when the Tranche B Loan Commitment has been utilized for Borrowings and (B) a date occurring twelve (12) months after the occurrence of the Equity Capital Contribution Date with respect to Sweetwater 3.

"Tranche B Loan Commitment" means the obligation of the Lenders to make, subject in each case to the terms and conditions set forth in the Financing Agreement and other Financing Documents, Tranche B Loans to Borrower in an aggregate principal amount not exceeding $16,549,845, as such Tranche B Loan Commitment may be otherwise reduced, cancelled or terminated in accordance with the Financing Agreement; provided, however, that no Lender shall be obligated to make Tranche B Loans in an amount exceeding such Lender's Proportionate Share of the Tranche B Loan Commitment.

"Tranche B Loan Maturity Date" means the date occurring seven years and one month after the expiration of the Equity Capital Contribution Date has occurred under the Sweetwater 3 ECCA.

"Tranche B Loans" means such advances as Borrower may request under Section 2.1(a) of the Financing Agreement under the Tranche B Loan Commitment during the Tranche B Availability Period.

"Tranche B Note" or "Tranche B Notes" have the meanings given in Section 2.1(e) of the Financing Agreement.

"Transmission Consultant" means Transmission Adequacy Consulting (Eugene G. Preston).

"Type" means LIBO Loans or Base Rate Loans, as applicable, each of which constitutes a Type of Loans.

"UCC" means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

"UFJ" means UFJ Bank Limited, acting through its New York Branch at 55 East 52nd Street New York, NY 10055.

"Upfront Fee" has the meaning given in Section 2.3(a) of the Financing Agreement.

"Vote" or "Voting" means the exercise of voting rights of the applicable Subsidiary Guarantor under the relevant LLC Agreement.

"Wind Consultant" means Garrad Hassan Americas.

RULES OF INTERPRETATION
  The singular includes the plural and the plural includes the singular.
  The word "or" is not exclusive.
  A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.
  A reference to a Person includes its successors and permitted assigns.
  The words "include," "includes" and "including" are not limiting.
  A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.
  References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.
  The words "hereof," "herein" and "hereunder" and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.
  References to "days" shall mean calendar days, unless the term "Business Days" shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.
  The Financing Documents are the result of negotiations between, and have been reviewed by Borrower, the Agents, each Lender and their respective counsel. Accordingly, the Financing Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, the Agents or any Lender.
  The words "will" and "shall" shall be construed to have the same meaning and effect.

EXECUTION VERSION

Exhibits to Financing Agreement

EXHIBIT B-1
to Financing Agreement

Form of Note Tranche A Note

PROMISSORY NOTE

$[                         ]                                                                                                                                  ________, 200_
_______, ________

              FOR VALUE RECEIVED, CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company (the "Borrower"), hereby promises to pay to [                            ] (the "Lender"), for account of its respective Lending Office specified in Exhibit I to the Financing Agreement referred to below, the principal sum of [                            ] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Financing Agreement), in lawful money of the United States and in immediately available funds, on the Loan Maturity Date, and to pay interest on the unpaid principal amount of each such Loan, at the Lending Office, in like money and funds, for the period commencing on the date each such Loan is made until such Loan shall be paid in full, at the rates per annum and on the dates specified in the Financing Agreement.

              The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Financing Agreement or under this Note in respect of the Loans made by the Lender.

              This Note is one of the Notes referred to in the Financing Agreement dated as of July [__], 2005 (as amended, modified and supplemented and in effect from time to time, the "Financing Agreement") by and among the Borrower, each of the lenders that are or may become party to the Financing Agreement, including the Lender (collectively, the "Lenders"), UFJ Bank Limited, as administrative agent and Bayerische Landesbank, as collateral agent and syndication agent for the Lenders, and evidences Loans made by the Lender under the Financing Agreement. Capitalized terms used but not defined in this Note have the meanings assigned to them in the Financing Agreement.

              The Financing Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified in the Financing Agreement. This Note is secured by and entitled to the benefits of the Collateral Documents.

              Except as permitted by Section 10.14 of the Financing Agreement, this Note may not be assigned by the Lender to any other Person.

              THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company By: Name: Title:

              This Note evidences Loans made, Continued or Converted under the Financing Agreement to the Borrower on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

Date Made or Converted	Amount of Loan	Type of Loan	Converted, Interest Period	Paid or Prepaid	Principal Amount Balance Outstanding

EXHIBIT B-2
to Financing Agreement

Form of Note Tranche B Note

PROMISSORY NOTE

$[__________]                                                                                                                                        ________, 200_
_______, ________

              FOR VALUE RECEIVED, CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company (the "Borrower"), hereby promises to pay to [_____________] (the "Lender"), for account of its respective Lending Office specified in Exhibit I to the Financing Agreement referred to below, the principal sum of [__________] (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Financing Agreement), in lawful money of the United States and in immediately available funds, on the Loan Maturity Date, and to pay interest on the unpaid principal amount of each such Loan, at the Lending Office, in like money and funds, for the period commencing on the date each such Loan is made until such Loan shall be paid in full, at the rates per annum and on the dates specified in the Financing Agreement.

              The date, amount, Type, interest rate and duration of Interest Period (if applicable) of each Loan made by the Lender to the Borrower, and each payment made on account of the principal of such Loan, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached to this Note or any continuation of such schedule, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Financing Agreement or under this Note in respect of the Loans made by the Lender.

              This Note is one of the Notes referred to in the Financing Agreement dated as of July [__], 2005 (as amended, modified and supplemented and in effect from time to time, the "Financing Agreement") by and among the Borrower, each of the lenders that are or may become party to the Financing Agreement, including the Lender (collectively, the "Lenders"), UFJ Bank Limited, as administrative agent and Bayerische Landesbank, as collateral agent and syndication agent for the Lenders, and evidences Loans made by the Lender under the Financing Agreement. Capitalized terms used but not defined in this Note have the meanings assigned to them in the Financing Agreement.

              The Financing Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified in the Financing Agreement. This Note is secured by and entitled to the benefits of the Collateral Documents.

              Except as permitted by Section 10.14 of the Financing Agreement, this Note may not be assigned by the Lender to any other Person.

              THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company By: Name: Title:

              This Note evidences Loans made, Continued or Converted under the Financing Agreement to the Borrower on the dates, in the principal amounts, of the Types, bearing interest at the rates and having Interest Periods (if applicable) of the durations set forth below, subject to the payments, Continuations, Conversions and prepayments of principal set forth below:

Date Made or Converted	Amount of Loan	Type of Loan	Converted, Interest Period	Paid or Prepaid	Principal Amount Balance Outstanding

EXHIBIT C-1
to Financing Agreement

FORM OF ANDREWS KURTH LLP OPINION

[Separately Distributed]

EXHIBIT C-2
to Financing Agreement

FORM OF IN-HOUSE COUNSEL OPINION

[Separately Distributed]

EXHIBIT C-3
to Financing Agreement

[Form of Morris, James, Hitchens & Williams LLP Opinion]

[Separately Distributed]

EXHIBIT D-1
to Financing Agreement

FORM OF NOTICE OF BORROWING

[DATE]

TO:        UFJ BANK LIMITED
               55 East 52nd Street
               New York, NY 10055
               Telephone: (212) 339-6392
               Telecopy: (212) 754-2368
               Attention: Marlin Chin, Vice President,
               Loan Administration Department

FROM:                Catamount Sweetwater Holdings LLC (the "Borrower")

RE:                       Notice of Borrowing No.[INSERT NUMBER AND TRANCHE]

              This Notice of Borrowing is delivered to you pursuant to Section 2.1(a)(ii) of the Financing Agreement, dated as of July [__], 2005 (as amended, modified and supplemented and in effect from time to time, the "Financing Agreement"), among the Borrower, UFJ Bank Limited, as the Administrative Agent (the "Administrative Agent"), Bayerische Landesbank, as the Syndication Agent and the Collateral Agent (the "Collateral Agent" and, together with the Administrative Agent, the "Agents"), and the lenders from time to time party thereto. The Borrower hereby requests a Borrowing as described below and certifies to the Agents that the statements contained in items (d) through (g) below are true and correct in all material respects. Capitalized terms used but not defined herein shall have the meanings given to them in Exhibit A to the Financing Agreement.

  The estimated date of the requested Borrowing is [__________] which is a Business Day.
  The aggregate principal amount of the requested Borrowing of the Loans in respect of [the relevant Project] (the "Current Project"), [the relevant Project Entity] and [the relevant Subsidiary Guarantor] is $[________], of which amount (A) $[ ] will be the aggregate principal amount of the Base Rate Loans and (B) $[ ] will be the aggregate principal amount of the LIBO Loans, with an Interest Period equal to [one, three, six or twelve months].
  A sufficient amount of the Total Loan Commitment remains available to finance the requested Borrowing herein.
  No Default or Event of Default has occurred and is continuing.
  All representations and warranties relating to the Current Project set forth in Sections 4.1 and 4.2 of the Financing Agreement and any Financing Documents to which the relevant Subsidiary Guarantor is a party are true and correct in all material respects as of the date of the requested Borrowing (or, if any representation or warranty is stated to have been made as of a specific date, as of such specific date).
  All Operative Documents with respect to the Current Project are or will on the Funding Date be in full force and effect.
  Each other condition to the Borrowing set forth in Section 3.2 of the Financing Agreement has been satisfied as of the date hereof or waived in writing by the Agents and the Lenders or shall be satisfied as of the date of the requested Borrowing or waived in writing by the Agents and the Lenders.

              Please wire transfer the proceeds of the Borrowing to the accounts of the following Persons at the financial institutions indicated respectively.

Amount to be Transferred	Person to be Paid Name of Payee	Account No.	Name, Address, ABA#, and Attn: For Bank
$______________	_____________	______________	___________________ ___________________ Attention:
$______________	_____________	______________	___________________
___________________ ___________________ Attention:
Balance of such proceeds	_____________	________________	___________________ ___________________ Attention:
[SIGNATURE TO FOLLOW] IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing on the date first set forth above.
CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company By: Name: Title:

EXHIBIT D-2
to Financing Agreement

FORM OF CONFIRMATION OF INTEREST PERIOD SELECTION

TO:                      UFJ Bank Limited, as the Administrative Agent

FROM:                CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company (the "Borrower")

DATE:

  This Confirmation of Interest Period Selection is delivered to you pursuant to Section 2.1(b)(iv) of the Financing Agreement, dated as of July [__], 2005, among the Borrower, UFJ Bank Limited, as the Administrative Agent, Bayerische Landesbank, as the Syndication Agent and the Collateral Agent, and the Lenders from time to time parties thereto (as amended, modified and supplemented and in effect from time to time, the "Financing Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in Exhibit A to the Financing Agreement.
  We hereby confirm with respect to the [LIBO][Base Rate] Loan in the principal amount of $____________________, the current Interest Period with respect to which ends on ____________, 20__ and as such, we have selected a new Interest Period in respect of such [LIBO] [Base Rate] Loan, effective as of____________, 20__, as specified below:

                         Interest Period:

[SIGNATURE TO FOLLOW]

Yours very truly, CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company By: Name: Title:

EXHIBIT D-3
to Financing Agreement

FORM OF MANDATORY PREPAYMENT NOTICE

[DATE]

TO:                      Catamount Sweetwater Holdings LLC (the "Borrower")
                             71 Allen Street, Suite 101
                             Rutland, VT 05701
                             Telephone: (802) 772-6730
                             Facsimile: (802) 772-6799
                             Attention: Sybil Cioffi

FROM:                UFJ Bank Limited, as the Administrative Agent

    This mandatory prepayment notice is delivered to you pursuant to Section 2.1(g)(ii)[(B)/(C)/[__]] of the Financing Agreement, dated as of July [__], 2005, among the Borrower, UFJ Bank Limited, as the Administrative Agent, Bayerische Landesbank, as the Syndication Agent and the Collateral Agent, and the Lenders from time to time parties thereto (as amended, modified and supplemented and in effect from time to time, the "Financing Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in Exhibit A to the Financing Agreement.
    We hereby require, within five (5) Business Days of your receipt of this notice, the deposit of $[________] into the Revenue Account, for application in accordance with Section 7.2(a) of the Financing Agreement, which is equal to the amount by which the sum of the Project Loan Balance (or the portion thereof required to be prepaid) for the Funded Project to which such prepayment relates, interest thereon plus the Additional Amounts, if any, with respect thereto exceeds Available Cash, as provided in such Section 2.1(g)(ii)[(B)/(C)] of the Financing Agreement.

[SIGNATURES TO FOLLOW]

Yours very truly, UFJ Bank Limited, as the Administrative Agent By: Name: Title:

EXHIBIT E-2
to Financing Agreement

Form of SECURITY AGREEMENT

[Separately Distributed].

EXHIBIT E-3
to Financing Agreement

Form of MEMBER PLEDGE

[Separately Distributed]

EXHIBIT E-4
to Financing Agreement

Form of SUBORDINATION AGREEMENT

[Separately Distributed]

EXHIBIT E-5
to Financing Agreement

Form OF SUBSIDIARY GUARANTY

[Separately Distributed]

EXHIBIT E-6
to Financing Agreement

Form of LLC EXPOSURE GUARANTEE

[Separately Distributed]

EXHIBIT E-7
to Financing Agreement

Form of ACCOUNT CONTROL AGREEMENT

[Separately Distributed]

EXHIBIT E-8
to Financing Agreement

Form of pOWER OF ATTORNEY

[Separately Distributed]

EXHIBIT G-1(a)
To Financing Agreement

FORM OF BORROWER'S CLOSING CERTIFICATE

CATAMOUNT SWEETWATER HOLDINGS LLC

CLOSING CERTIFICATE
July [__], 2005

               I, [________], [___________________] of Catamount Sweetwater Holdings LLC, a Vermont limited liability company (the "Borrower"), pursuant Section 3.1 of the Financing Agreement dated as of July [__], 2005 (the "Financing Agreement"), among the Borrower, UFJ Bank Limited, as the administrative agent (the "Administrative Agent"), Bayerische Landesbank, as collateral agent and syndication agent for the Lenders (collectively, in such capacities, the "Collateral Agent" and, together with the Administrative Agent, the "Agents") and each of the financial institutions party thereto or who later become a party thereto (the "Lenders"), DO HEREBY CERTIFY on behalf of the Borrower as follows:

  Each representation and warranty of the Borrower set forth in Section 4.1 of the Financing Agreement is true and correct in all material respects as of the date of this Closing Certificate (or, if any such representation or warranty is stated to have been made as of a specific date, as of such specific date).
  No Default or Event of Default has occurred or is continuing as of the date hereof.
  Except as set forth in Exhibit H-2 to the Financing Agreement, no material action, suit, proceeding or investigation has been instituted or threatened against the Borrower which could reasonably be expected to result in a Material Adverse Effect.
  No action, suit, proceeding or investigation has been instituted or, to Borrower's Knowledge, threatened, and no order, judgment or decree has been issued or, to Borrower's Knowledge, proposed to be issued by any Governmental Authority that, solely as a result of entering into the Financing Documents, would cause or deem (i) the Agents or the other Lenders or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA, any financial, organizational or rate regulation as a "public utility" under relevant State laws, or under any other State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities; or (ii) the Borrower or any Project Entity to be subject to, or not exempted from, regulation under the FPA, any financial, organizational or rate regulation as a "public utility" under relevant State laws, under any other State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities and under PUHCA, other than regulation under Section 9(a)(2) of PUHCA.
  The Borrower has paid in full all amounts (including, but not limited to, the Upfront Fee) required to be paid to or deposited with the Agents or any Lender on the Closing Date, and all taxes, fees and other costs payable in connection with the execution, delivery and filing of the documents and instruments required to be filed as a condition precedent under Section 3.1 of the Financing Agreement, or other arrangements, acceptable to the Agents and the Lenders, therefor have been made by Borrower.

[SIGNATURE TO FOLLOW]

               IN WITNESS WHEREOF, the undersigned has duly executed this Closing Certificate as of the first date written above.

CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company By: Name: Title:

EXHIBIT G-1(b)
To Financing Agreement

FORM OF BORROWER'S BORROWING DATE CERTIFICATE

CATAMOUNT SWEETWATER HOLDINGS LLC

BORROWING DATE CERTIFICATE
[__________], 200_

               I, [________], [___________________] of Catamount Sweetwater Holdings LLC, a Vermont limited liability company (the "Borrower"), pursuant to the Section 3.2 of the Financing Agreement dated as of July [__], 2005 (the "Financing Agreement"), among the Borrower, UFJ Bank Limited, as administrative agent (in such capacity, the "Administrative Agent"), Bayerische Landesbank, as syndication agent and collateral agent for the Lenders (in such capacities, the "Collateral Agent" and, together with the Administrative Agent, the "Agents") and each of the financial institutions party thereto or who later become a party thereto (the "Lenders"), DO HEREBY CERTIFY on behalf of the Borrower as follows that to my knowledge:

  Each representation and warranty of Borrower set forth in Section 4.1 of the Financing Agreement and each representation and warranty under Section 4.2 of the Financing Agreement with respect to the [_____] Project (the "Current Project") is true and correct in all material respects as of the date hereof (unless such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date).
  No Default or Event of Default has occurred and is continuing or will result from the making of the Loan requested under the Financing Agreement as of the date hereof.
  The percentage of [_____]'s (the "Subsidiary Guarantor") required equity contribution in [_____] [the "Project Entity") that is funded by the requested Loans is __%.
  Attached hereto as Exhibit A is a list of (a) each Project Document to which the Project Entity is a party, and any existing supplements or amendments thereto, and (b) other agreements which could reasonably be considered material to the operational phase of the Current Project Any of such Project Documents, supplements or amendments or other agreements not previously delivered to the Agents or their counsel are delivered herewith. All Financing Documents, Project Documents and supplements or amendments thereto and other agreements listed on Exhibit A with respect to the Current Project executed and effective for the Current Project are in full force and effect with no default or event of default existing thereunder. With respect to the relevant Collateral Documents, all appropriate financing statements have been properly filed in each jurisdiction so requested to perfect and protect the Liens created thereby.
  Attached hereto as Exhibit B is a list of all Applicable Permits that are required to have been obtained by this date in order to operate the Current Project. Copies of all Applicable Permits have been delivered to the Agents.
  No action, suit, proceeding or investigation has been instituted or threatened in written form, and no order, judgment or decree has been issued or, to Borrower's knowledge, is proposed to be issued by any Governmental Authority that, solely as a result of the construction, ownership, leasing or operation of the Current Project, the sale of electricity therefrom or the entering into of any Operative Document with respect thereto or any transaction contemplated hereby or thereby, would cause or deem (i) any Agent or the other Lenders or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA, any financial, organizational or rate regulation as a "public utility" under the relevant State laws, or under any other State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities; or (ii) the Borrower or the Subsidiary Guarantor for the Current Project to be subject to, or not exempted from, regulation under any financial, organizational or rate regulation as a "public utility" under the relevant State laws, under any other State laws and regulations respecting the rates or the financial or organizational regulation of electric utilities and under PUHCA, other than regulation under Section 9(a)(2) of PUHCA.
  All amounts required to be paid to or deposited with any Agent or any Lender, and all taxes, fees and other costs payable in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent to Section 3.2 of the Financing Agreement, have been paid in full as of the date hereof (or shall be paid concurrently with such Borrowing), or arrangements for the payment thereof acceptable to the Agents and the Lenders have been made.
  Attached hereto as Exhibit C is the Base Case Forecast incorporating the revenue and operating expenses projections for the Current Project.
  Attached hereto as Exhibit D is the Annual Operating Budget approved by the Project Entity.
  The Project Entity has obtained all titles, leaseholds, easements, rights of way and/or other real estate property interests necessary to own and operate the Current Project.
  Each of the Borrower, the Subsidiary Guarantor related to the Current Project and the Project Entity have complied with the requirements of Section 32 of PUHCA, as added by Section 711 of the Energy Policy Act of 1992, to the extent applicable to such entity, such that the Project Entity is an "exempt wholesale generator".
  As of [the relevant Borrowing Date], all conditions precedent to funding under the Equity Capital Contribution Agreement relating to the Sweetwater 3 Project Entity have been satisfied or waived in accordance with Section 3.2(gg) of the Financing Agreement. [FOR THE TRANCHE B BORROWING DATE ONLY]
  All Existing Bank Accounts have been closed.
  Other than changes with respect to previously Funded Project as to which no representation is being made, no Material Adverse Change with respect to the Borrower has occurred or is continuing since the later to occur of (A) the Closing Date and (B) the immediately preceding Borrowing Date.

[SIGNATURE TO FOLLOW]

               IN WITNESS WHEREOF, the undersigned have duly executed this Borrowing Date Certificate as of the first date written above.

CATAMOUNT SWEETWATER HOLDINGS LLC, a Vermont limited liability company By: Name: Title:

EXHIBIT G-2
To Financing Agreement

FORM OF ENVIRONMENTAL CONSULTANT'S CERTIFICATE

[Separately Distributed]

EXHIBIT G-3
To Financing Agreement

FORM OF INDEPENDENT ENGINEER'S CERTIFICATE

[Separately Distributed]

EXHIBIT G-4
To Financing Agreement

FORM OF INSURANCE CONSULTANT'S CERTIFICATE

[Separately Distributed]

EXHIBIT G-5
To Financing Agreement

FORM OF WIND CONSULTANT'S CERTIFICATE

[Separately Distributed]

EXHIBIT G-6
To Financing Agreement

FORM OF TRANSMISSION CONSULTANT'S CERTIFICATE

[Separately Distributed]

EXHIBIT H-1(a)
to Financing Agreement

CLOSING DATE BASE CASE FORECAST; OPERATIVE ASSUMPTIONS

[To Come]

EXHIBIT H-1(b)
to Financing Agreement

BORROWING DATE BASE CASE FORECAST; OPERATIVE ASSUMPTIONS

To be provided on a Borrowing Date.

EXHIBIT H-2
to Financing Agreement

MATERIAL ACTIONS OR PROCEEDINGS

None.

EXHIBIT I
to Financing Agreement

Lenders / Lending Offices

Bayerische Landesbank
560 Lexington Avenue
New York, NY 10022

UFJ Bank Limited
55 East 52nd Street
New York, NY 10055

EXHIBIT J
to Financing Agreement

SCHEDULE OF LENDER COMMITMENTS

Lender                                                            Commitment Percentage

Bayerische Landesbank                                   50%

UFJ Bank Limited                                           50%

EXHIBIT K
to Financing Agreement

PERMITTED LOAN BALANCE PERCENTAGE SCHEDULE

[To Come]

EXHIBIT L-1
To Financing Agreement

WITHHOLDING CERTIFICATE (TREATY)

Date:

Catamount Sweetwater Holdings LLC, as the Borrower

Attention: Sybil Cioffi

              In connection with the Financing Agreement, dated on or about July [__], 2005, among Catamount Sweetwater Holdings LLC, a Vermont limited liability company (the "Borrower"), UFJ Bank Limited, as administrative agent, Bayerische Landesbank, as syndication agent and collateral agent, and the Lenders from time to time parties thereto (as amended, modified and supplemented and in effect from time to time, the "Financing Agreement"), the undersigned hereby certifies, represents and warrants that                  is a                                       and is currently exempt from, or is subject to a reduced rate of __% in lieu of, any U.S. Federal Withholding tax otherwise imposed on amounts paid to it from United States sources under the Financing Agreement, by virtue of compliance with the provisions of the Income Tax Convention between the United States and                                   .

              The undersigned (a) is a                                    organized under the laws of                                    whose registered business is managed or controlled in                             , (b) [does not have a permanent establishment or fixed base in the United States] [does have a permanent establishment or fixed base in the United States but the Financing Agreement is not effectively connected with such permanent establishment or fixed base], and (c) is the beneficial owner of the income.

              We enclose two signed copies of Form W-8BEN of the U.S. Internal Revenue Service, certifying that the undersigned is entitled to claim the tax treaty benefit with respect to U.S. withholding on payments under the Financing Agreement.

Enclosures	Yours faithfully, By: Name: Title:

EXHIBIT L-2
To Financing Agreement

WITHHOLDING CERTIFICATE (EFFECTIVELY CONNECTED)

Date:

Catamount Sweetwater Holdings LLC, as the Borrower

Attention: Sybil Cioffi

              In connection with the Financing Agreement, dated on or about July [__], 2005, among Catamount Sweetwater Holdings LLC, a Vermont limited liability company (the "Borrower"), UFJ Bank Limited, as administrative agent, Bayerische Landesbank, as syndication agent and collateral agent, and the Lenders from time to time parties thereto (as amended, modified and supplemented and in effect from time to time, the "Financing Agreement"), the undersigned hereby certifies, represents and warrants that                              is entitled to exemption from withholding tax on payments to it under the provisions of Section 1441(c)(1) or 1442 of the Internal Revenue Code of 1986, as amended, of the United States of America, relating to income which is effectively connected with the conduct of a trade or business within the United States.

              We enclose two signed copies of Form W-8ECI of the U.S. Internal Revenue Service.

Enclosures	Yours faithfully, By: Name: Title:

EXHIBIT L-3
To Financing Agreement

WITHHOLDING CERTIFICATE (PORTFOLIO INTEREST)

Date:

Catamount Sweetwater Holdings LLC, as the Borrower

Attention: Sybil Cioffi

              In connection with the Financing Agreement, dated on or about July [__], 2005, among Catamount Sweetwater Holdings LLC, a Vermont limited liability company (the "Borrower"), UFJ Bank Limited, as administrative agent, Bayerische Landesbank, as syndication agent and collateral agent, and the Lenders from time to time parties thereto (as amended, modified and supplemented and in effect from time to time, the "Financing Agreement"), the undersigned hereby certifies, represents and warrants that the undersigned: (a) is a corporation organized under the laws of                              whose registered business is managed or controlled in                             , (b) does not have a permanent establishment or fixed base in the United States or otherwise conduct a trade or business in the United States to which the Financing Agreement or income therefrom is effectively connected, (c) is the beneficial owner of the interest income which arises from its share of the interest income arising from the Financing Agreement, (d) does not own an equity interest in the Borrower of 10% or more, directly or indirectly, taking into account the ownership rules specified in Section 871(h)(3)(B) and (C) of the Internal Revenue Code of 1986, as amended (the "Code"), (e) is not a related party to the Borrower, taking into account the rules of Section 864(d)(4) of the Code, and (f) is not a bank that has entered into the Financing Agreement in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code.

              We enclose two signed copies of Form W-8BEN.

Enclosures	Yours faithfully, By: Name: Title:

EXHIBIT M
to Financing Agreement

Form of isda swap documentation

[Separately Distributed]

SCHEDULE 3.2(ff)
to Financing Agreement

Chittenden Bank

Catamount Sweetwater 1 LLC                       015255005
Catamount Sweetwater 2 LLC                       015262710

ANNEX 1
to Financing Agreement

ACCOUNT INFORMATION

UFJ BANK LIMITED:

Payment details via Federal Reserve to:

UFJ Bank Limited, New York
ABA no.: 026 009 823
Account Number: 999315 SND (Clearing-Loans)
Attn: Loan Administration Department
Re: Catamount Sweetwater

Marlin Chin
Vice President
Loan Administration Department
(P) 212-339-6392
(F) 212-754-2368
55 East 52nd Street
New York, NY 10055

BAYERISCHE LANDESBANK:

Wachovia Bank N.A.
Fed ABA#: 026 005 092
Account Number: 20001 9353 0090
Account Name: Bayerische Landesbank NY
Reference: Catamount Sweetwater Holdings LLC/Loan Admin

Attention: Patricia Sanchez - Vice President
(Ph) 212-310-9810
(Fax) 212-310-9130
e-mail: psanchez@bayernlbny.com

(Multicurrency Cross Border)

ISDA®
International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of

-------------------------------------------------- and --------------------------------------------------

have entered andlor anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows: --

1.      Interpretation

(a)     Definitions. The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)     Inconsistency. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)     Single Agreement. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2.      Obligations

(a)     General Conditions.

(i)  Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)  Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)  Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

(b)     Change of Account. Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)     Netting. If on any date amounts would otherwise be payable: --

(i)  in the same currency; and

(ii)  in respect of the same Transaction,

by each party to the other, then, on such date, each party's obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction. The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date). This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)     Deduction or Withholding for Tax.

(i)  Gross-Up. All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect. If a party is so required to deduct or withhold, then that party ("X") will: --

  promptly notify the other party ("Y") of such requirement;
  pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;
  promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and
  if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required. However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for: --

               (A) the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

               (B) the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)  Liability. If: --

    X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);
    X does not so deduct or withhold; and
    a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)     Default Interest; Other Amounts. Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed. If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.     Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that: --

(a)     Basic Representations.

(i)  Status. It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii)  Powers. It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorize such execution, delivery and performance;

(iii)  No Violation or Conflict. Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)  Consents. All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)  Obligations Binding. Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)     Absence of Certain Events. No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party

(c)     Absence of Litigation. There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)     Accuracy of Specified Information. All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)     Payer Tax Representation. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)     Payee Tax Representations. Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.     Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party: --

(a)     Furnish Specified Information. It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs: --

(i)  any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)  any other documents specified in the Schedule or any Confirmation; and

(iii)  upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)     Maintain Authorisations. It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)     Comply with Laws. It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)     Tax Agreement. It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)     Payment of Stamp Tax. Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located ("Stamp Tax Jurisdiction") and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party's execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.     Events of Default and Termination Events

(a)     Events of Default. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an "Event of Default") with respect to such party: --

(i)  Failure to Pay or Deliver. Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii)  Breach of Agreement. Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii)  Credit Support Default.

  Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;
  the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or
  the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv)  Misrepresentation. A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)  Default under Specified Transaction. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)  Cross Default. If "Cross Default" is specified in the Schedule as applying to the party, the occurrence or existence of(1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii)  Bankruptcy. The party, any Credit Support Provider of such party or any applicable Specified Entity of such party: --

  is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)  Merger Without Assumption. The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer: --

  the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or
  the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)     Termination Events. The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below: --

(i)  Illegality. Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party): --

  to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or
  to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii)  Tax Event. Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii)  Tax Event Upon Merger. The party (the "Burdened Party") on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv)  Credit Event Upon Merger. If "Credit Event Upon Merger" is specified in the Schedule as applying to the party, such party ("X"), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v)  Additional Termination Event. If any "Additional Termination Event" is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)     Event of Default and Illegality. If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.     Early Termination

(a)     Right to Terminate Following Event of Default. If at any time an Event of Default with respect to a party (the "Defaulting Party") has occurred and is then continuing, the other party (the "Non-defaulting Party") may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions. If, however, "Automatic Early Termination" is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(l), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)     Right to Terminate Following Termination Event.

(i)  Notice. If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii)  Transfer to Avoid Termination Event. If either an Illegality under Section 5(bXi)(I) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(bXi) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party's policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)  Two Affected Parties. If an Illegality under Section 5(b)(i)(l) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv)  Right to Terminate. If: --

  a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or
  an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party,

either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)     Effect of Designation.

(i)  If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)  Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement. The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)     Calculations.

(i)  Statement. On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid. In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii)  Payment Date. An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event). Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)     Payments on Early Termination. If an Early Termination Date occurs, the following provisions shall apply based on the parties' election in the Schedule of a payment measure, either "Market Quotation" or "Loss", and a payment method, either the "First Method" or the "Second Method". If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that "Market Quotation" or the "Second Method", as the case may be, shall apply. The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i)  Events of Default. If the Early Termination Date results from an Event of Default: --

  First Method and Market Quotation. If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.
  First Method and Loss. If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party's Loss in respect of this Agreement.
  Second Method and Market Quotation. If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.
  Second Method and Loss. If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party's Loss in respect of this Agreement. If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii)  Termination Events. If the Early Termination Date results from a Termination Event: --

  One Affected Party. If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(eXi)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.
  Two Affected Parties. If there are two Affected Parties: --

               (A) if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount ("X") and the Settlement Amount of the party with the lower Settlement Amount ("Y") and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

                (B) if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss ("X") and the Loss of the party with the lower Loss ("Y").

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii)  Adjustment for Bankruptcy. In circumstances where an Early Termination Date occurs because "Automatic Early Termination" applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)  Pre-Estimate. The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty. Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.     Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that: --

(a)     a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)     a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.     Contractual Currency

(a)     Payment in the Contractual Currency. Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the "Contractual Currency"). To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement. If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall. If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)     Judgments. To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (1) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)     Separate Indemnities. To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)     Evidence of Loss. For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.     Miscellaneous

(a)     Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)     Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)     Survival of Obligations. Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)     Remedies Cumulative. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)     Counterparts and Confirmations.

(i)  This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii)  The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise). A Confirmation shall be entered into as soon as practicable and may be executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement. The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)     No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)     Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.     Offices; Multibranch Parties

(a)     If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office. This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)     Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)     If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.     Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.     Notices

(a)     Effectiveness. Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated: --

(i)  if in writing and delivered in person or by courier, on the date it is delivered;

(ii)  if sent by telex, on the date the recipient's answerback is received;

(iii)  if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender's facsimile machine);

(iv)  if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)  if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)     Change of Addresses. Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.     Governing Law and Jurisdiction

(a)     Governing Law. This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)     Jurisdiction. With respect to any suit, action or proceedings relating to this Agreement ("Proceedings"), each party irrevocably: --

(i)  submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii)  waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)     Service of Process. Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings. If for any reason any party's Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party. The parties irrevocably consent to service of process given in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)     Waiver of Immunities. Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.     Definitions

As used in this Agreement: --

"Additional Termination Event" has the meaning specified in Section 5(b).

"Affected Party" has the meaning specified in Section 5(b).

"Affected Transactions" means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

"Affiliate" means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Applicable Rate" means: --

(a) in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b) in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c) in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d) in all other cases, the Termination Rate.

"Burdened Party" has the meaning specified in Section 5(b).

"Change in Tax Law" means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

"consent" includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

"Credit Event Upon Merger" has the meaning specified in Section 5(b).

"Credit Support Document" means any agreement or instrument that is specified as such in this Agreement

"Credit Support Provider" has the meaning specified in the Schedule.

"Default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

"Early Termination Date" means the date determined in accordance with Section 6(a) or 6(b)(iv).

"Event of Default" has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

"Illegality" has the meaning specified in Section 5(b).

"Indemnifiable Tax" means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

"law" includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and "lawful" and "unlawful" will be construed accordingly.

"Local Business Day" means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(aXi), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b)in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(aXi), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

"Loss" means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them). Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies. Loss does not include a party's legal fees and out-of-pocket expenses referred to under Section 11. A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable. A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

"Market Quotation" means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers. Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the "Replacement Transaction") that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date. For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included. The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree. The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date. The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other. If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values. If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations. For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded. If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

"Non-default Rate" means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

"Non-defaulting Party" has the meaning specified in Section 6(a).

"Office" means a branch or office of a party, which may be such party's head or home office.

"Potential Event of Default" means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

"Reference Market-makers" means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

"Relevant Jurisdiction" means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

"Scheduled Payment Date" means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

"Set-off" means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

"Settlement Amount" means, with respect to a party and any Early Termination Date, the sum of: --

(a) the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b) such party's Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result

"Specified Entity" has the meanings specified in the Schedule.

"Specified Indebtedness" means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

"Specified Transaction" means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

"Stamp Tax" means any stamp, registration, documentation or similar tax.

"Tax" means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

"Tax Event" has the meaning specified in Section 5(b).

"Tax Event Upon Merger" has the meaning specified in Section 5(b).

"Terminated Transactions" means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if "Automatic Early Termination" applies, immediately before that Early Termination Date).

"Termination Currency" has the meaning specified in the Schedule.

"Termination Currency Equivalent" means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the "Other Currency"), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date. The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

"Termination Event" means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

"Termination Rate" means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

"Unpaid Amounts" owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate. Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed. The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

(Name of Party)	(Name of Party)
By: Name: Title: Date:	By: Name: Title: Date:

(Multicurrency Cross Border)

ISDA®
International Swap Dealers Association, Inc.

SCHEDULE
to the
Master Agreement

dated as of

between                                                                           and
                                ("Party A")                                                                   ("Party B")

Part 1.   Termination Provisions.

(a)    "Specified Entity" means in relation to Party A for the purpose of: --

         Section 5(a)(v),
         Section 5(a)(vi),
         Section 5(a)(vii),
         Section 5(b)(iv),

and in relation to Party B for the purpose of: --

         Section 5(a)(v),
         Section 5(a)(vi),
         Section 5(a)(vii),
         Section 5(b)(iv),

(b)     "Specified Transaction" will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here

(c)     The "Cross Default" provisions of Section 5(a)(vi) will/will not * apply to Party A will/will not * apply to Party B

If such provisions apply: --

"Specified Indebtedness" will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here

     *   Delete as applicable.

"Threshold Amount" means

(d)     The "Credit Event Upon Merger" provisions of Section 5(b)(iv) will/will not * apply to Party A will/will not * apply to Party B

(e)     The "Automatic Early Termination" provision of Section 6(a) will/will not * apply to Party A will/will not * apply to Party B

(f)     Payments on Early Termination. For the purpose of Section 6(e) of this Agreement: --

         (i)   Market Quotation/Loss * will apply.
         (ii) The First Method/The Second Method * will apply.

(g)     "Termination Currency" means                                        , if such currency is specified and freely available, and otherwise United States Dollars.

(h)     Additional Termination Event will/will not apply*. The following shall constitute an Additional Termination Event: --

For the purpose of the foregoing Termination Event, the Affected Party or Affected Parties shall be: --

Part 2.   Tax Representations.

(a)     Payer Representations. For the purpose of Section 3(e) of this Agreement, Party A will/will not* make the following representation and Party B will/will not* make the following representation: --

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)     Payee Representations. For the purpose of Section 3(f) of this Agreement, Party A and Party B make the representations specified below, if any:

(i)  The following representation will/will not* apply to Party A and will/will not apply to Party B: --

It is fully eligible for the benefits of the "Business Profits" or "Industrial and Commercial Profits" provision, as the case may be, the "Interest" provision or the "Other Income" provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.

     *   Delete as applicable.

If such representation applies, then: --

"Specified Treaty" means with respect to Party A

"Specified Jurisdiction" means with respect to Party A

"Specified Treaty" means with respect to Party B

"Specified Jurisdiction" means with respect to Party B

(ii)  The following representation will/will not* apply to Party A and will/will not* apply to Party B: --

Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the Specified Jurisdiction.

If such representation applies, then: --

"Specified Jurisdiction" means with respect to Party A

"Specified Jurisdiction" means with respect to Party B

(iii)  The following representation will/will not* apply to Party A and will/will not* apply to Party B: --

(A) It is entering into each Transaction in the ordinary course of its trade as, and is, either (1) a recognized U.K. bank or (2) a recognised U.K. swaps dealer (in either case (1) or (2), for purposes of the United Kingdom Inland Revenue extra statutory concession C17 on interest and currency swaps dated March 14, 1989), and (B) it will bring into account payments made and received in respect of each Transaction in computing its income for United Kingdom tax purposes.

(iv)  Other Payee Representations: --

N.B. The above representations may need modification if either party is a Multibranch Party.

     *   Delete as applicable.

Part 3.   Agreement to Deliver Documents.

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each party agrees to deliver the following documents, as applicable: --

(a) Tax forms, documents or certificates to be delivered are: --

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

(b) Other documents to be delivered are: --
Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Yes/No*
Yes/No*
Yes/No*
Yes/No*
Yes/No*

Part 4.   Miscellaneous.

(a)     Addresses for Notices. For the purpose of Section 12(a) of this Agreement: --

          Address for notices or communications to Party A: --
          Address:
          Attention:
          Telex No:                                                             Answerback:
          Facsimile No:                                                      Telephone No:
          Electronic Messaging System Details:

          Address for notices or communications to Party B: --

          Address:
          Attention:
          Telex No:                                                             Answerback:

     *   Delete as applicable.

          Facsimile No:                                                      Telephone No:
          Electronic Messaging System Details:

(b)     Process Agent. For the purpose of Section 13(c) of this Agreement: --

          Party A appoints as its Process Agent

          Party B appoints as its Process Agent

(c)     Offices. The provisions of Section 10(a) will/will not* apply to this Agreement.

(d)     Multibranch Party. For the purpose of Section 10(c) of this Agreement: --

Party A is/is not* a Multibranch Party and, if so, may act through the following Offices: --

Party B is/is not* a Multibranch Party and, if so, may act through the following Offices: --

(e)     Calculation Agent. The Calculation Agent is                                                                      , unless otherwise specified in a Confirmation in relation to the relevant Transaction.

(f)     Credit Support Document. Details of any Credit Support Document: --

(g)     Credit Support Provider. Credit Support Provider means in relation to Party A,

Credit Support Provider means in relation to Party B,

(h)     Governing Law. This Agreement will be governed by and construed in accordance with English law/the laws of the State of New York (without reference to choice of law doctrine) *.

     *   Delete as applicable.

(i)     Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will not apply to the following Transactions or groups of Transactions (in each case starting from the date of this Agreement/in each case starting from                                                *)

(j)     "Affiliate" will have the meaning specified in Section 14 of this Agreement unless another meaning is specified here

Part 5.     Other Provisions.

     *   Delete as applicable.

ISDA® 1992